Exhibit 2.1

AGREEMENT AND PLAN OF MERGER
AMONG
ZEBRA TECHNOLOGIES CORPORATION,
WOLFDANCER ACQUISITION CORP. AND

XPLORE TECHNOLOGIES CORP.

_____________________________
Dated as of July 5, 2018

_____________________________

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SECTION 4 REPRESENTATIONS AND WARRANTIES OF PARENT AND SUB		37
4.1	Organization, Standing and Corporate Power	37
4.2	Corporate Authorization	38
4.3	Governmental Authorization	39
4.4	No Conflict	39
4.5	Information Supplied; Offer Documents	39
4.6	Litigation	39
4.7	Brokers and Finder’s Fees	40
4.8	Sufficiency of Funds	40
4.9	No Other Representations; No Reliance; Waiver	40
4.1	Ownership of Company Capital Stock	40

SECTION 5 COVENANTS AND AGREEMENTS		40
5.1	Conduct of the Company Business	40
5.2	No Control of Company’s Business	45
5.3	No Solicitation by the Company	45
5.4	Employee Matters	48

SECTION 6 ADDITIONAL COVENANTS AND AGREEMENTS		50
6.1	Rule 14d-10 Matters	50
6.2	Access to Information	51
6.3	Public Disclosure	52
6.4	Notification of Certain Matters	52
6.5	Stockholder Litigation	52
6.6	Resignations	52
6.7	Director and Officer Liability	53
6.8	Stock Exchange De-Listing and Deregistration	54
6.9	Section 16 Matters	54
6.1	Takeover Law	54
6.11	Company Credit Facility	54
6.12	Section 280G Analysis	55
6.13	Parent Consent	55
6.14	Regulatory Filings; Reasonable Best Efforts	55

SECTION 7 CONDITIONS PRECEDENT TO THE OBLIGATION OF PARTIES TO CONSUMMATE THE MERGER		56
7.1	Conditions to Obligations of Each Party to Effect the Merger	56

SECTION 8 TERMINATION, AMENDMENT AND WAIVER		57
8.1	Termination	57
8.2	Effect of Termination	58
8.3	Fees and Expenses	59
8.4	Notice of Termination	59
8.5	Amendment	59
8.6	Waiver	59

SECTION 9 MISCELLANEOUS		59
9.1	No Survival	59
9.2	Notices	59
9.3	Entire Agreement	60

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9.4	Governing Law	60
9.5	Binding Effect; No Assignment; No Third-Party Beneficiaries	60
9.6	Counterparts	61
9.7	Severability	61
9.8	Company Transaction Engagements	61
9.9	Submission to Jurisdiction; Waiver	62
9.1	Enforcement	62
9.11	No Waiver; Remedies Cumulative	63
9.12	Waiver of Jury Trial	63

SECTION 10 DEFINITIONS		63
10.1	Certain Definitions	63
10.2	Other Definitional and Interpretative Provisions	73

EXHIBITS

Exhibit A:  Form of Support Agreement
Exhibit B:  Certificate of Incorporation of Surviving Corporation
Exhibit C:  By-Laws of Surviving Corporation
Annex I:  Conditions to the Offer
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INDEX OF DEFINED TERMS
Section

Agreement	Preamble
Antitrust Laws	3.3
Assignee	9.5(a)
Bankruptcy and Equity Exception	3.2(a)
Book-Entry Share	2.1(c)
Capitalization Date	3.5(a)
Certificate	2.1(c)
Certificate of Merger	1.4
Closing	1.5
Closing Date	1.5
Code	1.1(i)
Collective Bargaining Agreements	3.18(a)
Company	Preamble
Company 401(k) Plan	5.4(g)
Company Adverse Recommendation Change	5.3(c)
Company Board	Preamble
Company Board Recommendation	3.2(b)
Company Charter Documents	3.1(c)
Company Common Stock	Recitals
Company Disclosure Letter	3
Company Equity Plan	2.4(d)
Company Financial Statements	3.7(b)
Company Furnished Documents	3.7(a)
Company Insurance Policies	3.20(a)
Company Material Contracts	3.12(a)
Company Option	2.4(b)
Company Preferred Stock	3.5(a)
Company Qualified Plan	3.17(b)
Company Real Property Lease	3.14(b)
Company Related Persons	3.25
Company Representatives	5.3(a)
Company RSU	2.4(c)
Company SEC Documents	3.7(a)
Company Securities	5.1(b)(ii)
Company Transaction Engagements	9.8
Company’s Counsel	9.8
Compensation Committee	6.1
Covered Employees	5.4(a)
DGCL	Preamble
Dissenting Shares	2.3(a)
EDGAR	3
Effective Time	1.4
Exchange Agent	2.2(a)

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Exchange Fund	2.2(a)
Expiration Time	1.1(d)
Fully Diluted Shares	10.2(a)
Indemnified Party	6.8(a)
Initial Expiration Time	1.1(d)
Maximum Premium	6.7(b)
Merger	Recitals
Minimum Condition	10.2(a)
Moody’s	2.2(a)
NASDAQ	1.1(e)(ii)
OFAC	3.21(c)
Offer	Recitals
Offer Acceptance Time	1.1(b)
Offer Conditions	1.1(b)
Offer Documents	1.1(h)
Offer Price	Recitals
Offer to Purchase	1.1(c)
Parent	Preamble
Parent 401(k) Plan	5.4(g)
Parent Board	Recitals
Parent Disclosure Letter	4
Parent Employee Benefit Plan	5.4(e)
Parent Related Persons	3.25
Parent Representatives	5.3(a)
Per Share Merger Consideration	2.1(c)
Pre-Approved Equity	3.5(b)
Registered Company IP	3.15(a)
Restraints	7.1(a)
Risk Factors	3
S&P	2.2(a)
Schedule 14D-9	1.2(a)
Schedule TO	1.1(h)
SEC Documents Date	3.7(a)
Stockholder Litigation	6.6
Sub	Preamble
Sub Common Stock	2.1
Support Agreements	Recitals
Surviving Corporation	1.3(a)
Takeover Laws	3.24
Termination Date	8.1(b)
Transaction Board Members	9.8
Transactions	Preamble

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AGREEMENT AND PLAN OF MERGER
THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of July 5, 2018, is among Zebra Technologies Corporation (“Parent”), a Delaware corporation, Wolfdancer Acquisition Corp. (“Sub”), a Delaware corporation and a wholly owned subsidiary of Parent, and Xplore Technologies Corp. (the “Company”), a Delaware corporation.
R E C I T A L S
WHEREAS, upon the terms and subject to the conditions set forth in this Agreement, Sub has agreed to commence a cash tender offer to acquire any and all of the outstanding shares of the common stock, par value $.001 per share, of the Company (“Company Common Stock”) for $6.00 per share (such amount, or any other amount per share paid in such offer in accordance with this Agreement, the “Offer Price”), net to the seller in cash, without interest (such offer, as may be extended and amended from time to time as permitted under, or required by, this Agreement, the “Offer”);
WHEREAS, as soon as practicable following the consummation of the Offer, upon the terms and subject to the conditions set forth in this Agreement and in accordance with Section 251(h) of the Delaware General Corporation Law (the “DGCL”), Sub will be merged with and into the Company (the “Merger”), with the Company surviving the Merger, and pursuant to the Merger each share of Company Common Stock that is not validly tendered and irrevocably accepted for purchase pursuant to the Offer (except as otherwise provided herein) will be converted into the right to receive the Offer Price, net to the seller in cash, without interest;
WHEREAS, Parent, Sub and the Company acknowledge and agree that the Merger shall be governed by and effected under Section 251(h) of the DGCL and, subject to the terms of this Agreement, effected as soon as practicable following the consummation of the Offer;
WHEREAS, the Board of Directors of the Company (the “Company Board”) has (i) duly authorized and approved the execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby (the “Transactions”), (ii) declared this Agreement advisable and (iii) recommended that the Company’s stockholders tender their shares of Company Common Stock in the Offer;
WHEREAS, the Board of Directors of Parent (the “Parent Board”) and the board of directors of Sub have each duly authorized and approved the execution, delivery and performance by each of Parent and Sub of this Agreement and the consummation by Parent and Sub of the Transactions, and the Board of Directors of Sub has declared this Agreement advisable;
WHEREAS, concurrently with the execution and delivery of this Agreement, Parent and Merger Sub have entered into support agreements, dated as of the date hereof, with each of (i) Andrea Goren, Andrax LLC and SG Phoenix, LLC, (ii) RGJ Capital, LLC, and (iii) Emerson Family Foundation, Emerson Partners, J Steven Emerson IRA, J Steven Emerson Roth IRA and J. Steven Emerson, in each case, in substantially the form set forth on Exhibit A, pursuant to which, among other things, each Stockholder party thereto has agreed to tender such Stockholder’s respective shares of Company Common Stock in the Offer as set forth therein (collectively, the “Support Agreements”); and

WHEREAS, Parent, Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and the other Transactions.
NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties covenants and agreements set forth herein, the parties hereto agree as follows:
SECTION 1

 THE TRANSACTIONS
1.1          The Offer.
(a)          Provided that this Agreement shall not have been terminated in accordance with Section 8, as promptly as practicable after the date of this Agreement but in no event more than ten Business Days after the date of this Agreement, Sub shall (and Parent shall cause Sub to) commence (within the meaning of Rule 14d-2 under the Exchange Act) the Offer.
(b)          In accordance with the terms and conditions of this Agreement, and subject only to the satisfaction or waiver (to the extent such waiver is permitted by applicable Law) of the conditions set forth in Annex I (collectively, the “Offer Conditions”) and, for the avoidance of doubt, no other conditions, Sub shall (and Parent shall cause Sub to), at or as promptly as practicable following the Expiration Time, irrevocably accept for purchase (the time of acceptance for purchase, the “Offer Acceptance Time”) and, at or as promptly as practicable following the Offer Acceptance Time (but in any event within three (3) Business Days (calculated as set forth in Rule 14d-1(g)(3) under the Exchange Act) thereafter) pay for all shares of Company Common Stock validly tendered and not properly withdrawn pursuant to the Offer.  Parent shall provide or cause to be provided to Sub, at the Offer Acceptance Time and on a timely basis at all times thereafter, the funds necessary to purchase any shares of Company Common Stock that Sub becomes obligated to purchase pursuant to the Offer.
(c)          The Offer shall be made by means of an offer to purchase (the “Offer to Purchase”) in accordance with the terms set forth in this Agreement and subject only to the Minimum Condition and the other Offer Conditions.  Sub expressly reserves the right to (i) increase the Offer Price, (ii) waive any Offer Condition other than the Minimum Condition and (iii) make any other changes to the terms and conditions of the Offer not inconsistent with the terms of this Agreement; provided, however, that unless otherwise expressly provided by this Agreement, without the prior written consent of the Company, Sub shall not, and Parent shall cause Sub not to, (A) decrease the Offer Price, (B) change the form of consideration payable in the Offer, (C) decrease the maximum number of shares of Company Common Stock sought to be purchased in the Offer, (D) impose any conditions to the Offer other than the Offer Conditions, (E) amend, modify or supplement any of the Offer Conditions (i) in a manner that adversely affects the holders of Company Common Stock or that makes such Offer Condition more difficult to satisfy or (ii) in any other circumstance, without the consent of the Company, not to be unreasonably withheld, delayed or conditioned, (F) amend, modify or waive the Minimum Condition, (G) except as otherwise required or expressly permitted by Section 1.1(e), extend or otherwise change the Expiration Time, (H) provide for any “subsequent offering period” within the meaning of Rule

14d-11 under the Exchange Act or (I) otherwise amend, modify or supplement any of the other terms of the Offer in any manner adverse to the holders of Company Common Stock.  The Offer may not be terminated prior to its scheduled Expiration Time, unless this Agreement is terminated in accordance with Section 8.
(d)          The Offer shall expire at midnight (New York City time) (i.e., one minute after 11:59 p.m. New York City time) on the date that is 20 Business Days (calculated in accordance with Rule 14d-1(g)(3) under the Exchange Act) following the commencement (within the meaning of Rule 14d-2 under the Exchange Act) of the Offer (such initial expiration date and time of the Offer, the “Initial Expiration Time”) or, if the Offer has been extended pursuant to and in accordance with Section 1.1(e), the date and time to which the Offer has been so extended (the Initial Expiration Time, or such later expiration date and time to which the Offer has been so extended, the “Expiration Time”).
(e)          Subject to the parties’ respective rights to terminate this Agreement pursuant to Section 8, Sub shall, and Parent shall cause Sub to, extend the Offer from time to time as follows:
(i)
If, at the then-scheduled Expiration Time, any of the Offer Conditions has not been satisfied or waived by Parent and Sub (to the extent such waiver is permitted under this Agreement and applicable Law), then Sub shall be required to, and Parent shall be required to cause Sub to, extend the Offer on no more than two occasions in consecutive increments of five Business Days each (each such increment to end at 5:00 p.m., New York City time, on the last Business Day of such increment) (or such other duration as may be agreed to by Parent and the Company) in order to permit the satisfaction of such Offer Condition(s); provided, however, that Sub shall not be required to extend the Offer to a date later than the Termination Date unless the breach by Parent or Sub of any of their representations and warranties set forth in this Agreement or their failure to perform any of their obligations under this Agreement has been the principal cause of or resulted in the failure of the Offer Acceptance Time to occur by the Termination Date;

(ii)	Sub shall extend the Offer for the minimum period required by applicable Law, interpretation or position of the SEC or its staff or the NASDAQ Stock Market LLC (the “NASDAQ”) or its staff; and
(iii)
if, at the then-scheduled Expiration Time, the Company brings or shall have brought any action in accordance with Section 9.9 to enforce specifically the performance of the terms and provisions of this Agreement by Parent or Sub, the Expiration Time shall be extended (A) for the period during which such action is pending or (B) by such other time period established by the court presiding over such action, as the case may be.

Sub shall not, and Parent shall not permit Sub to, extend the Offer in any manner except as required or expressly permitted pursuant to this Section 1.1(e).
(f)          The Offer Price shall be adjusted appropriately and proportionately to reflect the effect of any stock split, reverse stock split, stock dividend (including any dividend or other distribution of securities convertible into Company Common Stock), reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to Company Common Stock occurring on or after the date hereof and at or prior to the Offer Acceptance Time, and such adjustment to the Offer Price shall provide to the holders of shares of Company Common Stock the same economic effect as contemplated by this Agreement prior to such action.
(g)          In the event that this Agreement is terminated in accordance with Section 8, Sub shall (and Parent shall cause Sub to) as promptly as practicable (and in any event within 24 hours of such termination) irrevocably and unconditionally terminate the Offer, and shall not acquire any shares of Company Common Stock pursuant to the Offer and shall cause any depository acting on behalf of Parent or Sub to return, in accordance with applicable Law, all tendered shares of Company Common Stock to the registered holders thereof.
(h)          As promptly as practicable on the date of commencement of the Offer (within the meaning of Rule 14d-2 under the Exchange Act), Parent and Sub shall (i) file with the SEC a Tender Offer Statement on Schedule TO with respect to the Offer (together with all exhibits, amendments and supplements thereto, the “Schedule TO”) that will contain or incorporate by reference the Offer to Purchase and form of the related letter of transmittal (the Schedule TO, together with all documents included therein pursuant to which the Offer will be made, the “Offer Documents”) and (ii) cause the Offer Documents to be disseminated to holders of shares of Company Common Stock.  Each of Parent, Sub and the Company agrees to promptly correct any information provided by it for use in the Offer Documents if and to the extent that such information shall have become false or misleading in any material respect, and Parent further agrees to use all reasonable efforts to promptly cause the Offer Documents as so corrected to be filed with the SEC and to promptly be disseminated to holders of shares of Company Common Stock, in each case as and to the extent required by applicable Law.  The Company shall promptly furnish or otherwise make available to Parent, Sub or Parent’s legal counsel any information concerning the Company and the Company’s subsidiaries that is required by the Exchange Act to be set forth in the Offer Documents.  The Company and its counsel shall be given reasonable opportunity to review and comment on the Offer Documents prior to the filing thereof with the SEC.  Parent and Sub agree to provide the Company and its counsel with any comments (including a summary of any oral comments) that Parent, Sub or their counsel may receive from the SEC or its staff with respect to the Offer Documents promptly after receipt of such comments.  Each of Parent and Sub shall give the Company and its counsel a reasonable opportunity to participate in the response to any comments of the SEC or its staff with respect to the Offer Documents and shall respond promptly to any such comments.
(i)          Parent, Sub and the Exchange Agent with respect to the Offer shall be entitled to deduct and withhold from the Offer Price payable pursuant to the Offer such amounts as are required to be deducted and withheld with respect to the making of such payment under the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder (the “Code”), or under any provision of state, local or foreign Tax Law.  To the extent amounts are so withheld and paid over to the appropriate Governmental Authority, the withheld amounts shall be treated for all purposes of this Agreement as having been paid to the person in respect of which such deduction and withholding was made.

1.2          Company Actions.
(a)          As promptly as practicable on the day that the Offer is commenced, the Company shall, concurrently with or immediately following the filing of the Schedule TO, file with the SEC and disseminate to holders of shares of Company Common Stock a Tender Offer Solicitation/Recommendation Statement on Schedule 14D-9 (together with any exhibits, amendments or supplements thereto, the “Schedule 14D-9”) that, subject to Section 5.3, shall contain the Company Board Recommendation.  Each of Parent, Sub and the Company agrees to promptly correct any information provided by it for use in the Schedule 14D-9 if and to the extent that such information shall have become false or misleading in any material respect, and the Company further agrees to use its reasonable best efforts to cause the Schedule 14D-9 as so corrected to be filed promptly with the SEC and to be disseminated promptly to holders of shares of Company Common Stock, in each case as and to the extent required by applicable Law.  Parent and Sub shall promptly furnish or otherwise make available to the Company or its legal counsel any information concerning Parent or Sub that is required by the Exchange Act to be set forth in the Schedule 14D-9.  Unless the Board of Directors of the Company has made a Company Adverse Recommendation Change, Parent and its counsel shall be given reasonable opportunity to review and comment on the Schedule 14D-9 and any amendment thereto prior to the filing thereof with the SEC and the Company agrees to consider any such comments in good faith; provided that nothing herein shall be construed to obligate the Company to adopt any such comment if the Company determines in good faith such an adoption would not be in the Company’s best interests.  The Company agrees to provide Parent and its counsel with any comments (including a summary of any oral comments) the Company or its counsel may receive from the SEC or its staff with respect to the Schedule 14D-9 promptly after receipt of such comments. The Company shall give Parent and its counsel a reasonable opportunity to participate in the response to any comments of the SEC or its staff with respect to the Schedule 14D-9, except if the Board of Directors of the Company has made a Company Adverse Recommendation Change, and the Company shall respond promptly to any such comments.
(b)          In connection with the Offer, the Company shall (or shall cause its transfer agent to) promptly furnish Parent with a list of its stockholders of record, mailing labels and any available listing or computer file containing the names and addresses of all record holders of shares of Company Common Stock and lists of securities positions of shares of Company Common Stock held in stock depositories as of the most recent practicable date, to the extent known by the Company, and shall provide to Parent such additional information (including updated lists of stockholders, mailing labels and lists of securities positions) as Parent may reasonably request in connection with the Offer.  Parent and Sub and their representatives shall hold in confidence pursuant to the Confidentiality Agreement the information contained in any such labels, listings and files, shall use such information only in connection with the Transactions and, if this Agreement shall be terminated, shall, upon request, deliver, and shall use their reasonable best efforts to cause their Representatives to deliver, to the Company or destroy (at the Company’s election) all copies and any extracts or summaries from such information then in their possession or control.
(c)          Subject to Section 5.3, the Company consents to the inclusion in the Offer Documents of a description of the Company Board Recommendation

1.3          The Merger.
(a)          Subject to the terms and conditions of this Agreement, at the Effective Time (as defined in Section 1.4), the Company and Sub shall consummate the Merger in accordance with the DGCL (including Section 251(h) of the DGCL), pursuant to which (i) Sub shall be merged with and into the Company and the separate corporate existence of Sub shall thereupon cease, (ii) the Company shall be the surviving corporation in the Merger (the “Surviving Corporation”) and shall continue to be governed by the laws of the State of Delaware, (iii) the corporate existence of the Company, with all its rights, privileges, immunities, powers and franchises, shall continue unaffected by the Merger and (iv) the Surviving Corporation shall succeed to and assume all of the rights and obligations of Sub and the Company in accordance with the DGCL.  As a result of the Merger, the Surviving Corporation shall become a wholly owned subsidiary of Parent.
(b)          At the Effective Time, the Certificate of Incorporation of the Company, as in effect immediately prior to the Effective Time, shall be amended and restated to read in its entirety as set forth on Exhibit B hereto and shall be the Certificate of Incorporation of the Surviving Corporation, until thereafter changed or amended as provided therein or by applicable Law (subject to Section 6.7).
(c)          At the Effective Time, the By-Laws of Sub, as in effect immediately prior to the Effective Time, shall be amended and restated to read in its entirety as set forth on Exhibit C hereto and shall be the By-Laws of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable Law (subject to Section 6.7).
1.4          Effective Time.  Parent, Sub and the Company shall cause a certificate of merger with respect to the Merger (the “Certificate of Merger”) to be filed on the Closing Date (as defined in Section 1.5) or on such other date as Parent and the Company may agree, with the Secretary of State of the State of Delaware as provided in the DGCL.  The Merger shall become effective at such time as the Certificate of Merger is duly filed with the Secretary of State of the State of Delaware or such later time and date as may be agreed by Parent and the Company in writing and specified in the Certificate of Merger, and such time on such date is referred to herein as the “Effective Time.”
1.5          Closing.  The closing of the Merger (the “Closing”) shall take place as early as practicable on a date to be specified by the parties hereto, which shall be no later than the third (3rd) Business Day after the Offer Acceptance Time (calculated as set forth in Rule 14d-1(g)(3) under the Exchange Act), subject to the satisfaction or waiver of all of the conditions set forth in Section 7, except for any such conditions that by their nature may only be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions at the Closing (the “Closing Date”), at the offices of Kirkland & Ellis LLP, 300 North Lasalle, Chicago, Illinois 60654, unless another date or place is agreed to in writing by the parties hereto.
1.6          Directors and Officers of the Surviving Corporation.  The directors of Sub immediately prior to the Effective Time shall, from and after the Effective Time, be the directors of the Surviving Corporation, and the officers of Sub immediately prior to the Effective Time shall, from and after the Effective Time, be the officers of the Surviving Corporation, in each case until their respective successors shall have been duly elected, designated or qualified, or until their earlier death, resignation or removal in accordance with the Surviving Corporation’s Certificate of Incorporation and By-Laws. The officers and directors of the Company in office immediately prior to the Effective Time shall tender their resignations effective as of the Effective Time.
1.7          Merger Without Meeting of Stockholders.  The Merger shall be governed by and effected under Section 251(h) of the DGCL, without a vote of the stockholders of the Company.  The parties agree to take all necessary and appropriate action to cause the Merger to become effective as soon as practicable following the consummation (within the meaning of Section 251(h) of the DGCL) of the Offer, without a vote of the stockholders of the Company in accordance with Section 251(h) of the DGCL; provided, however, that, if, notwithstanding the foregoing, the Merger is not permitted to be effected pursuant to Section 251(h) of the DGCL for any reason, then the parties shall take all reasonable actions necessary to cause the consummation of the Merger as soon as practicable after the consummation of the Offer.
1.8          Subsequent Actions.  At and after the Effective Time, the Merger shall have the effects set forth in the DGCL.  If at any time after the Effective Time the Surviving Corporation shall determine, in its sole discretion, or shall be advised, that any deeds, bills of sale, instruments of conveyance, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of either the Company or Sub acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger or otherwise to carry out this Agreement, then the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of either the Company or Sub, all such deeds, bills of sale, instruments of conveyance, assignments and assurances and to take and do, in the name and on behalf of each such corporation or otherwise, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title or interest in, to and under such rights, properties or assets in the Surviving Corporation or otherwise to carry out this Agreement.
SECTION 2

 CONVERSION OF SECURITIES
2.1          Conversion of Capital Stock.  As of the Effective Time, by virtue of the Merger and without any action on the part of the holders of any shares of Company Common Stock or any shares of common stock of Sub (“Sub Common Stock”):
(a)          Sub Common Stock and Surviving Corporation Stock.  Each issued and outstanding share of Sub Common Stock shall be canceled and retired and shall cease to exist.  Immediately following the Effective Time, the Surviving Corporation shall issue to Parent a number of shares of common stock, par value $0.01 per share, of the Surviving Corporation equal to the number of shares of Sub Common Stock outstanding immediately prior to the Effective Time upon payment by Parent to the Surviving Corporation of an amount equal to the product of (x) the number of shares of the Surviving Corporation issued to Parent and (y) the par value of such shares.

(b)          Cancellation of Treasury Stock and Parent-Owned Stock.  All shares of Company Common Stock that (i) are owned by the Company as treasury stock or owned by Parent, Sub or any other direct or indirect wholly owned subsidiary of Parent at the commencement of the Offer and that are owned by the Company, Parent, Sub or any other direct or indirect wholly owned subsidiary of Parent immediately prior to the Effective Time or (ii) were irrevocably accepted for purchase by Sub in the Offer, shall automatically be canceled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor.
(c)          Conversion of Shares of Company Common Stock.  Each issued and outstanding share of Company Common Stock (other than shares of Company Common Stock to be canceled in accordance with Section 2.1(b) and Dissenting Shares) shall be converted into the right to receive the Offer Price, net to the seller in cash, without interest (the “Per Share Merger Consideration”).  From and after the Effective Time, all such shares of Company Common Stock shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate (a “Certificate”) or book-entry share (a “Book-Entry Share”) that immediately prior to the Effective Time represented outstanding shares of Company Common Stock shall cease to have any rights with respect thereto, except the right to receive the Per Share Merger Consideration and any dividends or other distributions declared by the Company Board having a record date prior to the Effective Time that remain unpaid as of the Effective Time, without interest thereon, upon the surrender of such Certificate or Book-Entry Share in accordance with Section 2.2.
(d)          Adjustments.  Without duplication of any adjustment made pursuant to Section 1.1(f), at any time during the period between the date of this Agreement and the Effective Time, any change in the outstanding shares of capital stock of the Company shall occur as a result of any reclassification, stock split (including a reverse stock split), combination, exchange, readjustment, stock dividend, stock distribution or any similar event, the Per Share Merger Consideration and any other similarly dependent items (including any amounts payable pursuant to Section 2.4) shall be equitably adjusted to provide to the holders of shares of Company Common Stock, Company Options, Company RSUs and other awards under the Company Equity Plan the same economic effect as contemplated by this Agreement prior to such action; provided, that nothing in this Section 2.1(d) shall be deemed to permit the Company to take any action that is prohibited under Section5.1(b) or that is not otherwise permitted by this Agreement.  For the avoidance of doubt, the Per Share Merger Consideration, as adjusted pursuant to this Section 2.1(d), shall equal the Offer Price, as adjusted pursuant to Section 1.1(f).
2.2          Exchange of Certificates and Book-Entry Shares.
(a)          Exchange Agent.  Prior to the Effective Time, Parent shall designate a bank or trust company reasonably acceptable to the Company to act as agent for the holders of shares of Company Common Stock in connection with the Merger (the “Exchange Agent”) and to receive the consideration to which holders of shares of Company Common Stock shall become entitled pursuant to Section 2.1(c).  Parent shall, at or prior to the Closing, deposit, or cause any direct or indirect wholly owned subsidiary of Parent to deposit, with the Exchange Agent, in trust for the benefit of holders of Company Common Stock, the cash necessary to pay the aggregate Per Share Merger Consideration for the shares of Company Common Stock converted into the right to receive the Per Share Merger Consideration (such cash, together with any distributions or dividends with respect thereto, being hereinafter referred to as the “Exchange Fund”).  If for any reason the Exchange Fund is inadequate to pay the amounts to which holders of shares of Company Common Stock shall be entitled under Section 2.1(c), Parent shall promptly deposit, or cause a direct or indirect wholly owned subsidiary of Parent to deposit promptly, additional cash with the Exchange Agent sufficient to make all payments of the aggregate Per Share Merger Consideration, and Parent and the Surviving Corporation shall in any event be liable for payment thereof.  The Exchange Agent shall invest the cash in the Exchange Fund as directed by Parent and any interest resulting from such investments shall be paid to Parent; provided, that (x) such investments shall be in short-term obligations of the United States or guaranteed by the United States and backed by the full faith and credit of the United States, in commercial paper obligations rated A-1 or P-1 or better by Moody’s Investors Service, Inc. (“Moody’s”) or Standard & Poor’s Financial Services LLC (“S&P”), respectively, in certificates of deposit, bank purchase agreements or banker’s acceptances of commercial banks with capital exceeding $15 billion, or in money market funds having a rating in the highest investment category granted by a recognized credit rating agency at the time of investment and (y) no such investment shall have maturities that could prevent or delay payments to be made pursuant to this Agreement.
(b)          Exchange Procedures.
(i)
As promptly as practicable following the Effective Time, the Exchange Agent shall mail to each holder of record of a Certificate representing shares of Company Common Stock, whose shares were converted pursuant to Section 2.1(c) into the right to receive the Per Share Merger Consideration: (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to a Certificate shall pass, only upon delivery of such Certificate to the Exchange Agent and shall be in such form and have such other provisions as Parent may reasonably specify); and (ii) instructions for effecting the surrender of the Certificates in exchange for payment of the Per Share Merger Consideration.  Upon surrender of a Certificate for cancellation to the Exchange Agent, together with such letter of transmittal, duly executed and properly completed, the holder of such Certificate shall be entitled to receive in exchange therefor the Per Share Merger Consideration for each share of Company Common Stock formerly represented by such Certificate, and the Certificate so surrendered shall be canceled forthwith.  Until surrendered as contemplated by this Section 2.2, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive the Per Share Merger Consideration as contemplated by this Section 2.2 and shall not evidence any interest in, or any right to exercise the rights of a stockholder or other equity holder of, the Company or the Surviving Corporation.  In the event of a transfer of ownership of shares of Company Common Stock that is not registered in the transfer records of the Company, a check for any cash to be paid upon due surrender of the Certificate shall be issued to such transferee (after giving effect to any required Tax withholdings as provided in Section 2.6) if the Certificate formerly representing such shares is presented to the Exchange Agent, accompanied by all documents reasonably required to evidence and effect such transfer and to evidence that any and all transfer and other Taxes required by reason of the issuance to such transferee have been paid or are not applicable.

(ii)	Notwithstanding anything to the contrary in this Agreement, any holder of Book-Entry Shares shall not be required to deliver a Certificate or an executed letter of transmittal to the Exchange Agent to receive the Per Share Merger Consideration that such holder is entitled to receive pursuant to this Section 2.  In lieu thereof, each holder of record of one or more Book-Entry Shares whose shares of Company Common Stock were converted into the right to receive the Per Share Merger Consideration shall upon receipt by the Exchange Agent of an “agent’s message” in customary form (or such other evidence, if any, as the Exchange Agent may reasonably request), be entitled to receive, and Parent shall cause the Exchange Agent to pay and deliver as promptly as reasonably practicable after the Effective Time, the Per Share Merger Consideration in respect of each such share of Company Common Stock, and the Book-Entry Shares of such holder shall be canceled forthwith.

(c)          Transfer Books; No Further Ownership Rights in Shares of Company Common Stock.  At the Effective Time, the stock transfer books of the Company shall be closed and thereafter there shall be no further registration of transfers of shares of Company Common Stock on the records of the Company.  From and after the Effective Time, the holders of Certificates or Book-Entry Shares evidencing ownership of shares of Company Common Stock outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such shares of Company Common Stock, except as otherwise provided for herein or by applicable Law.  If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Section 2.
(d)          Termination of Exchange Fund; No Liability.  At any time following six (6) months after the Effective Time, Parent shall be entitled to require the Exchange Agent to deliver to it any funds (including any interest or other income received with respect thereto) made available to the Exchange Agent and not disbursed (or for which disbursement is pending subject only to the Exchange Agent’s routine administrative procedures) to holders of Certificates or Book-Entry Shares, and thereafter such holders shall be entitled to look only to Parent (subject to abandoned property, escheat or other similar Laws) only as general creditors thereof with respect to the Per Share Merger Consideration payable upon due surrender of their Certificates or Book-Entry Shares.  Notwithstanding the foregoing, none of Parent, the Surviving Corporation, the Exchange Agent or any other person shall be liable to any holder of a Certificate or Book-Entry Share for Per Share Merger Consideration delivered to a Governmental Authority in accordance with any applicable abandoned property, escheat or similar Law.  If Certificates and Book-Entry Shares are not surrendered prior to the fifth (5th) anniversary of the Closing Date (or such earlier date immediately prior to such time as such amounts would otherwise escheat to or become property of any Governmental Authority), unclaimed Per Share Merger Consideration payable with respect to such shares of Company Common Stock shall, to the extent permitted by applicable Law, become the property of Parent, free and clear of all claims or interest of any person previously entitled thereto.
(e)          Lost Certificates.  If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent, providing an indemnity against any claim that may be made against it or the Surviving Corporation with respect to such Certificate, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Certificate the applicable Per Share Merger Consideration with respect thereto.

2.3          Dissenting Shares.
(a)          Notwithstanding anything in this Agreement to the contrary, shares of Company Common Stock outstanding immediately prior to the Effective Time and held by a holder who has not voted in favor of the Merger and who has complied with Section 262 of the DGCL with respect thereto (the “Dissenting Shares”) shall not be converted into a right to receive the Per Share Merger Consideration, unless such holder fails to perfect or withdraws or otherwise loses his, her or its statutory right to appraisal.  From and after the Effective Time, a stockholder who has properly exercised such appraisal rights shall not have any rights of a stockholder of the Company or the Surviving Corporation with respect to such shares of Company Common Stock, except those provided under Section 262 of the DGCL.  A holder of Dissenting Shares shall be entitled to receive payment of the appraised value of such shares of Company Common Stock held by him, her or it in accordance with Section 262 of the DGCL, unless, after the Effective Time, such holder fails to perfect or withdraws or loses his, her or its statutory right to appraisal, in which case such shares of Company Common Stock shall be converted into and represent only the right to receive the Per Share Merger Consideration pursuant to Section 2.2.
(b)          The Company shall give Parent (i) prompt notice of any written demands for appraisal and attempted withdrawal of such demand and (ii) from and after the Offer Acceptance Time, the right to direct all negotiations and proceedings with respect to demands for appraisal.  Except with the prior written consent of Parent, the Company shall not voluntarily make any payment with respect to any demand for appraisal or settle or offer to settle any such demand for appraisal.
2.4          Company Compensatory Awards.
(a)          Prior to the Offer Acceptance Time, the Company Board (or the appropriate committee of the Company Board) shall adopt such resolutions and shall take such other actions as are required to approve the transactions contemplated by this Section 2.4.  Prior to adopting any such resolutions, the Company shall provide Parent with a reasonable opportunity to review and comment upon such resolutions and shall consider any comments from Parent thereon in good faith; provided that nothing herein shall be construed to obligate the Company to adopt any such comment if the Company determines in good faith such an adoption would not be in the Company’s best interests.
(b)          Each option (a “Company Option”), whether vested or unvested, that is outstanding immediately prior to the Effective Time shall, as of the Effective Time, be canceled and surrendered to the Company and the holder thereof shall then become entitled to receive solely, in full satisfaction of the rights of such holder with respect thereto, a lump-sum cash payment equal to the product of (i) the number of shares of Company Common Stock for which such Company Option has not been exercised (assuming the full achievement of any applicable performance conditions) and (ii) the excess, if any, of the Per Share Merger Consideration over the exercise price per share of such Company Option.  Each Company Option with an exercise price per share that is equal to or in excess of the Per Share Merger Consideration shall not be entitled to any payment under this Agreement at or any time after the Closing and shall be canceled for no consideration and without any payment therefor.

(c)          Each award of restricted stock units (a “Company RSU”), whether vested or unvested, that is outstanding immediately prior to the Effective Time shall, as of the Effective Time, be canceled and surrendered to the Company and the holder thereof shall then become entitled to receive solely, in full satisfaction of the rights of such holder with respect thereto, a lump-sum cash payment equal to the product of (i) the number of shares of Company Common Stock subject to such Company RSU immediately prior to the Effective Time and (ii) the Per Share Merger Consideration.
(d)          As of the Effective Time, the Company’s 2009 Stock Incentive Plan (the “Company Equity Plan”) shall terminate and all rights under any provision of any other plan, program or arrangement providing for the issuance or grant of any other interest in respect of the capital stock of the Company shall be canceled without any ongoing liability to the Surviving Corporation and without any consideration payable therefor, except to the extent provided in this Section 2.4.
2.5          ESPP.
(a)          No later than the date of this Agreement, the Company shall (i) suspend the Company’s Employee Stock Purchase Plan (the “ESPP”) effective immediately such that no new additional offering period shall be commenced between the date of this Agreement and the Effective Time, (ii) provide that each offering period will end on the date that is three (3) Business Days prior to the Effective Time, (iii) provide that each ESPP participant’s accumulated contributions under the ESPP as of the Business Day immediately prior to the Effective Time shall be used to purchase shares of Company Common Stock in accordance with the ESPP, (iv) provide that the applicable purchase price for shares of Company Common Stock (as a percentage of the fair market value of Company Common Stock) shall not be decreased below the levels set forth in the ESPP as of the date of this Agreement, (v) provide that no participant in the ESPP may increase his or her rate of payroll deductions used to purchase shares of Company Common Stock under the ESPP after the date of this Agreement, (vi) provide that only participants in the ESPP as of the date of this Agreement may continue to participate in the ESPP after the date of this Agreement and (vii) provide that the ESPP shall terminate in its entirety at the Effective Time and no further rights shall be granted or exercised under the ESPP thereafter.
(b)          As of the Effective Time, the ESPP shall terminate and all rights under any provision of any other plan, program or arrangement providing for the issuance or grant of any other interest in respect of the capital stock of the Company shall be canceled without any ongoing liability to the Surviving Corporation and without consideration payable therefor, except to the extent provided in this Section 2.5.
2.6          Withholding Taxes.  Parent, the Company or the Surviving Corporation shall be entitled to deduct and withhold, or cause the Exchange Agent to deduct and withhold, from any amounts payable or otherwise deliverable pursuant to this Agreement such amounts as are required to be deducted or withheld therefrom under the Code, or any provision of applicable state, local or foreign Tax law.  To the extent such amounts are so deducted or withheld and remitted to the applicable Governmental Authority, such amounts shall be treated for all purposes under this Agreement as having been paid to the person with respect to which such deduction and withholding was made.

SECTION 3

 REPRESENTATIONS AND WARRANTIES OF THE COMPANY
Except (i) as disclosed in the Company SEC Documents and Company Furnished Documents filed with or furnished to the SEC by the Company on or after April 1, 2018 and prior to the date of this Agreement (in each case, excluding any risk factor disclosures contained under the heading “Risk Factors,” any disclosure of risks included in any “forward-looking statements” disclaimer or any other statements to the extent they are similarly predictive or forward-looking in nature) and to the extent publicly available on the SEC’s Electronic Data Gathering Analysis and Retrieval System (“EDGAR”) or (ii) as set forth in the disclosure letter delivered by the Company to Parent (the “Company Disclosure Letter”) concurrently with the execution of this Agreement, which Company Disclosure Letter identifies items of disclosure by reference to a particular section or subsection of this Agreement (it being understood and agreed that any information set forth in one section or subsection of the Company Disclosure Letter also shall be deemed to apply to each other section and subsection of this Agreement to which its applicability is reasonably apparent from the text of the disclosure), the Company hereby represents and warrants to Parent and Sub as follows:
3.1          Organization, Standing and Corporate Power.
(a)          Each of the Company and its subsidiaries is a corporation or other legal entity duly organized and validly existing under the Laws of the jurisdiction of its incorporation, formation or organization, as the case may be, and has all requisite corporate, limited liability company or similar power and authority necessary to own, lease and operate all of its properties and assets and to carry on its business as currently conducted, except for such failures to be duly organized or validly existing or to have corporate, limited liability company or similar power or authority that would not reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect.
(b)          Each of the Company and its subsidiaries is duly licensed or qualified to do business and is in good standing (or equivalent status, to the extent such concept exists) in each jurisdiction in which the nature of the business currently conducted by it or the character or location of the properties and assets currently owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing (or equivalent status) would not reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect.
(c)          The Company has made available to Parent true and complete copies of the Company Charter and by-laws of the Company (together, the “Company Charter Documents”), in each case, as amended to the date of this Agreement.  The Company Charter Documents and organizational or governing document of each of the Company’s “significant subsidiaries” (as defined in Regulation S-X) are in full force and effect and the Company is not in violation of any of the provisions of the Company Charter Documents and none of the Company’s significant subsidiaries is in violation of any of the provisions of its organizational or governing documents except, in each case, where such failures or violations would not reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect.

3.2          Corporate Authorization.
(a)          The Company has all necessary corporate power to execute and deliver this Agreement and all other agreements and documents contemplated hereby to which it is a party and to perform its obligations hereunder and to consummate the Transactions.  The execution, delivery and performance by the Company of this Agreement, and, assuming the accuracy of the representation set forth in Section 4.10, the consummation by it of the Transactions, have been duly authorized by the Company Board.  Except for filing the Certificate of Merger with the Secretary of State of the State of Delaware, no other corporate action or proceeding on the part of the Company is necessary to authorize the execution, delivery and performance by the Company of this Agreement and, assuming the accuracy of the representation set forth in Section 4.10, the consummation by it of the Transactions.  This Agreement has been duly executed and delivered by the Company and, assuming due authorization, execution and delivery of this Agreement by the other parties hereto and assuming the accuracy of the representation set forth in Section 4.10, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except that such enforceability (A) may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar Laws of general application affecting or relating to the enforcement of creditors’ rights generally and (B) is subject to general principles of equity, whether considered in a proceeding at Law or in equity (clauses (A) and (B) together, the “Bankruptcy and Equity Exception”).
(b)          At a meeting duly called and held, the Company Board adopted resolutions of the directors present and voting at such meeting (which resolutions have not as of the date of this Agreement been subsequently rescinded, modified or withdrawn) (i) approving and declaring advisable the Merger and the execution, delivery and performance by the Company of this Agreement and the consummation of the Transactions, (ii) resolving that this Agreement and the Merger shall be governed by and effected under Section 251(h) of the DGCL and that the Merger shall be consummated as soon as practicable following the Offer Acceptance Time and (iii) recommending that the Company’s stockholders accept the Offer and tender their shares of Company Common Stock in the Offer (such recommendation, the “Company Board Recommendation”), which resolutions have not, except after the date hereof as permitted by Section 5.3, been subsequently rescinded, modified or withdrawn.
3.3          Governmental Authorization.  Except for (a) filings required under, and compliance with other applicable requirements of, (i) the Exchange Act, and any other applicable federal securities Laws, (ii) state securities or “blue sky” Laws and (iii) the rules and regulations of the NASDAQ, (b) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware pursuant to the DGCL and (c) filings required under, and compliance with other applicable requirements of the German Act against Restraints of Competition, of 1958 (the “GWB Act”) and any other foreign law, regulation or decree designed to prohibit, restrict or regulate actions for the purpose or effect of monopolization or restraint of trade or the significant impediment of effective competition (collectively with the GWB Act, “Antitrust Laws”), no consents or approvals of, or filings with, any Governmental Authority are necessary for the execution and delivery of this Agreement by the Company and the consummation by the Company of the Transactions, other than such consents, approvals or filings that, if not obtained, made or given, would not reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect.

3.4          No Conflict.  Neither the execution and delivery of this Agreement by the Company nor the consummation by the Company of the Merger or the other Transactions, nor compliance by the Company with any of the provisions of this Agreement, will (a) conflict with or violate the Company Charter Documents, (b) assuming that the consents, approvals and filings referred to in Section 3.3 are obtained and made and assuming the accuracy of the representation set forth in Section 4.10, violate any Restraint or Law applicable to the Company or any of its subsidiaries or Data Security Requirement, or (c) violate, breach, result in the loss of any benefit under, conflict with any provisions of, or constitute a default (or an event which, with the notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, cause any payment under or accelerate the performance required by, or result in the creation of any Lien (other than a Company Permitted Lien) upon the respective properties or assets of the Company or any of its subsidiaries under, any Company Material Contract, except in the case of clauses (b) and (c) as would not reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect.
3.5          Capitalization.
(a)          As of the close of business on July 3, 2018 (the “Capitalization Date”), the authorized capital stock of the Company consisted of (i) 15,000,000 shares of Company Common Stock, of which 11,099,370 shares were issued and outstanding and no shares were held in the treasury of the Company, and (ii) 5,000,000 shares of the Company’s preferred stock, par value $.001 per share (“Company Preferred Stock”), of which no shares were issued and outstanding.  There are no other classes of capital stock of the Company authorized or issued and outstanding.  All issued and outstanding shares of the capital stock of the Company are duly authorized, validly issued, fully paid and non-assessable, and no class of capital stock of the Company is entitled to preemptive rights.
(b)          From and after the close of business on the Capitalization Date, at the conclusion of any or all of the Company’s semi-monthly pay periods, the Company will issue no more than 16,550 shares of Company Common Stock in the aggregate pursuant to the ESPP (the “Pre-Approved Equity”), in each case, in accordance the ESPP.  From the close of business on the Capitalization Date through the date of this Agreement, except for issuances of the Pre-Approved Equity, there have been no issuances of shares of Company Common Stock, Company Preferred Stock or any other Equity Interests of the Company other than issuances of shares of Company Common Stock pursuant to the ESPP (as limited by the preceding sentence) or the exercise of Company Options and the vesting and settlement of Company RSUs, in each case, outstanding as of the Capitalization Date under the Company Equity Plan.  As of the close of business on the Capitalization Date, the Company has not granted any options, warrants, calls, convertible securities or any other rights to a third party to acquire capital stock from the Company other than the Company Options and the Company RSUs set forth in Section 3.5(b) of the Company Disclosure Letter.  Section 3.5(b) of the Company Disclosure Letter sets forth a true and complete list, as of the Capitalization Date, of the number of shares of Company Common Stock that were reserved and available for purchase under the ESPP and the number of shares of Company Common Stock subject to Company Options and Company RSUs, and with respect to each such award, the extent to which such award is vested, the expiration date and, where applicable, the exercise price thereof.  Not later than five (5) Business Days prior to the Effective Time, the

Company will update Section 3.5(b) of the Company Disclosure Letter as of the date of such update and provide such updated schedule to Parent.
(c)          As of the close of business on the Capitalization Date, no bonds, debentures, notes or other Indebtedness of the Company having the right to vote (or convertible into or exercisable for securities having the right to vote) on any matters on which holders of capital stock of the Company may vote were issued and outstanding.
(d)          As of the date of this Agreement, (i) there are no outstanding obligations of the Company to repurchase, redeem or otherwise acquire any shares of capital stock of the Company or any of its subsidiaries except for purchases, redemptions or other acquisitions of capital stock or other securities (A) required by the terms of the Company Equity Plan, (B) in order to pay Taxes or satisfy withholding obligations in respect of such Taxes in connection with awards under the Company Equity Plan or otherwise, or (C) as required by the terms of, or necessary for the administration of, any plans, arrangements or agreements existing on the date of this Agreement and set forth on Section 3.5(d) of the Company Disclosure Letter between the Company or any of its subsidiaries and any director or employee of the Company or any of its subsidiaries, and (ii) there are no outstanding stock-appreciation rights, security-based performance units, “phantom” stock or other security rights or other agreements, arrangements or commitments of any character (contingent or otherwise) to which the Company is a party, in each case pursuant to which any person is entitled to receive any payment from the Company based in whole or in part on the value of any capital stock of the Company (other than under the Company Equity Plan).  All outstanding Equity Interests of the Company under the Company Equity Plan will accelerate as of the Closing.  Each Company Option has an exercise price at least equal to the fair market value of the Company’s Common Stock on a date no earlier than the date of the corporate action authorizing the grant, no Company Option has had its exercise date or grant date “back-dated” or materially delayed, and all Company Options and Company RSUs have been issued in compliance with all applicable Laws.
(e)          As of the date of this Agreement, there are no agreements with any person, other than those agreements that are set forth on Section 3.5(e) of the Company Disclosure Letter, to which the Company is a party (i) restricting the transfer of Company Common Stock, (ii) affecting the voting rights of Company Common Stock or (iii) granting any preemptive or anti-dilutive rights with respect to any shares of Company Common Stock, Company Preferred Stock or other Equity Interests of the Company.
3.6          Subsidiaries.
(a)          All outstanding shares of capital stock, voting securities or other Equity Interests of each subsidiary of the Company are duly authorized, validly issued, fully paid and non-assessable and, except for directors’ qualifying shares (if any), all such securities are owned beneficially and of record by the Company or another wholly-owned subsidiary of the Company free and clear of all Liens (other than Company Permitted Liens).  As of the date of this Agreement, there are no outstanding obligations of any subsidiary of the Company (i) restricting the transfer of, (ii) affecting the voting rights of, (iii) requiring the sales, issuance, repurchase, redemption or disposition of, or containing any right of first refusal with respect to, (iv) requiring the registration for sale of or (v) granting any preemptive or anti-dilutive rights with respect to any shares of Equity Interests in any subsidiary of the Company.
(b)          As of the date of this Agreement, there are no (i) outstanding options or other rights of any kind which obligate the Company or any of its subsidiaries to issue, transfer, sell or deliver any shares of capital stock, voting securities or other Equity Interests of any subsidiary of the Company or any securities or obligations convertible into, exchangeable or exercisable for any shares of capital stock, voting securities or other Equity Interests of a subsidiary of the Company or (ii) other options, calls, warrants or other rights, agreements, arrangements or commitments relating to the capital stock, voting securities or other Equity Interests of any subsidiary of the Company to which the Company or any of its subsidiaries is a party.
(c)          As of the date of this Agreement, except for the ownership of Equity Interests in the Company’s subsidiaries and investments in marketable securities and cash equivalents, none of the Company or any of its subsidiaries owns directly or indirectly any Equity Interest in any person, or has any obligation or has made any commitment to acquire any such Equity Interest, to provide funds to, or to make any investment (in the form of a loan, capital contribution or otherwise) in, any of its subsidiaries or any other person that is or would reasonably be expected to be, individually or in the aggregate, material to the Company and its subsidiaries, taken as a whole.
3.7          SEC Filings and the Sarbanes-Oxley Act.
(a)          All of the reports, statements, schedules, forms and other documents filed or required to be filed by the Company with the SEC (such reports, statements, schedules, forms and other documents filed by the Company and those filed by the Company subsequent to the date of this Agreement, collectively, and in each case including all exhibits and schedules thereto and documents incorporated by reference therein, the “Company SEC Documents”) and all of the reports, statements, schedules, forms and other documents furnished or required to be furnished by the Company to the SEC (such reports, statements, schedules, forms and other documents furnished by the Company and those furnished by the Company subsequent to the date of this Agreement, collectively, the “Company Furnished Documents”), in each case in respect of reporting periods commencing on or after January 1, 2016 (the “SEC Documents Date”), have been timely filed or furnished, as applicable.  As of their respective filing dates (or, if amended prior to the date of this Agreement, as of the date of such amendment), such Company SEC Documents complied as to form in all material respects with applicable Law, including the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, as applicable, and none of such Company SEC Documents as of their respective filing dates (or, if amended prior to the date of this Agreement, as of the date of such amendment) contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein and necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.  As of the date of this Agreement, there are no outstanding or unresolved comments received from the SEC staff with respect to the Company SEC Documents or Company Furnished Documents.  To the knowledge of the Company, as of the date hereof, there are no internal or third party investigations regarding accounting practices of the Company.

(b)          All of the audited consolidated financial statements and unaudited consolidated interim financial statements of the Company included in the Company SEC Documents (together with the related notes and schedules thereto, the “Company Financial Statements”) complied at the time they were filed (or, if amended prior to the date of this Agreement, as of the date of such amendment) in all material respects with the applicable accounting requirements and the published rules and regulations of the SEC with respect thereto in effect at the time of such filing, were prepared in accordance with GAAP (except as may be indicated in the notes thereto), applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present in all material respects the consolidated financial position of the Company and its consolidated subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited financial statements, to normal year-end audit adjustments).
(c)          Neither the Company nor any of its subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar Contract (including any Contract or arrangement relating to any transaction or relationship between or among the Company and any of its subsidiaries, on the one hand, and any unconsolidated affiliate, on the other hand), including any structured finance, special purpose or limited purpose entity or person, or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K), where the result, purpose or effect of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, the Company or any of its subsidiaries in the Company’s or any of its subsidiaries’ published financial statements or any Company SEC Documents.
(d)          Each of the principal executive officer of the Company and the principal financial officer of the Company (or each former principal executive officer of the Company and each former principal financial officer of the Company, as applicable) has made all certifications required by Rule 13a-14 or 15d-14 under the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act, in each case, with respect to the Company SEC Documents, and the statements contained in such certifications were true and complete on the date such certifications were made.  For purposes of this Agreement, “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in the Sarbanes-Oxley Act.  No executive officer of the Company has failed to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act with respect to any Company SEC Document, except as disclosed in certifications filed with the Company SEC Documents.  Since the SEC Documents Date through the date of this Agreement, to the knowledge of the Company, neither the Company nor any of the Company’s subsidiaries received any material complaint or claim that the Company or any of its subsidiaries has engaged in illegal or fraudulent accounting or auditing practices.
(e)          The Company has established and maintains a system of “internal control over financial reporting” (as defined in Rules 13a-15(f) and 15d-15(f) promulgated by the SEC under the Exchange Act) sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.
(f)          The Company’s disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act), as required by Rules 13a-15(a) and 15d-15(a) of the Exchange Act, are reasonably designed to ensure that all information required to be disclosed by the Company in the reports it files or submits under the Exchange Act is made known to the chief executive officer and the chief financial officer of the Company by others within the Company to allow for timely decisions regarding required disclosure as required under the Exchange Act and is recorded, processed, summarized and reported within the time periods specified by the SEC’s rules and forms.  The Company has evaluated the effectiveness of the Company’s disclosure controls and procedures and, to the extent required by applicable Law, presented in any applicable Company SEC Document that is a report on Form 10-K or Form 10-Q, or any amendment thereto, its conclusions about the effectiveness of the disclosure controls and procedures as of the end of the period covered by such report or amendment based on such evaluation.
(g)          Since the SEC Documents Date, the Company has not received any written notification from its auditors of any (x) “significant deficiency” or (y) “material weakness” in the Company’s internal controls over financial reporting.  There is no outstanding “significant deficiency” or “material weakness” which has not been appropriately and adequately remedied by the Company.  For purposes of this Agreement, the terms “significant deficiency” and “material weakness” shall have the meanings assigned to them in Auditing Standard No. 5 of the Public Company Accounting Oversight Board.
(h)          The Company is in compliance in all material respects with all current listing and corporate governance requirements of the NASDAQ applicable to the Company, and is in compliance in all material respects with all rules, regulations and requirements of the Sarbanes-Oxley Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act and the SEC, in each case to the extent applicable to the Company.  Except as permitted by the Exchange Act, including Sections 13(k)(2) and (3), since the SEC Documents Date to the date of this Agreement, neither the Company nor any of its subsidiaries has made, modified (in any material way) or forgiven any personal loan to any executive officer or director of the Company.
3.8          Information Supplied.  None of the information supplied or to be supplied by or on behalf of the Company for inclusion or incorporation by reference in the Offer Documents (including any amendments or supplements thereto) will, at the time such Offer Documents are filed with the SEC or at the time such Offer Documents are first published, sent or given to the stockholders of the Company, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.  The Schedule 14D-9 (including any amendment or supplement thereto) will comply as to form in all material respects with the requirements of the Exchange Act and will not, at the time it is filed with the SEC and at the time first published, sent or given to the stockholders of the Company, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.  Notwithstanding the foregoing, the Company makes no representation or warranty with respect to statements made or incorporated by reference therein based on information supplied by or on behalf of Parent or Sub or any affiliates thereof for inclusion or incorporation by reference in the Schedule 14D‑9.
3.9          Absence of Certain Changes.  Other than in connection with the Transactions, since January 1, 2018 through the date of this Agreement, (a) the Company and each of its subsidiaries have conducted the Company Business in the ordinary course in all material respects and (b) there has not been any effect, event, occurrence, development or change in such period that has had or would reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect.  Other than in connection with the transactions contemplated by this Agreement, since January 1, 2018 through the date of this Agreement, there has not occurred any action that, if taken after the date of this Agreement without the prior written consent of Parent, would constitute a breach of clause (iii), (iv), (vii), (ix) (x), (xi), (xii), (xv), (xxiv) or (xxv) of Section 5.1(b), or of Section 5.1(b)(xxvi) with respect to the foregoing clauses listed in this Section 3.9.
3.10          No Undisclosed Liabilities.  Except as reflected or specifically reserved against in the Company Financial Statements (including in the notes thereto) filed prior to the date of this Agreement and except for liabilities incurred in the ordinary course of business since April 1, 2018 (none of which is a liability for breach of contract, breach of warranty, tort, infringement, misappropriation, dilution, violation of Law, claim or lawsuit), the Company and its subsidiaries do not have any material liabilities.  The Company and its Subsidiaries have no obligations in respect of leases capitalized in accordance with GAAP.
3.11          Compliance with Laws.  Since the SEC Documents Date, the Company and its subsidiaries are and have been in compliance in all material respects with all Laws applicable to them.  To the knowledge of the Company, as of the date of this Agreement, no investigation by any Governmental Authority with respect to the Company or any of its subsidiaries is pending or threatened in writing except for any investigations that would not, individually or in the aggregate, reasonably be expected to be material to the Company.
3.12          Material Contracts.
(a)          As of the date of this Agreement, none of the Company nor any of its subsidiaries is a party to any Contract:
(i)
that involves, or that the Company reasonably anticipates will involve, delivery of goods, services, materials, intellectual property or other assets to the Company or any of its subsidiaries of an amount or value in excess of $100,000 over the life of the Contract;

(ii)
that expressly contains any non-compete or exclusivity provision or limits the ability of the Company or any of its subsidiaries, in a manner that is material to the business of the Company and its subsidiaries, taken as a whole, as currently conducted, (A) to compete in any line of business, in any geographic area or with any person and (B) to sell products to or purchase supplies from any other person or entity;

(iii)
that contains any covenant granting “most favored nation” status that, following the consummation of the Merger, would restrict actions in any material respect taken by Parent, the Surviving Corporation or their respective subsidiaries or affiliates;

(iv)	that governs the formation or governance of any material joint-venture or partnership to which the Company or any of its subsidiaries is a party;
(v)
providing for the acquisition or disposition of businesses (whether by merger, purchase or sale of stock or assets or otherwise) with respect to which the aggregate amount of consideration that the Company or any of its subsidiaries is required to pay following the date of this Agreement (including the assumption of liabilities) exceeds $100,000;

(vi)
that is a loan or credit agreement, indenture, note or other Contract or instrument evidencing Indebtedness for borrowed money (including any guarantee thereto) that has outstanding Indebtedness in a principal amount in excess of $100,000 or any financial derivatives master agreement or confirmation, futures account opening agreement or brokerage statement which has a marked to market value (or, if any actual amount is due as the result of a termination or close-out of the applicable derivative, a termination or close out- value) in excess of $100,000;

(vii)
that is a mortgage, pledge, security agreement, deed of trust, capital lease or similar agreement that creates or grants a Lien on any material property or asset of the Company or any of its subsidiaries, in each case securing an obligation with a value in excess of $100,000;

(viii)	providing for the indemnification or advancement of expenses of any director or officer of the Company or any of its subsidiaries;
(ix)
that is a consulting agreement or employment agreement that provides for annual base compensation exceeding $100,000 per year or that includes severance benefits, and which cannot be terminated by the Company without penalty on notice of thirty (30) days or less;

(x)	that is a Collective Bargaining Agreement;
(xi)	that is a Contract granting a right of first refusal or first negotiation to any third party over any material assets of the Company;
(xii)
that is a Contract relating to Intellectual Property, including (A) the licensing of material Intellectual Property by or to the Company or any its subsidiaries (whether as licensee or licensor), (B) the ownership, development, or use of any material Intellectual Property owned by or developed for the Company or any of its subsidiaries, and (C) or affecting the Company’s or any of its subsidiaries’ ability to use, enforce, or disclose any material Intellectual Property in connection with the resolution of any claim or dispute related to Intellectual Property, such as consent-to-use, concurrent use, or settlement agreements, excluding in each case of (A) through (C), (w) licenses for unmodified, commercial off the shelf computer software that are generally available on nondiscriminatory pricing terms with an aggregate license fee of less than $100,000; (x) employee agreements having terms relating to the development and/or treatment of Intellectual Property, and (y) confidential or proprietary information agreements; or

(xiii)	that is any Contract that is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) that has not been filed with the SEC pursuant thereto.
All Contracts described in this Section 3.12(a) shall be collectively referred to as the “Company Material Contracts.”
(b)          Except, in each case, as has not been and would not reasonably be expected, individually or in the aggregate, to be material to the Company (i) each of the Company Material Contracts is valid, binding and in full force and effect with respect to the Company and its subsidiaries party thereto and, to the knowledge of the Company, each other party thereto and enforceable, in all material respects, in accordance with its terms against the Company and its subsidiaries party thereto (subject to the Bankruptcy and Equity Exception), (ii) the Company and each of its subsidiaries has performed all material obligations (other than those which have been waived in writing) required to be performed by them under the Company Material Contracts to which they are parties, (iii) to the knowledge of the Company, each other party to a Company Material Contract has performed all material obligations (other than those which have been waived in writing) required to be performed by it under such Company Material Contract, (iv) no party to any Company Material Contract has given the Company or any of its subsidiaries written notice of its express intention to terminate or fail to renew any Company Material Contract and (v) neither the Company nor any of its subsidiaries has received written notice of any material violation or material default under any Company Material Contract from the other parties thereto.
3.13          Government Contracts.  Within the last three (3) years, the Company has not (a) breached or violated any Law, certification, representation, clause, provision or requirement pertaining to any Government Contract; (b) been suspended or debarred from bidding on government contracts by a Governmental Authority; (c) been audited or investigated by any Governmental Authority with respect to any Government Contract (except for routine audits conducted in the ordinary course of business); (d) conducted or initiated any internal investigation or made any disclosure with respect to any alleged or potential irregularity, misstatement or omission arising under or relating to a Government Contract; (e) received from any Governmental Authority or any other Person any written notice of breach, cure, show cause or default with respect to any Government Contract; (f) had any Government Contract terminated by any Governmental Authority or any other Person for default or failure to perform; (g) received any small business set-aside Government Contract, any other set aside Government Contract or order under any Government Contract requiring small business or other preferred bidder status; or (h) entered any Government Contracts payable on a cost-reimbursement basis.  The Company has established and maintains internal controls that comply in all material respects with its Government Contracts.  All pricing discounts have been properly reported to and credited to the customer to the extent required by the Company’s Government Contracts, and all invoices and claims for payment, reimbursement or adjustment submitted by the Company under any Government Contract were current, accurate and complete in all material respects as of their respective submission dates.

3.14          Real Properties.
(a)          Neither the Company nor its subsidiaries own any real property.
(b)          Except as would not reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect, (i) each agreement (including all amendments, modifications, guarantees related thereto) under which the Company or any of its subsidiaries is, as of the date of this Agreement, the landlord, sublandlord, tenant, subtenant or occupant (each a “Company Real Property Lease”), is, with respect to the Company or the applicable subsidiary of the Company, a valid and subsisting agreement in full force and effect and constitutes a valid, binding and enforceable obligation of the Company or the applicable subsidiary of the Company, subject to the Bankruptcy and Equity Exception, (ii) the Company has not received any written notice of termination or cancellation of or of a breach or default under any Company Real Property Lease that remains uncured as of the date of this Agreement nor, to the knowledge of the Company, has any event occurred which, with notice or lapse of time or both, would constitute a breach or default under any such Company Real Property Lease or permit the termination or cancellation of any such Company Real Property Lease and (iii) the Company has not subleased, licensed or otherwise granted any person the right to use or occupy the Company Real Property or any portion thereof.  The Company has delivered or made available to Parent a true and complete copy of each Company Real Property Lease.  All buildings, improvements and fixtures included in the Company Real Property are in good condition and repair and sufficient for the operation of the business conducted thereon.
(c)          To the knowledge of the Company, (i) neither the Company nor any of its subsidiaries has received written notice of any proceedings in eminent domain, condemnation or other similar proceedings that are pending, and (ii) the Company has not received written notice threatening any such proceedings, in each case, except for such proceedings as would not reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect.  To the knowledge of the Company, neither the Company nor any of its subsidiaries has received written notice of the existence of any outstanding writ, injunction, decree, order or judgment or of any pending proceeding pertaining to or affecting any Company Real Property that would reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect.
3.15          Intellectual Property.
(a)          Section 3.15(a) of the Company Disclosure Letter sets forth a true and complete list of all registered, issued, or applied-for Intellectual Property that are owned by the Company or any of its subsidiaries (the “Registered Company IP”).  All Registered Company IP (regardless of whether filed by the Company or any of its subsidiaries, or by any other person and regardless of whether the Company is the sole, co-, or joint owner thereof with any third parties) that is material to the Company or any of its subsidiaries have been, to the knowledge of the Company, prosecuted and issued or granted in compliance in all material respects with all applicable Laws. The Company Intellectual Property is owned exclusively by the Company or one if its subsidiaries, free and clear of all Liens (other than Company Permitted Liens).  All Registered Company IP is, to the knowledge of the Company, subsisting, valid and enforceable.  None of the Company Intellectual Property is the subject of any outstanding written injunction, decree, order or judgment, in each case, in which the Company or any of its subsidiaries is a party, that materially adversely affects or restricts the use, transfer, registration or licensing thereof by the Company or any of its subsidiaries, or otherwise materially adversely affects the validity, scope, use, registrability or enforceability of any Company Intellectual Property.
(b)          To the knowledge of the Company, the Company and its subsidiaries exclusively own or otherwise have sufficient rights to all Intellectual Property that is used in or otherwise necessary for, and material to, the operation of the business and operations of the Company and its subsidiaries, free and clear of all Liens (other than Company Permitted Liens).  Upon the execution of this Agreement and the consummation of the Merger, the Company and its subsidiaries shall have the right to exercise all of their rights under agreements granting rights to the Company or any of its subsidiaries with respect to Intellectual Property of third parties to the same extent and in the same manner in all material respects they would have been able to had the Merger not occurred, without the payment of any additional consideration as a direct result of the execution of this Agreement and the consummation of the Merger and without the necessity of any third party consent as a result of such transactions.
(c)          There are not, and there have not been in the past three years, any actions, lawsuits, proceedings (including any arbitration proceeding), claims, demands, challenges, or complaints pending, threatened in writing, or, to the knowledge of the Company, threatened orally by or against the Company or any of its subsidiaries (including unsolicited offers, demands, or requests to license or cease and desist letters) with respect to (i) any Intellectual Property (including any infringement, misappropriation, dilution or violation of any Intellectual Property), Data Security Requirement, or Data Treatment, or (ii) the enforceability, use (including any assertion of misuse), ownership, scope, licensing, or validity of, any Intellectual Property.
(d)          Each person who has participated in the authorship, conception, creation, reduction to practice, or development of any material Intellectual Property or any products for, on behalf of, or under the direction or supervision of the Company or any of its subsidiaries or any material Company Intellectual Property has executed and delivered to the Company a valid and enforceable written Contract providing for (i) the non-disclosure by such person of all Trade Secrets of the Company or any of its subsidiaries and (ii) the assignment by such person (by way of a present grant of assignment) to the Company or any of its subsidiaries of all right, title, and interest in and to such Intellectual Property arising out of such Person’s employment by, engagement by, or contract with the Company or any of its subsidiaries to the extent permitted by applicable Laws.  To the knowledge of the Company, no person is in breach of any such Contract.  To the knowledge of the Company, no funding, facilities or personnel of any Sponsor were used to develop or create any Company Intellectual Property, and no Sponsor has any claim or right, title, or interest therein or thereto.
(e)          To the knowledge of the Company, none of the Company, any of its subsidiaries, or the conduct or operation of any of their respective businesses (including any development, manufacture, reproduction, performance, display, marketing, distribution, importation, offer for sale, sale, license, or use of any product or service of any of them) are infringing, misappropriating, diluting, or otherwise violating, or have in the past six years infringed, misappropriated, diluted, or otherwise violated, any Intellectual Property of any person in any material respect.  To the knowledge of the Company, no person is infringing, misappropriating, diluting, or otherwise violating any Company Intellectual Property.
(f)          The Company and its subsidiaries have used commercially reasonable efforts to preserve and maintain, and protect the secrecy and confidentiality of, the material Company Intellectual Property and any other material Trade Secrets used that are owned by the Company or its subsidiaries.  The Company and its subsidiaries have taken reasonable steps under the circumstances to preserve, maintain and protect all material Company Intellectual Property and Trade Secrets used by any of them.
(g)          The Systems are adequate for the business and operations of the Company and its subsidiaries.  The Company and its subsidiaries have adequate disaster recovery plans in place regarding the Systems and have adequately tested such plan for effectiveness.  There have not been in the past three (3) years any material malfunctions or breakdowns or continued substandard performance of Systems that have not been remedied or replaced in all material respects.
(h)          The Company and its subsidiaries maintain commercially reasonable security and data privacy procedures related to Data Treatment and Data Security Requirements.  The business and operations of the Company and its subsidiaries has been and is conducted in compliance in all material respects with all Data Security Requirements.  The Company and each of its subsidiaries has taken reasonable measures to preserve and maintain the performance and security of the Systems (and all information and transactions stored or contained therein or transmitted thereby) against any unauthorized use, access, interruption, modification, or corruption.  To the knowledge of the Company, there have been no data security breach or intrusion or unauthorized access or use of any of the Systems or unauthorized access to or collection, use, processing, storage, sharing, distribution, transfer, disclosure, destruction or disposal of any Trade Secrets or other confidential information related to personal information, payment card information, or confidential information used, collected, maintained, or stored, by or on behalf of the Company or any of its subsidiaries.
3.16          Taxes.  Except as has not had and would not reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect:
(a)          (i) The Company and each of its subsidiaries have duly and timely filed (taking into account any extension of time within which to file) all Tax Returns required to be filed by any of them, and all such filed Tax Returns are true, correct and complete; and (ii) all Taxes that are due and payable in respect of such Tax Returns have been paid (other than Taxes which are being contested in good faith and for which adequate reserves have been established in accordance with GAAP on the consolidated financial statements included in the most recent Company SEC Documents).
(b)          The Company and each of its subsidiaries:
(i)
have complied with all applicable Laws, rules, and regulations relating to the payment and withholding of Taxes with respect to amounts owing to any employee, independent contractor, stockholder, creditor or third party within the time and in the manner prescribed by Law;

(ii)
have not waived any statute of limitations with respect to any Taxes or agreed to any extension of time with respect to any Tax assessment or deficiency, which waiver or extension is currently effective, other than in connection with an extension of time for filing a Tax Return;

(iii)	have no pending or, to the knowledge of the Company, threatened audits, examinations, or assessments (or other similar proceedings initiated by a Governmental Authority) in respect of Taxes;
(iv)	have no Liens for Taxes upon any property or assets of the Company or any of its subsidiaries, other than Company Permitted Liens; and
(v)	do not participate and have not participated in a “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b).
3.17          Employee Benefit Plans.
(a)          Section 3.17(a) of the Company Disclosure Letter contains a true and complete list of each Company Plan. With respect to each Company Plan, the Company has made available to Parent true and complete copies of (as applicable): (i) the plan document including all amendments thereto; (ii) the most recent annual report (Form 5500 series), including all schedules and attachments thereto; (iii) each trust agreement, insurance Contract and other funding arrangement; (iv) the most recent summary plan description, together with any summary of material modifications thereto; and (v) the most recent determination, advisory or opinion letter issued by the Internal Revenue Service with respect to any such Company Plan intended to be qualified under Section 401(a) of the Code.
(b)          Each Company Plan intended to qualify under Section 401(a) of Code (a “Company Qualified Plan”) is so qualified and has received a current favorable determination, opinion or advisory letter from Internal Revenue Service upon which it can rely that it is qualified under Section 401 of the Code, and nothing has occurred with respect to such Company Qualified Plan that would reasonably be expected to adversely affect its qualification under Section 401 of the Code.
(c)          No Company Plan is, and none of the Company or any of its subsidiaries at any time sponsored, maintained, contributed to, had any obligation to contribute to, or had any current or contingent liability or obligation under or with respect to: (i) a “defined benefit plan” (as defined in Section 3(35) of ERISA) or a plan that is or was subject to Title IV of ERISA or Section 412 or 430 of the Code; (ii) a “multiemployer plan” (as defined in Section 3(37) or 4001(a)(3) of ERISA); (iii) a multiple employer welfare arrangement (as defined in Section 3(40) of ERISA); or (iv) a multiple employer plan (within the meaning of Section 413(c) of the Code).  Neither the Company nor any of its subsidiaries has any current or contingent liability or obligation as a result of at any time being considered a single employer under Code Section 414(b), (c), (m) or (o) with any other Person.

(d)          Each Company Plan has been established, funded, maintained, operated and administered in all material respects in accordance with its terms and the requirements of all applicable Laws, including but not limited to ERISA, the Code and PPACA.  None of the Company or any of its subsidiaries has incurred (whether or not assessed), and is not reasonably expected to incur or to be subject to, any material Tax or other penalty under PPACA (including with respect to the reporting requirements under Sections 6055 and 6056 of the Code, as applicable) or Section 4980B, 4980D or 4980H of the Code.
(e)          Except to the extent required by Section 4980B of the Code or any similar state Law and at the participant’s sole expense, no Company Plan provides, and none of the Company or any of its subsidiaries has any obligation to provide, post-termination or post-employment health or welfare benefits (whether or not insured) for current or former directors, consultants, independent contractors or employees (or any dependent thereof) of the Company or any of its subsidiaries or any other Person.
(f)          Neither the execution or delivery of this Agreement nor the consummation of the Merger will, either alone or in conjunction with any other event  (i) entitle any current or former director, employee, consultant or independent contractor of the Company or any of its subsidiaries to any severance any other payment or benefits, (ii) increase the amount of, or require any amount to be set aside in respect of, any benefit or compensation otherwise payable or required to be provided to any current or former director, employee, consultant or independent contractor pursuant to any Company Plan or otherwise, (iii) accelerate the time of payment, funding or vesting of compensation due any current or former director, employee, consultant or independent contractor or (iv) result in the payment or provision of an “excess parachute payment” as defined in Section 280G of the Code to any “disqualified individual” (as defined in Section 280G of the Code) of the Company or any of its subsidiaries (or, if not yet paid or provided, upon being paid or provided would be an “excess parachute payment”).  No Company Plan or other agreement with any employee provides for a “gross-up” or similar payment in respect of any Taxes that may become payable under Section 409A or Section 4999 of the Code.
(g)          Each Company Plan that is subject to Section 409A of the Code (if any) is in compliance in all material respects therewith, and no amounts deferred thereunder will be subject to Taxes or interest imposed under Section 409A of the Code upon the vesting or payment of such deferred compensation.
(h)          There is no pending action, audit, dispute, claim, litigation, proceeding or investigation or, to the knowledge of the Company, any threatened action, audit, dispute, claim, litigation, proceeding or investigation with respect to any Company Plan, the assets of any trust or other funding arrangement with respect to any Company Plan or the plan sponsor, the plan administrator or any fiduciary of any Company Plan, or otherwise involving any Company Plan (other than routine claims for benefits).  There have been no non-exempt “prohibited transactions” (as defined in Section 4975 of the Code or Section 406 of ERISA) or any breach of fiduciary duty (as determined under ERISA) with respect to any Company Plan.  With respect to each Company Plan and each benefit or compensation plan, program or arrangement that is mandated by any Law or Governmental Authority, all contributions, premiums, distributions, reimbursements, and other payments have been timely made under the terms of any Company Plan or pursuant to ERISA, the Code or other applicable Laws, or if not yet due, properly accrued.

(i)          Neither the Company nor any of its subsidiaries sponsors, maintains, contributes to, is required to contribute to or has any material liability or obligation under or with respect to any compensation or benefit plan, program, policy, agreement or arrangement that is for the benefit of any current or former director, employee, consultant, or individual independent contractor of the Company or any of its subsidiaries who resides or works primarily outside of the United States.
3.18          Employment Matters.
(a)          As of the date of this Agreement, neither the Company nor any of its subsidiaries is a party to or negotiating any collective bargaining agreements or any other similar labor-related agreements with any labor union, employee representative organization or works council (“Collective Bargaining Agreements”), and no employees of the Company or its subsidiaries are represented by any labor union, employee representative organization or works council in connection with their employment with the Company or any of its subsidiaries.  There are no labor representation proceedings or petitions seeking a labor representation proceeding, in each case, with respect to employees of the Company or any of its subsidiaries presently pending before the National Labor Relations Board or any other labor relations tribunal or any other Governmental Authority.  To the knowledge of the Company, (i) there are, and since January 1, 2015 there have been, no organizational campaigns, petitions or other activities or proceedings of any labor union, works council or employee representative organization seeking recognition of a collective bargaining unit with respect to, or otherwise attempting to represent, any of the employees of the Company or any of its subsidiaries or, with respect to the Company Business, their respective predecessors, or to compel the Company or any of its subsidiaries or, with respect to the Company Business, their respective predecessors, or to bargain with any such labor union, works council or employee representative organization; (ii) there are no strikes, slowdowns, walkouts, picketing, lockouts, work stoppages or other material labor-related controversies pending or, to the knowledge of the Company threatened; and (iii) neither the Company, its subsidiaries nor, with respect to the Company Business, their respective predecessors, has experienced any such strike, slowdown, walkout, work stoppage or other material labor-related controversy since January 1, 2015.  There is no pending charge or complaint against the Company or any of its subsidiaries by the National Labor Relations Board or, to the knowledge of the Company, any comparable Governmental Authority.
(b)          Except as would not be reasonably expected, individually or in the aggregate, to have a Company Material Adverse Effect, since the SEC Documents Date, none of the Company and any of its subsidiaries has failed to provide advance notice of layoffs or terminations as required by the Worker Adjustment and Retraining Notification Act or any state, local or non-U.S. Laws, or any applicable Law for employees outside the United States, regarding the termination or layoff of employees or has incurred any material liability or obligation which remains unsatisfied under such Laws.
(c)          Except as would not reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect, the Company and its subsidiaries have, since the SEC Documents Date, been, in compliance with all applicable Laws relating to the employment and other engagement of labor (including, employment and labor standards, immigration, employee and other service provider classification (including under the Fair Labor

Standards Act and similar state Laws and for purposes of eligibility to participate in Company Plans), the provision of and contributions to statutory benefits, labor relations and negotiation and consultation with employee representative bodies, occupational health and safety, human rights, workers’ compensation, severance payments and the provision of notice, employment equity, pay equity, wages, hours and medical leave).  Except as would not be reasonably expected, individually or in the aggregate, to have a Company Material Adverse Effect, no Action, audit or investigation with respect to employment matters is now pending or, to the knowledge of the Company, threatened against the Company or any of its subsidiaries, by or before any Governmental Authority.
3.19          Environmental Matters.
(a)          Except as would not reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect:
(i)
to the knowledge of the Company, there is no pending or threatened Environmental Claim regarding the Company or any of its subsidiaries or any property currently, or formerly owned, operated or leased by the Company or its subsidiaries;

(ii)
to the knowledge of the Company, with respect to real property that is currently or was formerly owned, leased or operated by the Company or any of its subsidiaries, there have been no Releases of Hazardous Materials at or from any of such real properties that has caused environmental contamination that would reasonably be expected to result in an obligation of the Company or any subsidiary to investigate or remediate such environmental contamination pursuant to applicable Environmental Law or contractual agreement or otherwise result in any Environmental Claim; and

(iii)
to the knowledge of the Company, neither the Company nor any subsidiary thereof has transported or arranged for the treatment, storage, handling, disposal or transportation of any Hazardous Material at or to any third-party location that would reasonably be expected to result in an Environmental Claim.

(b)          Except as would not reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect, to the knowledge of the Company, the Company and each of its subsidiaries are, and since the SEC Documents Date have been, in compliance with all applicable Environmental Laws.
3.20          Insurance.
(a)          Except as would not reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect, each insurance policy under which the Company or any of its subsidiaries is an insured (collectively, the “Company Insurance Policies”) is in full force and effect and all related premiums have been paid to date.  Schedule 3.20(a) of the Company Disclosure Letter sets forth each Company Insurance Policy along with the type and amount of coverage provided by and the renewal date of such Company Insurance Policy.
(b)          The Company and its subsidiaries are in compliance with the terms and conditions of the Company Insurance Policies, except for any non-compliance as would not reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect.
(c)          Neither the Company nor any of its subsidiaries is in material breach or default (including any such breach or default with respect to the payment of premiums or the giving of notice under any such policy) under any Company Insurance Policy, and, to the knowledge of the Company, no event has occurred which, with notice or lapse of time, would constitute such breach or default, or permit termination or modification, under such policy, except as would not reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect.
3.21          Foreign Corrupt Practices Act; International Trade Practices.
(a)          To the knowledge of the Company, none of the Company and its subsidiaries nor any of their respective directors, officers, employees, agents, joint venture partners, or representatives, has directly or indirectly offered or paid anything of value to a Foreign Official or any other person or entity for the purpose of obtaining or retaining business or securing an improper advantage.
(b)          Since the SEC Documents Date, the Company and its subsidiaries have maintained accurate books and records, and established sufficient internal controls and procedures to ensure compliance with and reasonable assurances that violations of Anti-Corruption Laws will be prevented, detected, and deterred; except where any such failure to maintain books and records or establish control and procedures would not, reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect.
(c)          To the knowledge of the Company, neither the Company or any of its subsidiaries nor any of their respective directors, officers, employees, agents, or representatives has directly or indirectly taken any action in violation of any export restrictions, anti-boycott regulations, embargo regulations, Money Laundering Laws, or other similar U.S. or foreign Laws, except where such violations would not reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect.  None of the Company’s directors, officers, or, to the knowledge of the Company, employees, agents or representatives is targeted by “sanctions” administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury (“OFAC”), or owned or controlled by, directly or indirectly, any person, entity, or government targeted by sanctions administered by OFAC.  To the knowledge of the Company, the Company and its subsidiaries have not directly or indirectly engaged in any business with, or used, directly or indirectly, any corporate funds to contribute to or finance the activities of, any person or in any country that it is prohibited for a U.S. person to engage in any business with or in under U.S. sanctions administered by OFAC.  Since the SEC Documents Date, the Company and its subsidiaries have not, to the knowledge of the Company, been the subject of any investigation, review, audit, or inquiry by a Governmental Authority related to U.S. sanctions administered by OFAC.  No investigation, review, audit, or inquiry by any Governmental Authority with respect to U.S. sanctions administered by OFAC or Money Laundering Laws is pending or, to the knowledge of the Company, threatened.

(d)          The Company and its subsidiaries are not in violation of Anti-Corruption Laws, except where such violations would not reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect.
3.22          Brokers, Finder’s and Third-Party Advisor Fees.  No broker, investment banker, financial advisor or other person is entitled to any broker’s, finder’s or financial advisor’s fee or commission in connection with the Transactions based upon arrangements made by or on behalf of the Company or any of its subsidiaries.
3.23          Opinions of Financial Advisor.  Duff & Phelps LLC has delivered to the Company Board its opinion, dated as of the date thereof, to the effect that, as of such date and based upon and subject to the factors, qualifications, assumptions, limitations and other matters set forth therein, the Offer Price to be received by holders of shares of Company Common Stock (other than as specified in such opinion) in the Merger is fair, from a financial point of view, to such holders.
3.24          Antitakeover Laws; Rights Agreement.
(a)          Assuming the accuracy of the representation set forth in Section 4.10, the Company Board has duly taken all actions so that no “fair price,” “control share acquisition,” “business combination” or other similar anti-takeover statute or regulation enacted under state or federal Laws in the United States (including under the DGCL) (collectively, “Takeover Laws”) will prohibit the execution, delivery or performance of or compliance with this Agreement, the Support Agreements, the Merger or the other Transactions.
(b)          Assuming the accuracy of the representation set forth in Section 4.10, the Company has taken all actions necessary pursuant to the Company Rights Agreement to provide that, as a result of the execution, delivery or performance of this Agreement, the conversion of shares of Company Common Stock into the right to receive the Per Share Merger Consideration in accordance with this Agreement, and the consummation of the Merger or the other Transactions, (i) neither Parent nor Sub, nor any affiliate or associate of Parent or Sub, will become or be deemed an Acquiring Person (as defined in the Company Rights Agreement), (ii) no Distribution Date or Stock Acquisition Date (each as defined in the Company Rights Agreement) will occur, (iii) the Rights (as defined in the Company Rights Agreement) of the Company will not separate from the underlying shares of Company Common Stock or give the holders thereof the right to acquire securities of any party hereto and (iv) a Triggering Event (as defined in the Company Rights Agreement) will not occur; and the Company has taken all other actions reasonably requested by Parent prior to the date of this Agreement to render the Company Rights Agreement inapplicable to the Merger and the transactions contemplated hereby.
3.25          Inventory; Accounts Receivable.
(a)          The Inventory of the Company and its subsidiaries (i) is located on the premises specified in Section 3.25(a) of the Company Disclosure Letter, (ii) has been acquired by the Company or its subsidiaries only in bona fide transactions entered into in the ordinary course of business and (iii) is marketable and fit for the purpose for which it was procured or manufactured, subject to the reserve for inventory write down set forth in the Company’s balance sheet as of March 31, 2018 (the “Latest Balance Sheet”) as adjusted for operations and transactions through the Closing Date in accordance with the past custom and practice of the Company and its subsidiaries.  The Company and its subsidiaries have valid legal title to the Inventory free and clear of any Liens except Company Permitted Liens.
(b)          All accounts receivable of the Company, including all accounts receivable shown on the Latest Balance Sheet, are valid receivables and represent sales actually made or services actually performed in the ordinary course of business or otherwise arising out of bona fide transactions.  The reserves for uncollectible accounts receivable reflected on the Latest Balance Sheet were established in accordance with the Company’s historical methods and practices in establishing such reserves.
3.26          No Other Representations; No Reliance; Waiver.  The Company represents, warrants, acknowledges and agrees that other than as expressly set forth in Section 4 of this Agreement, none of Parent, Sub, any of their affiliates or stockholders or any of their respective Representatives (collectively, the “Parent Related Persons”) makes or has made any representation or warranty, either express or implied, as to the accuracy or completeness of any information provided or made available to the Company, any of its affiliates or stockholders or any of their respective Representatives (collectively, “Company Related Persons”) or any other person in connection with this Agreement, the Merger or any of the other Transactions or with respect to any projections, forecasts, estimates, plans or budgets of future revenues, expenses or expenditures, future results of operations, future cash flows or future financial condition, or any component of the foregoing, or any other forward looking information, of Parent, Sub or any of their affiliates, and no Company Related Person has relied on any information or statements made or provided (or not made or provided) to any Company Related Person other than the representations and warranties of Parent and Sub expressly set forth in Section 4 of this Agreement.
SECTION 4

 REPRESENTATIONS AND WARRANTIES OF PARENT AND SUB
Except (i) as disclosed in the Parent SEC Documents and Parent Furnished Documents filed with or furnished to the SEC by Parent on or after April 1, 2018, and prior to the date of this Agreement (in each case, excluding any risk factor disclosures contained under the heading “Risk Factors,” any disclosure of risks included in any “forward-looking statements” disclaimer or any other statements to the extent they are similarly predictive or forward-looking in nature) and to the extent publicly available on EDGAR or (ii) as set forth in the disclosure letter delivered by Parent to the Company (the “Parent Disclosure Letter”) concurrently with the execution of this Agreement, which Parent Disclosure Letter identifies items of disclosure by reference to a particular section or subsection of this Agreement (it being understood and agreed that any information set forth in one section or subsection of Parent Disclosure Letter also shall be deemed to apply to each other section and subsection of this Agreement to which its applicability is reasonably apparent from the text of the disclosure), Parent and Sub jointly and severally represent and warrant to the Company as follows:
4.1          Organization, Standing and Corporate Power.

(a)          Each of Parent and its subsidiaries is a corporation or other legal entity duly organized and validly existing under the Laws of the jurisdiction of its incorporation, formation or organization, as the case may be, and has all requisite corporate, limited liability company or similar power and authority necessary to own, lease and operate all of its properties and assets and to carry on its business as currently conducted, except for such failures to be duly organized or validly existing or to have corporate, limited liability company or similar power or authority that would not reasonably be expected, individually or in the aggregate, to have a Parent Material Adverse Effect.
(b)          Each of Parent and its subsidiaries is duly licensed or qualified to do business and is in good standing (or equivalent status, to the extent such concept exists) in each jurisdiction in which the nature of the business currently conducted by it or the character or location of the properties and assets currently owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing (or equivalent status) would not reasonably be expected, individually or in the aggregate, to have a Parent Material Adverse Effect.
4.2          Corporate Authorization.
(a)          Each of Parent and Sub has all necessary corporate power and authority to execute and deliver this Agreement and all other agreements and documents contemplated hereby to which it is a party and, subject to adoption of this Agreement by Parent, as the sole stockholder of Sub, to perform its obligations hereunder and to consummate the Transactions.  The execution, delivery and performance by Parent and Sub of this Agreement, and the consummation by them of the Transactions, have been duly authorized and adopted by the Parent Board and the board of directors of Sub, respectively.  Except for (i) obtaining the adoption of this Agreement by Parent as the sole stockholder of Sub (which shall be done promptly) and (ii) filing the Certificate of Merger with the Secretary of State of the State of Delaware, no other corporate action or proceeding on the part of Parent or Sub is necessary to authorize the execution, delivery and performance by Parent of this Agreement and the consummation by it of the Transactions.  This Agreement has been duly executed and delivered by Parent and Sub and, assuming due authorization, execution and delivery of this Agreement by the Company, constitutes a legal, valid and binding obligation of Parent and Sub, enforceable against such parties in accordance with its terms, except that such enforceability may be limited by the Bankruptcy and Equity Exception.
(b)          At a meeting duly called and held, the Parent Board, by resolutions of the directors present and voting at such meeting (which resolutions have not as of the date of this Agreement been subsequently rescinded, modified or withdrawn), has (i) determined that the terms of the Merger and the other Transactions are advisable, fair to and in the best interests of Parent and its stockholders and (ii) approved, adopted and declared advisable this Agreement and the Transactions.  The board of directors of Sub has adopted resolutions (A) determining that the terms of the Merger and the other Transactions are advisable and in the best interests of Sub and Parent, as its sole stockholder, (B) approving this Agreement, the Merger and the other Transactions and (C) recommending that Parent, as sole stockholder of Sub, adopt this Agreement and directing that this Agreement be submitted to Parent, as sole stockholder of Sub, for adoption.

4.3          Governmental Authorization.  Except for (a) filings required under, and compliance with other applicable requirements of, (i) the Securities Act, the Exchange Act, and any other applicable federal securities Laws, (ii) state securities or “blue sky” Laws and (iii) the rules and regulations of NASDAQ, (b) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware pursuant to the DGCL and (c) filings required under, and in compliance with other applicable requirements of, any Antitrust Laws, no consents or approvals of, or filings with, any Governmental Authority are necessary for the execution and delivery of this Agreement by Parent or Sub and the consummation by Parent and Sub of the Transactions, other than such other consents, approvals or filings that, if not obtained, made or given, would not reasonably be expected, individually or in the aggregate, to have a Parent Material Adverse Effect.
4.4          No Conflict.  Neither the execution and delivery of this Agreement by Parent nor the consummation by Parent of the Merger or the other Transactions, nor compliance by Parent with any of the provisions of this Agreement, will (a) conflict with or violate the Parent Charter, (b) assuming that the consents, approvals and filings referred to in Section 4.3 are obtained and made, violate any Restraint or Law applicable to Parent or any of its subsidiaries, or (c) violate, breach, result in the loss of any benefit under, conflict with any provision of, or constitute a default (or an event which, with the notice or lapse of time, or both, would constitute a default) under, or result in the termination of or a right of termination or cancellation under, cause any payment under or accelerate the performance required by, or result in the creation of any Lien (other than a Parent Permitted Lien) upon the respective properties or assets, of Parent or any of its subsidiaries under, any  “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC), except in the case of clauses (b) and (c) as would not reasonably be expected, individually or in the aggregate, to have a Parent Material Adverse Effect.
4.5          Information Supplied; Offer Documents.  None of the information supplied or to be supplied by or on behalf of Parent or Sub for inclusion or incorporation by reference in the Schedule 14D-9 (including any amendments or supplements thereto) will, at the time the Schedule 14D-9 (or any amendment or supplement thereto) is filed with the SEC or at the time the Schedule 14D-9 (or any amendment or supplement thereto) is first published, sent or given to the stockholders of the Company, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading.  The Offer Documents (including any amendment or supplement thereto) will comply as to form in all material respects with the requirements of the Exchange Act and will not, at the time filed with the SEC and at the time first published, sent or given to the stockholders of the Company, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.  Notwithstanding the foregoing, Parent and Sub make no representation or warranty with respect to statements made or incorporated by reference therein based on information supplied by or on behalf of the Company or any affiliates thereof for inclusion or incorporation by reference in the Offer Documents.
4.6          Litigation.  As of the date of this Agreement, there is no Action pending and served or, to the knowledge of Parent, threatened in writing, to which Parent or any of its subsidiaries is or would be a party, in each case, that would reasonably be expected, individually or in the aggregate, to have a Parent Material Adverse Effect.  As of the date of this Agreement, there are no outstanding judgments, writs, injunctions, decrees or orders of any Governmental Authority against or, to the knowledge of Parent, binding on Parent or its subsidiaries that have had or would reasonably be expected, individually or in the aggregate, to have a Parent Material Adverse Effect.
4.7          Brokers and Finder’s Fees.  Except for PJT Partners, no broker, investment banker, financial advisor or other person is entitled to any broker’s, finder’s or financial advisor’s fee or commission in connection with the Transactions based upon arrangements made by or on behalf of Parent or any of its subsidiaries.
4.8          Sufficiency of Funds.  Parent owns, and will at the Closing own, beneficially and of record all of the outstanding capital stock of Sub, free and clear of all Liens.  Sub was formed solely for the purpose of engaging in the Transactions, has, and at the Closing will have, no liabilities or obligations of any nature other than those incident to its formation and pursuant to the Transactions, and prior to the Effective Time, will not have engaged in any other business activities other than those relating to the Transactions.  Parent has, and will have at the Closing, the funds necessary and sufficient to consummate the Transactions, including payment in cash of the aggregate Offer Price at the Closing and payment of all related fees and expenses.  Parent’s obligations under this Agreement are not contingent or conditioned in any manner on obtaining any financing.
4.9          No Other Representations; No Reliance; Waiver.  Each of Parent and Sub represents, warrants, acknowledges and agrees that other than as expressly set forth in Section 3 of this Agreement, none of the Company Related Persons makes or has made any representation or warranty, either express or implied, as to the accuracy or completeness of any information provided or made available to any Parent Related Persons or any other person in connection with this Agreement, the Merger or any of the other Transactions or with respect to any projections, forecasts, estimates, plans or budgets of future revenues, expenses or expenditures, future results of operations, future cash flows or future financial condition, or any component of the foregoing, or any other forward looking information, of the Company or any of its affiliates, and no Parent Related Person has relied on any information or statements made or provided (or not made or provided) to any Parent Related Person other than in the case of Parent and Sub, the representations and warranties of the Company expressly set forth in Section 3 of this Agreement.
4.10          Ownership of Company Capital Stock.  Neither Parent nor Sub nor any “affiliate” or “associate” (as such terms are used in Section 203 of the DGCL) of Parent or Sub “own” (within the meaning of Section 203 of the DGCL) or have, within the last three years, “owned” any shares of Company Common Stock (or other securities convertible into, exchangeable for or exercisable for shares of Company Common Stock).  Neither Parent nor Sub nor any Related Person (as defined in the Company Rights Agreement) was an Acquiring Person (as defined in the Company Rights Agreement) prior to the amendment of the Company Rights Agreement contemplated by Section 3.24(b).
SECTION 5

 COVENANTS AND AGREEMENTS
5.1          Conduct of the Company Business.

(a)          The Company covenants and agrees as to itself and its direct or indirect subsidiaries that, from the date of this Agreement until the earlier of the Effective Time and termination of this Agreement in accordance with Section 8.1, except (i) as required or specifically permitted by any other provision (including Section 5.1(b)) of this Agreement (or as set forth in Section 5.1 of the Company Disclosure Letter), (ii) as required by applicable Law or (iii) with Parent’s written consent, the Company and its direct and indirect subsidiaries shall (A) conduct the Company Business in the ordinary course of business as historically conducted in all material respects, (B) take such action as is necessary to provide that (1) Closing Working Capital shall not be less than $24,000,000 (subject to deduction, dollar-for-dollar, by the amount (if any) by which the resulting sum calculated in clause (2) immediately hereafter is less than $90,000,000 and such deduction shall solely be for purposes of determining compliance with this Closing Working Capital covenant), and (2) the aggregate of (x) Net Debt plus (y) all amounts payable in the Offer and the Merger in respect of Company Securities, Company Options and Company RSUs is less than or equal to $90,000,000 as of immediately prior to the Effective Time and, to the extent consistent therewith, and (C) use their reasonable best efforts to preserve the Company’s assets and business organization and maintain its existing relations and goodwill with material customers, suppliers, distributors, regulators and business partners.  No more than four and no less than two Business Days prior to the Closing Date, the Company shall deliver to Parent a written good faith estimate of the Closing Working Capital.
(b)          Except as required or specifically permitted by this Agreement (or as set forth in Section 5.1 of the Company Disclosure Letter) or as required by applicable Law, from the date of this Agreement until the earlier of the Effective Time and termination of this Agreement in accordance with Section 8.1, unless Parent otherwise consents in writing (such consent not to be unreasonably withheld, conditioned or delayed), neither the Company nor any of its direct or indirect subsidiaries shall or may take any of the following actions (it being understood and agreed that if any action is permitted by any of the following subsections pursuant to an express exclusion from conduct that would otherwise be prohibited, such action shall be permitted under Section 5.1(a)):
(i)	amend the Company Charter Documents or the organizational or governing documents of any of the Company’s subsidiaries;
(ii)
(A) issue, deliver, sell, grant, dispose of, pledge or otherwise encumber any shares of capital stock of any class or any other Equity Interest of the Company or any of its direct or indirect subsidiaries (the “Company Securities”), or any rights, warrants, options, calls, commitments or any other agreements of any character to purchase or acquire any Company Securities, or any securities or rights convertible into, exchangeable or exercisable for, or evidencing the right to subscribe for, any Company Securities, in each case to or in favor of a person other than the Company or a wholly owned subsidiary of the Company, provided that the Company may issue shares of Company Common Stock (1) solely upon the exercise or settlement of Company Options or Company RSUs that are outstanding on the date of this Agreement in accordance with their terms as of the date of this Agreement or, (2) subject to Section 2.5, in accordance with the terms of the ESPP as of the date hereof; (B) redeem, purchase or otherwise acquire any outstanding Company Securities, or any rights, warrants, options, calls, commitments, convertible securities or any other agreements of any character to acquire any Company

Securities, except in connection with the exercise or settlement of Company Options or Company RSUs that are outstanding on the date of this Agreement and in accordance with their terms as of the date of this Agreement; (C) adjust, split, combine, subdivide or reclassify any Company Securities; (D) enter into, amend or waive any of the rights under any Contract with respect to the sale or repurchase of any Company Securities; or (E) except as expressly required by the terms of this Agreement, amend (including by reducing an exercise price or extending a term) or waive any of its rights under any agreement evidencing any outstanding Company Options, Company RSUs or Company Securities;

(iii)
directly or indirectly acquire or agree to acquire in any transaction any Equity Interest in, or business of, any firm, corporation, partnership, company, limited liability company, trust, joint venture, association or other entity or division thereof or the purchase (including by license, collaboration or joint development agreement) directly or indirectly of any properties or assets (other than purchases of supplies and inventory in the ordinary course of business consistent with the Company’s past practice), if the aggregate amount of all consideration to be paid or transferred by the Company and its subsidiaries in connection with all such transactions (including the assumption of liabilities) would reasonably be expected to exceed $100,000;

(iv)
sell, pledge, dispose of, transfer, abandon, lease, license, mortgage or otherwise encumber or incur any Lien (including pursuant to a sale-leaseback transaction or an asset securitization transaction) (other than a Company Permitted Lien) on, any properties, rights or assets (including securities of the Company and its subsidiaries and the Company Intellectual Property) with a fair market value in excess of $100,000 in the aggregate, except (A) sales of inventory in the ordinary course of business consistent with the Company’s past practices, (B) as required to be effected prior to the EffectiveTime pursuant to Contracts in force on the date of this Agreement, (C) transfers among the Company and its wholly-owned subsidiaries or (D) dispositions of obsolete assets or expired inventory;

(v)
incur, create, assume or otherwise become liable for any Indebtedness (of the type described in clauses (i) through (iii) of the definition thereof, including the issuance of any debt security and the assumption or guarantee of obligations of any person) (or enter into a “keep well” or similar agreement), or issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of the Company, in amounts in excess of $100,000 in the aggregate, except for (A) Indebtedness among the Company and any of its wholly-owned subsidiaries, (B) letters of credit issued in the ordinary course of business, and (C) trade credit or trade payables in the ordinary course of business; or fail to notify Parent in writing promptly following any material breach of a covenant contained in, or any occurrence that could reasonably be expected to lead to a default or event of default under, any of the Company’s credit facilities or indentures;

(vi)
declare, set aside, make or pay any dividend or other distribution, whether payable in cash, stock, property or otherwise, in respect of the Company Common Stock, Company Preferred Stock or Equity Interests of any non-wholly owned subsidiary of the Company;

(vii)
other than as required by applicable Law, (A) increase the compensation or benefits (including severance benefits) of any of its directors, officers or employees or independent contractors or consultants, other than an increase in the salary or wages of any employee of the Company or its subsidiaries with an annual base compensation of less than $100,000 in the ordinary course of business; (B) grant any bonus, severance, retention, benefit or other direct or indirect compensation or grant any new equity or equity-based awards to any current or former director, officer, employee, independent contractor or consultant of the Company; (C) take any action to accelerate or commit to accelerate the vesting or payment, or prefund or in any other way secure the payment of, compensation or benefits under the Company Equity Plan or a Company Plan; (D) enter into, negotiate, establish, amend or terminate any Company Plan (including any arrangement that would be a Company Plan if in effect on the date hereof) or any Collective Bargaining Agreement; (E) enter into or modify any employment, deferred compensation, consulting or similar agreement with any executive officer or other employee with annual base salary in excess of $100,000; or (F) materially change any actuarial or other assumptions used to calculate funding obligations with respect to any Company Plan or to change the manner in which contributions to such plans are made or the basis on which such contributions are determined, except insofar as may be required by the terms of such Company Plan in existence as of the date hereof, GAAP, applicable Law or regulatory guidelines;

(viii)
communicate in a writing that is intended for broad dissemination to the Company’s (or any of its subsidiary’s) employees regarding compensation, benefits or other treatment they will receive following the Merger, unless any such communication is consistent with Section 2.4 or Section 5.4 of this Agreement (in which case, the Company shall provide Parent with prior notice of, and the opportunity to review and comment upon, any such communications, provided that nothing herein shall be construed to obligate the Company to adopt any such comment if the Company determines in good faith such an adoption would not be in the Company’s best interests);

(ix)
make any material changes in financial accounting methods, principles or practices (or change an annual accounting period), except insofar as may be required by GAAP, applicable Law or regulatory guidelines;

(x)	write up, write down or write off the book value of any material assets (including any Inventory), except to the extent required by GAAP;
(xi)
release, compromise, assign, settle or agree to settle any Action (including without limitation any suit, action, claim, proceeding or investigation relating to this Agreement or the Merger and the other the Transactions with adverse parties other than Parent or Sub) or insurance claim;

(xii)
to the extent such action would be reasonably likely to materially affect the Company and its subsidiaries, taken as a whole, (A) make, change or revoke any Tax election or adopt or change any method of Tax accounting, (B) enter into any “closing agreement” as described in Section 7121 of the Code (or any comparable or similar provisions of applicable Law), settle or compromise any liability with respect to Taxes or surrender any claim for a refund of Taxes, (C) file any amended Tax Return, or (D) consent to any extension or waiver of the limitations period applicable to any claim or assessment in respect of Taxes;

(xiii)	make or commit to (A) any capital expenditure that exceeds $10,000 individually or (B) any aggregate of capital expenditures that exceeds $100,000;
(xiv)
(A) enter into or terminate (other than in accordance with its terms) any Company Material Contract (other than a confidentiality agreement as contemplated by Section 5.3), (B) materially modify, materially amend, waive any material right under or renew any Company Material Contract, other than (in the case of this clause (B)) in the ordinary course of business consistent with the Company’s past practice, (C) enter into or extend the term or scope of those provisions of any Company Material Contract that purport to restrict the Company, or any of its subsidiaries or affiliates or any successor thereto, from engaging or competing in any line of business or in any geographic area, or (D) enter into any Company Material Contract that would be breached by, or require the consent of any third party in order to continue in full force following, consummation of the Merger and the other Transactions;

(xv)
sell, pledge, dispose of, transfer, license (except for non-exclusive licenses of Company Intellectual Property granted to third parties for purposes of advertising the Company’s products which are granted in the ordinary course of business and consistent with past practices), subject to any Lien, cancel, dedicate to the public, disclaim, forfeit, reissue, reexamine, abandon, or allow to lapse (except with respect to issued Patents expiring in accordance with their maximum statutory terms) any Registered Company IP or other Company Intellectual Property that is material to the operation or conduct of the business of the Company or any of its subsidiaries;

(xvi)
disclose any Trade Secrets (other than pursuant to a written confidentiality agreement entered into in the ordinary course of business with reasonable protections of, and preserving all rights of the Company and its subsidiaries in, such trade secrets);

(xvii)
announce, implement or effect any facility closing, lay-off, early retirement programs, severance programs or reductions in force affecting employees of the Company or any of its subsidiaries that could implicate the Worker Adjustment and Retraining Notification Act and any similar foreign, state or local Law;

(xviii)	make any loan or advance (other than travel and similar advances to its employees in the ordinary course of business) to, any person;
(xix)
hire or offer employment or engagement to, or terminate (other than for cause) the employment or engagement of, any (A) executive officer or (B) employee or individual consultant with annual base compensation in excess of $100,000;

(xx)	fail to maintain in effect material insurance policies covering the Company and its subsidiaries and their respective properties, assets and businesses;

(xxi)
merge or consolidate the Company with any person or adopt a plan of complete or partial liquidation or resolutions providing for a complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of the Company or any of its material subsidiaries;

(xxii)	(A) purchase any marketable securities except in the ordinary course of business, or (B) change in material manner the investment guidelines with respect to the Company’s investment portfolio;
(xxiii)	forgive any loans to any officers, employees or directors of the Company or its subsidiaries, or any of their respective affiliates;
(xxiv)
engage in any promotional sales, customer rebates, discount or price reduction or other activity that has or would reasonably be expected to have the effect of accelerating to pre-Closing periods sales that otherwise would be expected to occur in post-Closing periods;

(xxv)
cancel, delay or otherwise extend the payment date of any of its accounts payable, accelerate the collection of any of its accounts receivable or otherwise change any of its cash management or accounting practices, in each case, other than in the ordinary course of business; or

(xxvi)	authorize any of, or commit, resolve, or agree in writing or otherwise to take any of, the foregoing actions.
5.2          No Control of Company’s Business.  Without in any way limiting any party’s rights or obligations under this Agreement, the parties understand and agree that (a) nothing contained in this Agreement shall give Parent, directly or indirectly, the right to control or direct the Company’s business or operations prior to the Effective Time and (b) prior to the Effective Time, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its operations.  Nothing in this Agreement, including any of the restrictions set forth in Section 5.1 shall be interpreted in such a way as to violate any Law.
5.3          No Solicitation by the Company.
(a)          From the date of this Agreement until the earlier of the Effective Time and the termination of this Agreement in accordance with Section 8.1, except as provided in Section 5.3(b) or Section 5.3(d), (i) the Company shall cease, and shall cause its officers and directors and shall direct the other Company Representatives to cease, and cause to be terminated all existing discussions, negotiations and communications with any persons or entities with respect to any Company Acquisition Proposal (other than the transactions contemplated hereby); (ii) the Company shall not, and shall not authorize or permit any officers, directors, investment bankers, attorneys, accountants and other advisors, agents and representatives (collectively, “Company Representatives”) to, directly or indirectly through another person, (A) initiate, seek, solicit or knowingly encourage (including by way of furnishing any non-public information relating to the Company or any of its subsidiaries), or knowingly induce or take any other action which would reasonably be expected to lead to the making, submission or announcement of any Company Acquisition Proposal, (B) engage in negotiations or discussions with, or provide any non-public information or non-public data to, any person (other than Parent or any of its affiliates or any of their respective officers, directors, investment bankers, attorneys, accountants and other advisors, agents and representatives (collectively, “Parent Representatives”)) relating to any Company Acquisition Proposal or grant any waiver or release under any standstill or other agreement (except that, notwithstanding anything herein to the contrary, the Company may waive any such standstill provision in any agreement only to the extent necessary to permit any person or group of persons to make a Company Acquisition Proposal privately to the Company Board) or (C) resolve to do any of the foregoing; (iii) the Company shall not provide and shall, within twenty-four (24) hours of the date hereof, terminate access of any third party to any data room (virtual or actual) containing any of the Company’s confidential information; and (iv) within two (2) Business Days after the date hereof, the Company shall request the return or destruction of all confidential, non-public information provided to third parties that have, since the SEC Documents Date, entered into confidentiality agreements relating to a possible Company Acquisition Proposal with the Company or any of its subsidiaries.  Notwithstanding the foregoing, nothing contained in this Section 5.3 or in Section 6.3 or any other provision of this Agreement shall prohibit the Company or the Company Board (or any committee thereof) from taking and disclosing to the Company’s stockholders its position with respect to any tender or exchange offer by a third party pursuant to Rules 14d-9 and 14e-2 promulgated under the Exchange Act.  Any disclosure made in accordance with the foregoing sentence that constitutes a Company Adverse Recommendation Change shall result in all of the consequences of a Company Adverse Recommendation Change set forth in this Agreement.
(b)          Notwithstanding the foregoing, at any time prior to the Offer Acceptance Time, if the Company receives a written Company Acquisition Proposal from a third party and the receipt of such Company Acquisition Proposal was not initiated, sought, solicited, knowingly encouraged or knowingly induced in violation of Section 5.3(a), then the Company may (i) contact the person who has made such Company Acquisition Proposal in order to clarify the terms of such Company Acquisition Proposal so that the Company Board (or any committee thereof) may inform itself about such Company Acquisition Proposal, (ii) furnish information concerning its business, properties or assets to any person pursuant to a confidentiality agreement with terms that, taken as a whole, are not materially less favorable to the Company than those contained in the Confidentiality Agreement and (iii) negotiate and participate in discussions and negotiations with such person concerning a Company Acquisition Proposal, in the case of clauses (ii) and (iii), if the Company Board determines in good faith that such Company Acquisition Proposal constitutes or is reasonably likely to constitute or lead to a Company Superior Proposal.  The Company (A) shall promptly (and in any case within twenty-four (24) hours) provide Parent notice (1) of the receipt of any Company Acquisition Proposal, which notice shall include a complete, unredacted copy of such Company Acquisition Proposal, and (2) of any inquiries, proposals or offers received by, any requests for non-public information from, or any discussions or negotiations sought to be initiated or continued with, the Company or any Company Representatives concerning a Company Acquisition Proposal that constitutes or is reasonably likely to constitute or lead to a Company Acquisition Proposal, and disclose the identity of the other party (or parties) and the material terms of such inquiry, offer, proposal or request and, in the case of written materials, provide copies of such materials, (B) shall promptly (and in any case within twenty-four (24) hours) make available to Parent copies of all written materials provided by the Company to such party but not previously made available to Parent and (C) shall keep Parent informed on a reasonably prompt basis (and, in any case, within twenty-four (24) hours of any significant development) of the status and material details (including amendments and proposed amendments) of any such Company Acquisition Proposal or other inquiry, offer, proposal or request.
(c)          Except as permitted by Section 5.3(d) or Section 5.3(e), neither the Company Board nor any committee thereof shall (i) withdraw, qualify or modify, or publicly propose to withdraw, qualify or modify, the Company Board Recommendation, in each case in a manner adverse to Parent or Sub, (ii) approve or recommend any Company Acquisition Proposal, (iii) enter into any agreement with respect to any Company Acquisition Proposal (other than a confidentiality agreement pursuant to Section 5.3(b)) or (iv) fail to reaffirm or re-publish the Company Board Recommendation within seven (7) Business Days of being requested by Parent to do so (provided that (A) Parent may make such request on no more than two (2) occasions, (B) Parent may not make any such request at any time following the Company’s delivery of a notice pursuant to clause (B) of Section 5.3(d) or clause (ii) of Section  5.3(e) and (C) if Parent has made any such request and prior to the expiration of seven (7) Business Days, the Company delivers a notice pursuant to clause (B) of Section 5.3(d) or clause (ii) of Section  5.3(e), the five (5) Business Day period set forth in this clause (iv) shall be tolled on a daily basis during the period beginning on the date of delivery of such notice and ending on the date on which the Company Board shall have determined not to effect a Company Adverse Recommendation Change pursuant to Section 5.3(d) or Section  5.3(e), as applicable) (any action described in this sentence being referred to as a “Company Adverse Recommendation Change”).
(d)          If, at any time prior to the receipt of the Offer Acceptance Time, the Company Board receives a Company Acquisition Proposal that the Company Board determines in good faith constitutes a Company Superior Proposal, the Company Board may (i) effect a Company Adverse Recommendation Change or (ii) authorize the Company to terminate this Agreement pursuant to Section 8.1(f) in order to enter into a definitive agreement providing for a Company Superior Proposal if (A) the Company Board determines in good faith that the failure to take such action would reasonably be expected to be inconsistent with the Company’s directors’ fiduciary duties under applicable Law; (B) the Company has notified Parent in writing that it intends to effect a Company Adverse Recommendation Change or terminate this Agreement; (C) if applicable, the Company has provided Parent a copy of the proposed definitive agreements between the Company and the person making such Company Superior Proposal; (D) for a period of five (5) Business Days following the notice delivered pursuant to clause (B) of this Section 5.3(d), the Company shall have discussed and negotiated in good faith and made Company Representatives available to discuss and negotiate in good faith (in each case to the extent Parent desires to negotiate) with Parent Representatives any proposed modifications to the terms and conditions of this Agreement so that the failure to take such action would no longer reasonably be expected to be inconsistent with the Company’s directors’ fiduciary duties under applicable Law (it being understood and agreed that any amendment to any material term or condition of any Company Superior Proposal shall require a new notice and a new four (4) Business Day negotiation period); and (E) no earlier than the end of such negotiation period, the Company Board shall have determined in good faith, after considering the terms of any proposed amendment or modification to this Agreement, that (x) the Company Acquisition Proposal that is the subject of the notice described in clause (B) above still constitutes a Company Superior Proposal and (y) the failure to take such action would still reasonably be expected to be inconsistent with the Company’s directors’ fiduciary duties under applicable Law.
(e)          Other than in connection with a Company Superior Proposal (which shall be subject to Section 5.3(d) and shall not be subject to this Section 5.3(e)), prior to the Offer Acceptance Time the Company Board may take any action prohibited by clause (i) of Section 5.3(c), but only in response to a Company Intervening Event and only if (i) the Company Board determines in good faith that the failure to take such action would reasonably be expected to be inconsistent with the Company’s directors’ fiduciary duties under applicable Law; (ii) the Company has notified Parent in writing that it intends to effect a Company Adverse Recommendation Change due to the occurrence of a Company Intervening Event (which notice shall specify the Company Intervening Event in reasonable detail); (iii) for a period of five (5) Business Days following the notice delivered pursuant to clause (ii) of this Section 5.3(e), the Company shall have discussed and negotiated in good faith and made Company Representatives available to discuss and negotiate in good faith (in each case to the extent Parent desires to negotiate), with Parent Representatives any proposed modifications to the terms and conditions of this Agreement so that the failure to take such action would no longer reasonably be expected to be inconsistent with the Company’s directors’ fiduciary duties under applicable Law (it being understood and agreed that any material change to the facts and circumstances relating to the Company Intervening Event shall require a new notice and a new four (4) Business Day negotiation period); and (iv) no earlier than the end of the negotiation period, the Company Board shall have determined in good faith, after considering the terms of any proposed amendment or modification to this Agreement, that the failure to take such action would still reasonably be expected to be inconsistent with the Company’s directors’ fiduciary duties under applicable Law.

5.4          Employee Matters.
(a)          For purposes of this Section 5.4, the term “Covered Employees” shall mean employees who are employed by the Company or any of its subsidiaries at the Effective Time and whose employment continues with the Surviving Corporation following the Effective Time.
(b)          Base Compensation; Annual Cash Bonus Opportunity.  Parent shall provide, or shall cause the Surviving Corporation to provide, to each Covered Employee the base salary or wages and annual target cash bonus opportunity set forth on Section 5.4(b) of the Company Disclosure Letter as of immediately following the Closing.
(c)          Benefit Plans.  Through December 31, 2018, Parent shall, or cause the Surviving Corporation to, provide employee benefits (other than defined benefit pension, equity or equity-based, nonqualified or deferred compensation and retiree health or welfare benefits) to Covered Employees that are substantially comparable in the aggregate to those benefits (other than defined benefit pension, equity or equity-based, nonqualified or deferred compensation and retiree health or welfare benefits) that are provided to similarly situated employees of Parent.
(d)          Crediting of Payments.  With respect to the calendar year in which the Effective Time occurs, in the event any Covered Employee first becomes eligible to participate under any employee benefit plan, program, policy, or arrangement of Parent or the Surviving Corporation (“Parent Employee Benefit Plan”) following the Effective Time, Parent shall, or shall cause the Surviving Corporation to, use commercially reasonable best efforts to (i) waive any pre-existing condition exclusions and waiting periods with respect to participation and coverage requirements applicable to any Covered Employee under any Parent Employee Benefit Plan providing health benefits to the same extent such limitation would have been waived or satisfied under the comparable Company Plan Covered Employees participated in immediately prior to coverage under the Parent Employee Benefit Plan; and (ii) provide each Covered Employee with credit for any deductibles and other out-of-pocket expenses paid under a Company Plan providing health benefits prior to the Covered Employee’s coverage under any Parent Employee Benefit Plan providing health benefits during the portion of the calendar year prior to the Effective Time, to the same extent such credit was given under the comparable Company Plan Covered Employees participated in immediately prior to coverage under the Parent Employee Benefit Plan, in satisfying any applicable deductible or out-of-pocket requirements under the Parent Employee Benefit Plan providing health benefits.
(e)          Service Crediting.  As of the Effective Time, Parent shall recognize, or shall cause the Surviving Corporation to recognize, all service of each Covered Employee prior to the Effective Time with the Company and its subsidiaries for purposes of eligibility to participate and vesting credit to the same extent and for the same purpose the Covered Employee’s service was recognized under a comparable Company Plan in effect immediately prior to the Effective Time, to the Company and its subsidiaries for purposes of eligibility to participate and vesting credit but the service of each Covered Employee prior to the Effective Time shall not be recognized (other than as required under applicable Law) for the purpose of (i) other than with respect to severance, deferred compensation and vacation benefits, any entitlement to benefits or benefit accruals, including, but not limited to, under any equity or equity-based, pension or post-retirement benefit plans; (ii) the level of non-elective employer contributions under any 401(k) plan of Parent or (iii) eligibility to participate in, or the level of benefits under, any Parent retiree medical or other retiree welfare program in which any Covered Employee participates after the Effective Time.  In no event shall anything contained in this Section 5.4(e) result in any duplication of compensation or benefits for the same period of service.
(f)          Termination of 401(k) Plan and Other Company Plans.  If requested by Parent prior to the Closing Date, the Company shall take (or cause to be taken) all actions necessary or appropriate to terminate, effective no later than the Business Day prior to the Closing Date, any Company Plan that contains a cash or deferred arrangement intended to qualify under Section 401(k) of the Code (a “Company 401(k) Plan”).  The Company shall provide to Parent prior to the Closing Date written evidence of the adoption by the Company Board of resolutions authorizing and approving the termination of such Company 401(k) Plan, effective at least one Business Day prior to the Closing Date (the form and substance of which resolutions shall be subject to the prior review and approval of Parent, which approval shall not be unreasonably withheld, conditioned or delayed).  In the event that Parent requests termination of the Company 401(k) Plan, Parent shall take all actions necessary to allow Covered Employees who meet the age and service eligibility requirements under the 401(k) plan maintained by Parent or its affiliates (the “Parent 401(k) Plan”) (after giving effect to Section 5.4(e) above) to enroll as soon as reasonably practicable following the Closing under the Parent 401(k) Plan and to rollover their plan loans to the Parent 401(k) Plan without placing any such plan loans into default.  If requested by Parent prior to the Closing Date, the Company shall take (or cause to be taken) all necessary actions to terminate, effective immediately prior to the Closing Date, any Company Plan in accordance with the terms and conditions of such Company Plan and applicable Law.  The Company shall, and shall cause its subsidiaries to, cooperate with Parent in good faith (including by promptly furnishing such information as is requested by Parent) in fulfilling the obligations of Parent under this Section 5.4(f).
(g)          Parent Restrictions.  Nothing in this Section 5.4 shall be construed to limit the right of Parent or any of its subsidiaries (including, following the Effective Time, the Surviving Corporation and its subsidiaries) to establish, amend, modify or terminate any particular Company Plan or other benefit or compensation plan, program, policy, agreement or arrangement at any time assumed, established, sponsored or maintained by any of them, nor shall anything in this Section 5.4 be construed to (i) require Parent or any of its subsidiaries (including, following the Effective Time, the Surviving Corporation and its subsidiaries) to retain the employment or engagement (or any particular term or condition of employment or engagement) of any person for any fixed period of time following the Effective Time, or (ii) limit the ability of Parent or any of its subsidiaries (including, following the Effective Time, the Surviving Corporation and its subsidiaries) to terminate the employment or engagement of any person at any time and for any reason.
(h)          No Third-Party Beneficiaries; No Deemed Amendment.  Without limiting the generality of Section 9.5, the provisions of this Section 5.4 are solely for the benefit of the parties, and no other person, including any current or former employee, director or independent contractor or any other individual associated therewith shall be regarded for any purpose as a third-party beneficiary of this Agreement and nothing herein shall be interpreted to establish, terminate or amend any Company Plan or any other benefit or compensation plan, program or arrangement maintained, sponsored or contributed to by Parent, the Company or their respective subsidiaries.
(i)          Works Councils.  The parties hereto shall cooperate in good faith to comply in all material respects with all notification, consultation and other processes, if any, relating to current or former employees and their representatives, consultants, independent contractors or directors or Company Plans relating to the Transactions, which shall include any required notifications and consultation and other processes with respect to any labor union, works council or other organized employee representative body as required to either (i) obtain an opinion or acknowledgment from such labor union, works council or other organized employee representative body or (ii) establish that such opinion or acknowledgment is not a precondition to the Closing.  The Company will (or will cause its applicable subsidiary to) initiate and finalize all notice, consultation or other obligations, if any, related to any current or former employee, representative, consultant, independent contractor or director or Company Plan required as a result of the Transactions and agrees to provide Parent with copies of all documents it intends to provide to any employee, representative or labor union, works council or other organized employee representative body in connection with any of the foregoing at least three (3) Business Days in advance of distribution, and to consider in good faith any changes or additions that Parent may propose to such documents.
SECTION 6

 ADDITIONAL COVENANTS AND AGREEMENTS
6.1          Rule 14d-10 Matters.  Prior to the Offer Acceptance Time, the Compensation Committee of the Board of Directors of the Company (the “Compensation Committee”) will cause each employment compensation, severance or other employee benefit arrangement pursuant to which consideration is payable to any officer, director or employee who is a holder of any security of the Company to be approved by the Compensation Committee (comprised solely of “independent directors”) in accordance with the requirements of Rule 14d-10(d)(2) under the Exchange Act and the instructions thereto as an “employment compensation, severance or other employee benefit arrangement” within the meaning of Rule 14d-10(d)(2) under the Exchange Act and satisfy the requirements of the non-exclusive safe harbor set forth in Rule 14d-10(d) of the Exchange Act.
6.2          Access to Information.
(a)          Prior to the Effective Time, Parent shall be entitled, through its Representatives, to have such access to the assets, properties, books, records, Contracts, business and operations of the Company as is reasonably necessary or appropriate in connection with its investigation of the Company with respect to the Transactions and the execution, performance or consummation (including integration planning) of such transactions in the case of Parent.  Any such investigation and examination shall be conducted at reasonable times during business hours upon reasonable advance notice and in a manner designed not to substantially disrupt the Company’s business operations and the Company shall reasonably cooperate therein; provided, that nothing herein shall give Parent or its Representatives the right to any material relating to (x) any bids or business on which the Company and Parent or any of their respective subsidiaries are competing or (y) any such material that relates to the negotiation and execution of this Agreement, or to the transactions potentially competing with or alternative to the Transactions or proposals from other parties relating to any competing transaction.  No investigation by Parent (whether conducted prior to or after the date of this Agreement) shall diminish or obviate any of the representations, warranties, covenants or agreements of the Company contained in this Agreement.  The Company shall provide Parent’s representatives during such period with the opportunity to review all such information and such documents concerning the affairs of the Company as such Parent’s representatives may reasonably request in furtherance of the purposes set forth above and cause its officers, employees, consultants, agents, accountants and attorneys to cooperate to the extent practicable with Parent’s representatives in connection with such investigation.  Notwithstanding the foregoing, the Company shall not be required to permit such access or make such disclosure if such access or disclosure could: (i) violate the terms of any confidentiality agreement or other Contract with a third party; provided, that the Company shall use reasonable best efforts to render the prohibitions under such confidentiality agreement or other Contract inapplicable, (ii) result in the loss of any attorney-client privilege, or (iii) violate any applicable Law.
(b)          Between the date hereof and the Effective Time, the Company shall, and shall cause its subsidiaries, employees and representatives to, reasonably cooperate with Parent to achieve all potential synergies associated with the Transactions, including by providing such information and making such required filings (including filings pursuant to the Worker Adjustment and Retraining Notification Act of 1988), in each case as are reasonably requested by Parent.  In addition, on each Friday falling between the date hereof and the Effective Time, the Company shall deliver to Parent a written good faith estimate of the Net Debt and the working capital of the Company and its Subsidiaries calculated consistently with the definition of “Closing Working Capital”, in each case as of such date.

6.3          Public Disclosure.  Until the Closing or the earlier termination of this Agreement, neither Parent nor the Company, nor any of their respective affiliates, will disseminate any press release or other public announcement concerning this Agreement, the Merger or the other Transactions, except as may be required by Law or the rules of any listing authority or any securities exchange, without the prior consent of each of the other parties hereto, which consent shall not be unreasonably withheld, conditioned or delayed.  The parties have agreed to the text of the joint press release announcing the execution of this Agreement.  Notwithstanding the foregoing, without prior consent of the other parties, each party (a) may communicate information that is not confidential information of any other party to financial analysts, investors and media representatives in a manner consistent with its past practice in compliance with applicable Law and (b) may disseminate the information included in a press release or other document previously approved for external distribution by the other parties.  Notwithstanding any other provision of this Agreement, (i) the Company will not be required to consult with Parent in connection with any such press release or public announcement if the Company Board has effected any Company Adverse Recommendation Change and (ii) the requirements of this Section 6.3 shall not apply to any disclosure by the Company or Parent of any information concerning this Agreement, the Merger or the other Transactions in connection with a determination by (A) the Company in accordance with Section 5.3(b) that a Company Acquisition Proposal constitutes, or may constitute, a Company Superior Proposal, or (B) any dispute between the parties regarding this Agreement, the Merger or the Transactions.
6.4          Notification of Certain Matters.  Each party shall give prompt (and in any event within two (2) Business Days) notice to the other parties of (a) the occurrence or non-occurrence, or impending occurrence or non-occurrence, of any event or circumstance that would reasonably be expected to cause a condition set forth in Section 7 not to be satisfied and (b) the receipt of any notice or other communication from a Governmental Authority in connection with the Transactions or from any person alleging that the consent of such person is or may be required in order to consummate the Merger or any other transaction contemplated by this Agreement, in each case to the extent such other party is not aware of such matter; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties, the conditions to the obligations of the parties under this Agreement or the remedies available to the party receiving such notification.
6.5          Stockholder Litigation.  The Company shall notify Parent in writing as promptly as practicable after it has received written notice of any Actions instituted against the Company or any of its directors or officers by any stockholder of the Company relating to this Agreement or the Transactions (any such Action, “Stockholder Litigation”), before any court or Governmental Authority.  Parent shall have the right to participate in (but not control) the defense of any Stockholder Litigation, the Company shall consult with Parent regarding the defense of any Stockholder Litigation, and the Company may not settle or compromise any Stockholder Litigation without the prior written consent of Parent (such consent not to be unreasonably withheld, conditioned or delayed).
6.6          Resignations.  Prior to the Effective Time, upon Parent’s request, the Company shall cause each director of the Company and each subsidiary of the Company to execute and deliver a letter effectuating his or her resignation as a director of such entity effective as of the Effective Time.

6.7          Director and Officer Liability.
(a)          For not less than six (6) years from and after the Effective Time, the Surviving Corporation shall (i) maintain in effect the provisions of the certificate of incorporation, bylaws or similar governing documents of the Company and its subsidiaries as in effect immediately prior to the Effective Time which provide for exculpation, indemnification or advancement of expenses of current or former directors, officers or employees of the Company or any of its subsidiaries and each individual who is serving or has served at the request or for the benefit of the Company or any of its subsidiaries as a director, officer, employee, agent or fiduciary of another person (each person entitled to indemnification under such governing documents, an “Indemnified Party”), and (ii) cause any such provision not to be amended, repealed or otherwise modified with respect to any matters existing or occurring at or prior to the Effective Time in any manner that would adversely affect the rights of any Indemnified Party.
(b)          Prior to the Effective Time, Parent shall (or shall cause the Surviving Corporation to), in each case following reasonable consultation with the Company, obtain and fully pay the premium for “tail” directors’ and officers’ liability and fiduciary liability insurance policies, in each case providing coverage for claims asserted prior to and for six years after the Effective Time with respect to any matters existing or occurring at or prior to the Effective Time (and, with respect to claims made prior to or during such period, until final resolution thereof), from an insurance carrier with the same or better credit rating as the Company’s director and officer insurance carrier as of the date of this Agreement, with levels of coverage, terms and conditions that are at least as favorable to the Indemnified Parties as the Company’s directors’ and officers’ liability and fiduciary liability insurance policies in effect as of the date of this Agreement; provided, however, that in no event shall Parent or the Surviving Corporation be required to expend for any year of such six (6) year period an amount in excess of 300% of the annual premium currently paid by the Company for such insurance policies (the “Maximum Premium”); provided, further, that if Parent or the Surviving Corporation would be obligated to expend more than the Maximum Premium in respect of such “tail” insurance policies, Parent or the Surviving Corporation shall cause to be maintained such policies with the greatest coverage available for a cost not exceeding the Maximum Premium.  If the parties for any reason fail to obtain such “tail” insurance policies as of the Effective Time, the Surviving Corporation shall continue to maintain in effect for a period of at least six years from and after the Effective Time the Company’s directors’ and officers’ liability and fiduciary liability insurance policies in effect as of the date of this Agreement; provided, that in no event shall Parent or the Surviving Corporation be required to expend an amount for any year of such six-year period an amount in excess of the Maximum Premium for such policies; provided further, that if the annual premiums of such insurance coverage exceed the Maximum Premium, the Surviving Corporation shall obtain a policy with the greatest coverage available for a cost not exceeding the Maximum Premium.
(c)          The rights of each Indemnified Party under this Section 6.7 shall be in addition to, and not in limitation of, any other rights any such Indemnified Party may have under the certificate of incorporation or bylaws or other organizational documents of the Company or any of its subsidiaries or the Surviving Corporation, any other indemnification or other agreement or arrangement, the DGCL or otherwise.  All rights to exculpation, indemnification and advancement of expenses now existing in favor of any Indemnified Party as provided in the certificate of incorporation, bylaws or other governing documents of the Company and its subsidiaries or in any agreement or in any agreement to which the Company or any of its subsidiaries is a party shall survive the Merger in full force and effect and be assumed by the Surviving Corporation and shall not be amended, repealed or otherwise modified in any manner that would adversely affect any right thereunder of any such Indemnified Party.
(d)          In the event that Parent, the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges with or into any other person and shall not be the continuing or surviving corporation or entity in such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person, then, and in either such case, proper provision shall, to the extent not already effected by operation of law, be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, shall assume or succeed to all of the obligations set forth in this Section 6.7.
6.8          Stock Exchange De-Listing and Deregistration.  Prior to the Effective Time, the Company shall cooperate with Parent and use reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under applicable Laws and the rules and policies of the NASDAQ to cause the delisting of the Company Common Stock from the NASDAQ as promptly as practicable after the Effective Time, and in any event no more than two (2) days after the Closing Date, and deregistration of the Company Common Stock under the Exchange Act as promptly as practicable after such delisting.  The Company shall not allow or cause the Company Common Stock to be delisted from the NASDAQ prior to the Effective Time. If the Surviving Corporation is required to file any quarterly or annual report by a filing deadline that is imposed by the Exchange Act and which falls on a date within the ten (10) days following the Closing Date, the Company will deliver to Parent at least five (5) Business Days prior to the Closing a substantially final draft of any such annual or quarterly report reasonably likely to be required to be filed during such period.
6.9          Section 16 Matters.  Prior to the Effective Time, the Company shall take all such actions that it has authority to take in order to exempt under Rule 16b-3 promulgated under the Exchange Act any dispositions to the Company of Company Common Stock (including derivative securities with respect to such Company Common Stock) by each director or officer of the Company.
6.10          Takeover Law.  If any Takeover Law is or may become applicable to the Merger or any of the other Transactions, each of Parent and the Company and their respective boards of directors shall grant such approvals and take such actions as are necessary so that such transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise act to eliminate or minimize the effects of such statute or regulation on such transactions.
6.11          Company Credit Facility.  At Parent’s written request delivered at least ten (10) days prior to the Effective Time and at Parent’s sole expense, the Company shall terminate the Company Credit Facility as of the Effective Time, and shall use its reasonable best efforts to obtain at the Effective Time a customary payoff letter from the agent under the Company Credit Facility in form and substance reasonably satisfactory to the Company and Parent with respect thereto, which includes the release of any and all Liens granted in connection with the Company

Credit Facility and an agreement of the agent to cooperate to withdraw any and all filings and other perfection instruments related to the Company Credit Facility.
6.12          Section 280G Analysis.  No later than seven (7) Business Days prior to the Closing Date, the Company shall provide Parent with a draft analysis setting forth the payments to any Person who is (i) a “disqualified individual” (as defined in Section 280G of the Code) and (ii) has a right or potential right to any payments and/or benefits in connection with the transactions contemplated by this Agreement that could be deemed to constitute “parachute payments” pursuant to Section 280G of the Code.  Such analysis shall be subject to Parent’s review and comment in all respects prior to becoming final and the Company shall cooperate to undertake any actions requested by Parent.  The Company shall provide Parent with the final analysis, reflecting Parent’s comments, no later than three (3) Business Days prior to the Closing Date.
6.13          Parent Consent.  Parent shall deliver promptly after the date hereof its written consent as sole stockholder of Sub of its approval of this Agreement and the transactions contemplated hereby.
6.14          Regulatory Filings; Reasonable Best Efforts.
(a)          Subject to the terms and conditions of this Agreement, each party will use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws to consummate the Merger and the other transactions contemplated by this Agreement.  Notwithstanding anything in this Agreement to the contrary, Parent and the Company each agree to (i) make any filings required by, or desirable under, applicable Antitrust Laws with respect to the Merger as promptly as reasonably practicable following the date of this Agreement (and Parent may “pull and refile” any such form or filing, with the prior written consent of the Company (such consent not be unreasonably withheld, delayed or conditioned) if in its reasonable good faith judgment such step is consistent with expeditiously obtaining a required approval), and (ii) to supply as promptly as practicable any additional information and documentary material required pursuant to any Antitrust Law.  Parent and the Company may agree to postpone any filings required under this Section 6.14(a) based on input from counsel.
(b)          Parent and the Company will consult and cooperate with one another, and consider in good faith the views of one another, in connection with, and provide to the other in advance (to the extent legally permissible), any analyses, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party hereto in connection with proceedings under or relating to the Antitrust Laws.  Without limiting the foregoing, the parties hereto agree (i) to give each other reasonable advance notice of all meetings with any Governmental Authority relating to any Antitrust Laws, (ii) to give each other an opportunity to participate in each of such meetings, (iii) to the extent practicable, to give each other reasonable advance notice of all substantive oral communications with any Governmental Authority relating to any Antitrust Laws, (iv) if any Governmental Authority initiates a substantive oral communication regarding any Antitrust Laws, to promptly notify the other party of the substance of such communication, (v) to provide each other with a reasonable advance opportunity to review and comment upon all written communications (including any analyses, presentations, memoranda, briefs, arguments, opinions and proposals) with a Governmental

Authority regarding any Antitrust Laws and (vi) to provide each other with copies of all written communications from any Governmental Authority relating to any Antitrust Laws.  Any such disclosures or provision of copies by one party to the other may be made on an outside counsel basis if appropriate.
 (c)          Parent will, and will cause each of its subsidiaries and affiliates to, use reasonable best efforts to obtain any consents, clearances or approvals required under or in connection with the Antitrust Laws to enable all waiting periods under applicable Antitrust Laws to expire and to avoid or eliminate impediments under applicable Antitrust Laws asserted by any Governmental Authority, in each case, to cause the Merger to occur prior to the Termination Date; provided, however, that, notwithstanding anything to the contrary contained in this Agreement, Parent shall not be required to sell, divest or otherwise dispose of, hold separate, enter into any license or similar agreement with respect to, restrict the ownership or operation of, or agree to sell, divest or otherwise dispose of, hold separate, enter into any license or similar agreement with respect to, or restrict the ownership or operation of, any assets or businesses of the Company or any of its subsidiaries or of Parent or any of its affiliates or subsidiaries.
(d)          Each party will bear its own expenses and costs incurred by such party in connection with any filings and submissions pursuant to Antitrust Laws provided that, Parent shall be solely responsible for the payment of any administrative or other filing fee required in connection therewith.
(e)          Prior to the Effective Time, each party will use reasonable best efforts to obtain any consents, approvals or waivers of third parties with respect to any Contracts to which it is a party as may be necessary for the consummation of the transactions contemplated by this Agreement or required by the terms of any Contract as a result of the execution, performance or consummation of the transactions contemplated by this Agreement and which are requested in writing to be sought by the other party; provided, that in no event will the Company or its subsidiaries be required to pay, prior to the Effective Time, any fee, penalty or other consideration to any third party to obtain any consent, approval or waiver required with respect to any such Contract, unless Parent provides such amounts to the Company in advance.

SECTION 7

CONDITIONS PRECEDENT TO THE OBLIGATION
 OF PARTIES TO CONSUMMATE THE MERGER
7.1          Conditions to Obligations of Each Party to Effect the Merger.  The respective obligations of each party to this Agreement to effect the Merger shall be subject to the satisfaction (or waiver, if permitted by applicable Law) at or prior to the Closing of the following conditions:
(a)          No Restraints.  No Judgment enacted, promulgated, issued, entered, amended or enforced by any Governmental Authority or any applicable Law (collectively, “Restraints”) shall be in effect enjoining or otherwise prohibiting consummation of the Merger; and

(b)          Consummation of Offer.  Sub shall have irrevocably accepted for purchase all shares of Company Common Stock validly tendered and not properly withdrawn pursuant to the Offer; provided, however, that, if Sub shall have failed to purchase such shares pursuant to the Offer in violation of this Agreement, then this Section 7.1(b) shall not be a condition to the obligations of Parent or Sub.
SECTION 8

 TERMINATION, AMENDMENT AND WAIVER
8.1          Termination.  This Agreement may be terminated and the Transactions may be abandoned, except as otherwise provided below, at any time before the Offer Acceptance Time as follows:
(a)          By mutual written consent of Parent and the Company;
(b)          By either Parent or the Company if (i) a Restraint prohibiting the Merger shall be in effect and have become final and non-appealable or (ii) (x) the Offer Acceptance Time has not occurred by 5:00 p.m. Eastern time on January 4, 2019 (the “Termination Date”) or (y) the Offer shall have expired pursuant to its terms and the terms of this Agreement (without being extended in accordance with this Agreement) without Sub having irrevocably accepted for purchase the shares of Company Common Stock validly tendered and not properly withdrawn pursuant to the Offer in accordance with this Agreement solely as a result of the failure of the Minimum Condition to be satisfied; provided, however, that the right to terminate this Agreement under this Section 8.1(b) shall not be available to a party if the failure by such party to perform any of its obligations under this Agreement has been the principal cause of the failure of any condition set forth in this Section 8.1(b) to be satisfied;
(c)          By Parent, if there has been a breach of, or inaccuracy in, any representation, warranty, covenant or agreement of the Company set forth in this Agreement, which breach or inaccuracy would result in a failure of a condition set forth in paragraph (d) or (e) of Annex I to be satisfied at the Closing (and such breach or inaccuracy has not been cured within thirty (30) days after the receipt of notice thereof such that such condition would be capable of satisfaction at the Closing or such breach or inaccuracy is not reasonably capable of being so cured within such thirty (30)-day period);
(d)          By the Company, if (i) Sub shall have failed to commence the Offer in accordance with Section 1.1(a) or (b), (ii) Parent or Sub shall not have complied with or performed in all material respects its obligations required to be complied with or performed by it prior to the Expiration Time under the Agreement and such failure to comply or perform shall not have been cured by the Expiration Time, or (iii) there has been a breach of, or inaccuracy in, any representation or warranty of Parent or Sub set forth in this Agreement, which breach or inaccuracy would result in a Parent Material Adverse Effect (and such breach or inaccuracy has not been cured within thirty (30) days after the receipt of notice thereof such that such condition would be capable of satisfaction at the Closing or such breach or inaccuracy is not reasonably capable of being so cured within such thirty (30)-day period);

(e)          By Parent, if prior to the receipt of the Offer Acceptance Time, the Company Board shall have effected a Company Adverse Recommendation Change; or
(f)          By the Company, prior to the Offer Acceptance Time, in order to enter into a definitive agreement providing for a Company Superior Proposal in accordance with Section 5.3(d).
8.2          Effect of Termination.
(a)          In the event of termination of this Agreement as provided in Section 8.1 hereof, this Agreement shall forthwith become null and void and be of no further force or effect, and there shall be no liability on the part of Parent, Sub or the Company (or any of their respective directors, officers, employees, stockholders, agents or representatives), except for the indemnification and reimbursement obligations of Parent pursuant to Section 8 and Section 9, each of which shall remain in full force and effect and survive any termination of this Agreement; provided, however, that nothing herein shall relieve any party from liability for fraud or the Intentional Breach of any of its representations, warranties, covenants or agreements set forth in this Agreement.
(b)          The Company shall deliver to Parent the Termination Fee (i) within two (2) Business Days after termination if Parent shall have terminated this Agreement pursuant to Section 8.1(e) or (ii) immediately upon the termination of the Agreement pursuant to Section 8.1(f).  If (A) this Agreement is terminated pursuant to (x) Section 8.1(b)(ii)(x) due to a failure to satisfy or obtain a waiver of any of the Offer Conditions or (y) Section 8.1(c) and after the date of this Agreement, a Company Acquisition Proposal shall have been publicly announced or made to the Company Board and not withdrawn and (B) within twelve (12) months after the date on which this Agreement shall have been terminated the Company enters into a definitive agreement providing for a Company Acquisition Proposal or a Company Acquisition Proposal is consummated, the Company shall deliver to Parent the Termination Fee immediately upon the earlier of the execution of such definitive agreement or the consummation of such Company Acquisition Proposal.  The Company shall satisfy its obligation to deliver the Termination Fee by wire transfer of immediately available funds to an account or accounts designated in writing by Parent.  If the Company fails to deliver any amounts required under this Section 8.2(b) by the time required by the applicable provision of this Section 8.2(b) and Parent commences a suit to collect such amounts, the Company shall indemnify Parent for its fees and expenses (including reasonable attorney’s fees and expenses) incurred in connection with such suit and shall pay interest on the amount required to have been delivered at the prime rate published in the Wall Street Journal in effect on the date the amount was deliverable pursuant to this Section 8.2(b).    Nothing in this Agreement shall be deemed or interpreted to limit any party’s right to seek to recover damages or pursue any remedies it may have for breach of this Agreement by any other party; provided that, notwithstanding the foregoing, the delivery by the Company of the Termination Fee to Parent pursuant to this Section 8.2(b), including, if applicable, any fees and expenses incurred as a result of the Company’s failure to timely deliver, if paid, shall be the sole and exclusive remedy of Parent in the event of termination of this Agreement under circumstances requiring the delivery of the Termination Fee pursuant to this Section 8.2(b).

8.3          Fees and Expenses.  Except as otherwise set forth in this Agreement, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses whether or not the Merger is consummated.
8.4          Notice of Termination.  The party desiring to terminate this Agreement pursuant to Section 8.1 (other than under Section 8.1(a)) shall give written notice of such termination to the other party or parties specifying the provision or provisions of Section 8.1 pursuant to which such termination is purportedly effected.
8.5          Amendment.  Subject to applicable Law and as otherwise provided in this Agreement, this Agreement may be amended, modified and supplemented in any and all respects only by written agreement of the parties hereto, but after the Offer Acceptance Time is obtained, no amendment shall be made which by Law requires further approval by such stockholders without obtaining such further approval.
8.6          Waiver.  At any time prior to the Effective Time, each party hereto may (a) extend the time for the performance of any of the obligations or other acts of any other party hereto or (b) waive compliance with any of the agreements of any other party or any conditions to its own obligations, in each case only to the extent such obligations, agreements and conditions are intended for its benefit; provided, that any such extension or waiver shall be binding upon a party only if such extension or waiver is set forth in a writing executed by such party.
SECTION 9

 MISCELLANEOUS
9.1          No Survival.  None of the representations or warranties in this Agreement shall survive the Effective Time.  This Section 9.1 shall not limit any covenants and agreements which by their terms survive the Effective Time or contemplate performance after the Effective Time.
9.2          Notices.  Any notice or other communication required or permitted hereunder shall be in writing and shall be deemed given when delivered in person, by overnight courier or by email (with confirmation of successful transmission if by email) or two (2) Business Days after being sent by registered or certified mail (postage prepaid, return receipt requested), as follows:
(a)          if to Parent or Sub, to:
Zebra Technologies Corporation
3 Overlook Point
Lincolnshire, Illinois, 60069
Attn:    General Counsel
Email:   zebralegal@zebra.com

with a copy (which shall not constitute notice) to:

Kirkland & Ellis LLP
300 North LaSalle
Chicago, IL 60654
Attn:    R. Scott Falk, P.C.
              Maggie Flores
Email:   scott.falk@kirkland.com
              maggie.flores@kirkland.com

(b)          if to the Company, to:
Xplore Technologies Corp.
8601 RR 2222
Building 2, Suite 100
Austin, Texas 78730
Attn:    Tom Wilkinson, Chief Executive Officer
Email:   TWilkinson@XploreTech.com

with a copy (which shall not constitute notice) to:

Sheppard Mullin Richter & Hampton LLP
30 Rockefeller Plaza, 39th Floor
New York, NY 10112
Attn:    John R. Hempill
Email:   jhempill@sheppardmullin.com

Any party may by notice given in accordance with this Section 9.2 to the other parties designate another address or person for receipt of notices hereunder.
9.3          Entire Agreement.  This Agreement, the Support Agreements and the Confidentiality Agreement (including, for the avoidance of doubt, all exhibits, schedules and annexes to each of the foregoing) contain the entire agreement among the parties with respect to the Merger and related transactions, and supersede all prior agreements, written or oral, among the parties with respect thereto.
9.4          Governing Law.  This Agreement and all actions (whether in contract or tort) based on, arising out of or relating to the negotiation, execution or performance of this Agreement or the Transactions shall be governed by and construed in accordance with the Laws of the State of Delaware, regardless of the Laws that might otherwise govern under applicable principles of conflicts of law thereof.  The parties expressly waive any right they may have, now or in the future, to demand or seek the application of a governing Law other than the Law of the State of Delaware.
9.5          Binding Effect; No Assignment; No Third-Party Beneficiaries.
(a)          This Agreement shall not be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties, except that (i) Sub may assign, in its sole discretion and without the consent of any other party, any or all of its rights, interests and obligations hereunder to Parent, and (ii) each of Parent and Sub may assign, in its sole discretion and without the consent of any other party, any or all of its rights, interests and obligations hereunder to one or more direct or indirect wholly-owned subsidiaries of Parent (each, together with Parent, an “Assignee”); provided, that, notwithstanding the foregoing, (A)

Parent hereby irrevocably and unconditionally guarantees the full performance of all obligations of Sub (regardless of whether any assignment is made under this Agreement) and any Assignee under this Agreement and (B) in no event shall any assignment impact in any way the form or amount of the Per Share Merger Consideration.  Notwithstanding Section 2.6, to the extent any non-U.S. Taxes are deducted and withheld from the amounts otherwise payable pursuant to this Agreement solely as a result of an assignment by Parent pursuant to this Section 9.5(a) other than an assignment to a U.S. subsidiary of Parent, Parent shall pay (or cause to be paid) such additional amounts as necessary so that after such deduction or withholding has been made (including such deduction or withholding applicable to additional sums payable under Section 2.6), the recipient receives an amount equal to the amount it would have received had not such deduction or withholding been made.  Subject to the foregoing, but without relieving any party hereto of any obligation hereunder, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and permitted assigns.
(b)          Other than (i) Section 6.7 (which, from and after the Effective Time, shall be enforceable by the Indemnified Parties), (ii) if the Offer Acceptance Time occurs, the right of the Company’s stockholders who validly tendered their shares of Company Common Stock in the Offer to receive the Offer Price in respect of such shares, and (iii) from and after the Effective Time, the rights of holders of shares of Company Options and Company RSUs to receive the Per Share Merger Consideration and other applicable payments pursuant to Section 2), nothing in this Agreement, express or implied, is intended to or shall confer upon any person other than Parent, Sub and the Company and their respective successors and permitted assigns any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.
9.6          Counterparts.  This Agreement may be executed in two or more counterparts (including by facsimile or other means of electronic transmission such as electronic mail with scan attachment), each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.
9.7          Severability.  If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect.  Any provision of this Agreement held invalid or unenforceable only in part or degree shall remain in full force and effect to the extent not held invalid or unenforceable.  The parties further agree to replace such invalid or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable provision.
9.8          Company Transaction Engagements.  Notwithstanding anything to the contrary in this Agreement, from and after the Closing, (i) all communications between the Company or its subsidiaries or any of their respective Representatives, on one hand, and Sheppard, Mullin, Richter & Hampton LLP (the “Company’s Counsel”), on the other hand, in the connection with the Transactions (collectively, the “Company Transaction Engagements”) shall be deemed to be attorney-client confidences that belong solely to the members of the Company Board as of immediately prior to the Effective Time (the “Transaction Board Members”) and not the Company or its subsidiaries, (ii) neither Parent nor Sub or any of their respective Representatives shall have access to any such communications, or to any of the files or other documents delivered or prepared in connection therewith, (iii) the Transaction Board Members shall be the sole holder of the attorney-client privilege with respect to each Company Transaction Engagement, and neither the Company or its subsidiaries or any of their respective Representatives nor Parent or Sub or any of their respective Representatives shall be a holder thereof, (iv) to the extent that files of any Company’s Counsel in respect of any Company Transaction Engagement constitute property of the client thereof, only Transaction Board Members shall hold such property rights thereto, and (v) unless directed to do so by the Transaction Board Members or by a court of competent jurisdiction or other Governmental Authority (and then in each case only to the extent of such direction), no Company’s Counsel shall have any duty whatsoever to reveal or disclose any such attorney-client communications or files related to the Company or its subsidiaries or any of their respective Representatives or Parent or Sub or any of their respective Representatives by reason of any attorney-client relationship between Company’s Counsel and the Company or any of its subsidiaries or otherwise.
9.9          Submission to Jurisdiction; Waiver.  Each of the Company, Parent and Sub irrevocably agrees that any legal action or proceeding with respect to this Agreement or the Transactions or for recognition and enforcement of any judgment in respect hereof brought by any other party hereto or its successors or permitted assigns shall be brought and determined exclusively in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, if and only if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware) and each of the Company, Parent and Sub hereby irrevocably submits with regard to any such action or proceeding for itself and in respect to its property, generally and unconditionally, to the exclusive jurisdiction of the aforesaid courts and agrees that it will not bring any action relating to this Agreement or the Transactions in any court other than the aforesaid courts.  Each of the Company, Parent and Sub hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement, (a) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason other than the failure to serve process in accordance with this Section 9.8, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise), and (c) to the fullest extent permitted by applicable law, that (i) the suit, action or proceeding in any such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.  Each party irrevocably agrees that service of all process in any legal action or proceeding with respect to this Agreement or the Transactions or for recognition and enforcement of any judgment in respect hereof brought by any other party hereto or its successors or assigns may be made by registered or certified mail, return receipt requested, to such party at its address set forth in Section 9.2 and that any such service of process shall be sufficient to confer personal jurisdiction over such party in such action or proceeding and shall otherwise constitute effective and binding service in every respect.
9.10          Enforcement.  The parties recognize and agree that if for any reason any of the provisions of this Agreement are not performed in accordance with their specific terms or are otherwise breached, immediate and irreparable harm or injury would be caused for which money damages would not be an adequate remedy.  Accordingly, each party agrees that, in addition to other remedies, any other party shall be entitled to such an injunction to restrain any violation or threatened violation of the provisions of this Agreement and to enforce specifically the terms of this Agreement (including the obligation of each party to consummate the Merger in accordance with Section 1.5).  In the event that any action shall be brought in equity to enforce the provisions of this Agreement, no party shall allege, and each party hereby waives the defense, that there is an adequate remedy at law.  The parties further agree that no party to this Agreement shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 9.10.
9.11          No Waiver; Remedies Cumulative.  No failure or delay on the part of any party hereto in the exercise of any right hereunder will impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty or agreement herein, nor will any single or partial exercise of any such right preclude other or further exercise thereof or of any other right.  All rights and remedies existing under this Agreement are cumulative to, and not exclusive to, and not exclusive of, any rights or remedies otherwise available.
9.12          Waiver of Jury Trial.  EACH OF PARENT, THE COMPANY AND SUB HEREBY IRREVOCABLY WAIVES THE RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED IN CONTRACT, TORT OR OTHERWISE) ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY RELATED DOCUMENT, OR ANY COURSE OF CONDUCT, COURSE OF DEALINGS, STATEMENT OR ACTION RELATED HERETO OR THERETO.
SECTION 10

 DEFINITIONS
10.1          Certain Definitions.  As used herein, the following terms have the following meanings:
“Action” means any action, suit, charge, audit, inquiry, investigation, proceeding, injunction, decree, award or order pending, threatened in writing or, at law or in equity, or before or by any Governmental Authority.
“affiliate” means, with respect to any person, any other person, directly or indirectly, controlling, controlled by, or under common control with, such person.  For purposes of this definition, the term “control” (including the correlative terms “controlling,” “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, by contract or otherwise.
“Anti-Corruption Laws” mean any anti-corruption or anti-bribery law or regulation of any jurisdiction in which a party performs business, or of the United States, or of the United Kingdom, including without limitation, the United States Foreign Corrupt Practices Act of 1977, as amended, and the U.K. Bribery Act of 2010.
“Business Day” means any day other than Saturday or Sunday or a day on which commercial banks are authorized or required by Law to be closed in New York, New York.

“Cash” means, as of any given time of determination, all cash, cash equivalents and marketable securities of the Company or any of its subsidiaries at such time.
“Closing Net Debt” means the Indebtedness of the Company and its subsidiaries plus Transaction Expenses minus Cash, each as calculated immediately prior to the Closing.
“Closing Working Capital” means an amount equal to the aggregate amount of (i) inventory plus (ii) accounts receivable minus (iii) accrued liabilities minus (iv) accounts payable, in each case of the Company its subsidiaries measured as of immediately prior to the Effective Time and calculated consistent with the methodologies used in preparing the Company Financial Statements.
“Company Acquisition Proposal” means a proposal or offer from any person (other than Parent and its subsidiaries) providing for, in a single transaction or a series of transactions, any (i) merger, consolidation, share exchange, business combination, recapitalization or similar transaction involving the Company or any of its subsidiaries, pursuant to which any such person would own or control, directly or indirectly, twenty percent (20%) or more of the voting power of the Company, (ii) sale, lease, license, dissolution or other disposition, directly or indirectly, of assets of the Company (including the Equity Interests of any of its subsidiaries) or any subsidiary of the Company representing twenty percent (20%) or more of the consolidated assets, revenues or net income of the Company and its subsidiaries, taken as a whole, or to which twenty percent (20%) or more of the Company’s revenues, earnings or assets on a consolidated basis are attributable, taken as a whole, (iii) issuance or sale or other disposition of Equity Interests representing twenty percent (20%) or more of the voting power of the Company, (iv) tender offer, exchange offer or any other transaction in which any person will acquire, directly or indirectly, beneficial ownership or the right to acquire beneficial ownership of Equity Interests representing twenty percent (20%) or more of the voting power of the Company or (v) combination of the foregoing.
“Company Business” means the business of the Company and its subsidiaries as conducted on the date of this Agreement.
“Company Charter” means the Amended and Restated Certificate Incorporation of the Company, as amended on or prior to the date hereof.
“Company Credit Facility” means that certain Loan and Security Agreement, dated April 17, 2017, between the Company, Xplore Technologies Corporation of America and Bank of America N.A.
“Company Intellectual Property” means all registered and unregistered Intellectual Property owned or purported to be owned by the Company or any its subsidiaries, or co-owned or jointly owned by the Company or any of its subsidiaries with any third party.  Company Intellectual Property shall include all Registered Company IP.
“Company Intervening Event” means a material event or circumstance that was not known to the Company Board on the date of this Agreement (or if known, the consequences of which were not known to the Company Board as of the date of this Agreement), which event or circumstance, or any consequence thereof, becomes known to the Company Board prior to the

Offer Acceptance Time; provided, however, that in no event shall any inquiry, offer or proposal that constitutes or would reasonably be expected to lead to a Company Acquisition Proposal constitute a Company Intervening Event.
“Company Material Adverse Effect” means (i) any effect, event, occurrence, development or change that has a material adverse effect on the financial condition, assets, liabilities, business or results of operations of the Company; provided, however, that a Company Material Adverse Effect shall not be deemed to include effects, events, occurrences, developments or changes arising out of, relating to or resulting from: (A) changes or prospective changes generally affecting the economy, financial or securities markets or political, legislative or regulatory conditions, except and only to the extent such changes adversely affect the Company in a disproportionate manner relative to other participants in the Company’s industry; (B) changes or prospective changes in the Company’s industry, except and only to the extent such changes adversely affect the Company in a disproportionate manner relative to other participants in the Company’s industry; (C) any change or prospective change in Law or the interpretation thereof, except and only to the extent such changes adversely affect the Company in a disproportionate manner relative to other participants in the Company’s industry; (D) any change or prospective change in applicable accounting regulations or principles, including GAAP, or the interpretation thereof; (E) acts of war, armed hostility, terrorism, volcanic eruptions, tsunamis, pandemics, earthquakes, floods, storms, hurricanes, tornadoes or other natural disasters, except and only to the extent such acts adversely affect the Company in a disproportionate manner relative to other participants in the Company’s industry; (F) the public announcement by Parent of its proposal to acquire the Company or the execution and delivery of this Agreement (except to the extent such effect, event, occurrence, development or change was the result of a breach of Section 3.4), the announcement of the Merger, including the impact thereof on relationships with any Governmental Authorities or any of the Company’s and its subsidiaries’ respective customers, suppliers, distributors, partners, employees, lenders, or investors, or any Stockholder Litigation; (G) any failure by the Company to meet any internal or published industry analyst projections or forecasts or estimates of revenues or earnings (it being understood and agreed that the facts and circumstances giving rise to such failure may be deemed to constitute, and may be taken into account in determining whether there has been, a Company Material Adverse Effect); (H) any change or prospective change in the price or trading volume of the Company Common Stock on the NASDAQ (it being understood and agreed that the facts and circumstances giving rise to such change may be deemed to constitute, and may be taken into account in determining whether there has been, a Company Material Adverse Effect); (I) actions or omissions required by this Agreement, or the failure to take any action prohibited by this Agreement; (J) changes or prospective changes in the Company’s credit ratings (it being understood and agreed that the facts and circumstances giving rise to such change may be deemed to constitute, and may be taken into account in determining whether there has been, a Company Material Adverse Effect); or (K) changes or prospective changes in interest rates or foreign exchange rates.
“Company Permitted Liens” means any (i) statutory Liens for Taxes, business improvement district charges, water and sewer charges, assessments and other lienable services and other governmental charges and impositions not yet due or payable or that are being contested in good faith through appropriate proceedings and for which adequate reserves have been established in accordance with GAAP, (ii) statutory Liens arising out of operation of Law, including carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other similar

Liens incurred in the ordinary course of business, (iii) pledges or deposits in connection with workers’ compensation, unemployment insurance and other social security legislation, (iv) with respect to Company Real Property, (1) all matters, whether or not of record, that arise out of the actions of Parent or its agents, representatives or contractors, (2) all easements, covenants, rights-of-way, restrictions and other encumbrances affecting any Company Real Property, (3) all Liens and other matters disclosed, or in any title commitment, report, listing or policy, or in any survey or survey update relating to the Company Real Property, in each case to the extent publicly available or made available by the Company to Parent (including those relating to physical condition or variations in location or dimension), and (4) any and all Laws affecting the Company Real Property (including any Laws relating to zoning, building and the use, occupancy, subdivision or improvement of the Company Real Property); provided that such matters described in clauses (1) through (4) do not prohibit or materially impair the current use and operation of the Company Real Property subject thereto in the business of the Company, (v) statutory landlords’ Liens and Liens granted to landlords under any lease or sublease, (vi) any Liens created pursuant to or in connection with this Agreement or disclosed in the Company Disclosure Letter, (vii) Liens approved in writing by Parent, (viii) Liens securing Indebtedness existing on the date of this Agreement or permitted pursuant to Section 5.1(b)(v), and (ix) non-exclusive licenses or other non-exclusive grants of rights to use Intellectual Property, granted by the Company or any of its subsidiaries in the ordinary course of business.
“Company Plan” means any or any combination of (i), (ii), (iii) or (iv), whether or not reduced to writing and whether covering one or more persons, that is sponsored, maintained or contributed to or required to be contributed to by the Company or any of its subsidiaries, or to which the Company or any of its subsidiaries is a party, or under or with respect to which the Company or any of its subsidiaries has any liability or obligation: (i) any “employee benefit plan” as that term is defined in ERISA (or that would be so defined but for the fact that it is intended to benefit persons other than one or more employees), whether or not subject to ERISA; (ii) any stock purchase, stock option, restricted stock, stock unit, equity or other equity-based plan, program, policy, agreement or arrangement (including phantom stock or stock appreciation based arrangements); (iii) any plan, program, policy, agreement or arrangement providing, including on a contingent basis, for employment or the payment, whether in cash or other property, of severance or separation pay or of bonuses, commissions, retention or other deferred or incentive compensation, including in connection with a change in control or similar event; and (iv) any retirement, pension, savings, health, welfare, employment, individual consulting, bonus, incentive, change of control, retention, paid-time off, post-termination or retiree welfare, material fringe benefit, or other material benefit or compensation plan, program, policy, agreement or arrangement.  Notwithstanding the preceding sentence, the term “Company Plan” shall not include governmentally mandated and administered program such as U.S. Social Security or similar non-U.S. benefits.
“Company Real Property” means all real property leased, subleased or otherwise occupied by the Company or any of its subsidiaries as tenant or subtenant as of the date of this Agreement.
“Company Rights Agreement” means the Rights Agreement, dated as of July 1, 2016, between the Company and American Stock Transfer & Trust Company, LLC, as amended by that certain First Amendment thereto dated October 4, 2017.

“Company Superior Proposal” means a written Company Acquisition Proposal (provided, that for purposes of this definition references to twenty percent (20%) in the definition of “Company Acquisition Proposal” shall be deemed to be references to fifty percent (50%)) which the Company Board determines in its good faith judgment  (i) to be reasonably likely to be consummated if accepted and (ii) to be more favorable to the Company’s stockholders from a financial point of view than the Merger and the other Transactions, in each case, taking into account at the time of determination all relevant circumstances, including the various legal, financial and regulatory aspects of the proposal, all the terms and conditions of such proposal and this Agreement and any changes to the terms of this Agreement offered by Parent in response to such Company Acquisition Proposal.
“Confidentiality Agreement” means the Confidentiality Agreement, dated January 21, 2018 (as it may be amended from time to time), between Parent and the Company.
“Contract” means, with respect to any person, any of the agreements, contracts, leases (whether for real or personal property), notes, bonds, mortgages, indentures, deeds of trust, loans, evidences of Indebtedness, letters of credit, settlement agreements, franchise agreements, undertakings, employment agreements, license agreements or instruments to which such person or its subsidiaries is a party, whether oral or written, in each case to the extent that it is legally binding.
“Data Security Requirements” means all of the following, in each case (x) to the extent relating to Data Treatment, privacy, security, or security breach notification requirements and (y) solely to the extent applicable to the Company’s Business or to the business of the Company and its subsidiaries as conducted since the SEC Documents Date (in the case of clauses (ii) through (iv)): (i) the Company’s and its subsidiaries’ own rules, policies, and procedures (whether physical or technical in nature, or otherwise), (ii) all applicable Laws, and (iii) industry standards applicable to the industry in which the Company and its subsidiaries operate (including PCI DSS) and (iv) contracts and agreements into which the Company or any of its subsidiaries has entered or by which it is otherwise bound.  Such applicable laws shall include the Gramm-Leach-Bliley Act, the Privacy Act of 1974, the CAN-SPAM Act, the Telephone Consumer Protection Act, the Telemarketing and Consumer Fraud and Abuse Prevention Act, state Social Security number protection Laws, state data breach notification Laws, state consumer protection Laws, the European Union Directive 95/46/EC, the Privacy and Electronic Communications (EC Directive) Regulations 2003, the Data Protection (Processing of Sensitive Personal Data) Order 2000, the European Community’s Regulation 2016/679 (also referred to as the General Data Protection Regulation), the Dutch Personal Data Protection Act, the United Kingdom’s Data Protection Act 1998 and Alberta’s Personal Information Protection Act, and mandatory industry guidelines (whether statutory or non-statutory) or mandatory codes of practice issued by the relevant supervisory authority relating to data protection, privacy, or security.
“Data Treatment” means the access, collection, use, processing, storage, sharing, distribution, transfer, disclosure, security, destruction, or disposal of any personal, sensitive, or confidential information or data (whether in electronic or any other form or medium).
“Environmental Claim” means any and all written complaints, summons, citations, directives, orders, decrees, claims, liens, litigation, notices of violation, judgments, administrative, regulatory or judicial actions, suits, demands or proceedings, or notices of noncompliance or violation by any Governmental Authority or person involving or alleging potential liability of a party to this Agreement or one of its subsidiaries arising out of or resulting from any violation of any Environmental Law or the presence or Release of Hazardous Material at, from, or otherwise relating to: (i) any of the Company’s or its subsidiaries’ facilities or any other properties or facilities currently or formerly owned, leased, operated or otherwise used by Company or any of its subsidiaries or any predecessor in interest for which the Company or its subsidiaries would have liability; or (ii) any facilities that received Hazardous Material generated by the Company or any of its subsidiaries or any predecessor in interest for which the Company or any of its subsidiaries would have liability.
“Environmental Laws” means all applicable federal, state, local or foreign Laws, statutes, regulations, ordinances, decrees, directives, judgments, common law, or other enforceable requirements of Governmental Authorities, relating to pollution or protection of workplace health and safety (as it relates to the management of or exposure to Hazardous Materials) or the protection of the environment, including, without limitation, Laws relating to Releases or threatened Release of Hazardous Materials, the protection of human health as a result of exposure to Hazardous Materials, the storage, transport or disposal of solid and hazardous waste, discharges of Hazardous Materials to surface water or groundwater, air emissions, recordkeeping, notification, disclosure and reporting requirements respecting Hazardous Materials, and all Laws relating to endangered or threatened species of fish, wildlife and plants and the management or use of natural resources.
“Equity Interest” means any share, capital stock, partnership, limited liability company, membership, member, joint venture or similar interest, and any option, warrant, right or security (including debt securities) convertible, exchangeable or exercisable thereto or therefor.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
“Exchange Act” means the Securities Exchange Act of 1934, as amended.
“Foreign Official” is broadly interpreted and includes: (i) any elected or appointed official of a Foreign Government (e.g., a member of a ministry of health), (ii) any employee or person acting for or on behalf of a Foreign Government official, Foreign Government agency, or enterprise performing a function of a Foreign Government, (iii) any non-U.S. political party officer, employee or person acting for or on behalf of a non-U.S. political party, or candidate for non-U.S. political office, (iv) any employee or person acting for or on behalf of a public international organization, (v) any member of a royal family or member of a Foreign Government military and (vi) any person otherwise categorized as an official of a Foreign Government under local Law.  For purposes of this definition, “Foreign Government” includes all levels and subdivisions of non-U.S. governments (i.e., local, regional, or national and administrative, legislative, or executive).  Without limiting the generality of the foregoing and for the avoidance of doubt, for purposes of this Agreement, all Foreign Government employees and employees of enterprises owned or controlled by Foreign Governments (e.g., doctors employed in hospitals owned or controlled by Foreign Governments, researchers employed by universities owned or controlled by Foreign Governments, and Foreign Government ministers, civil servants, and regulators) are considered Foreign Officials.

“GAAP” means generally accepted accounting principles in the United States.
“Governmental Authority” means any arbitrator, court, nation, government, any state or other political subdivision thereof and any entity exercising executive, legislative, judicial regulatory or administrative functions of, or pertaining to or on behalf of, government.
“Government Contract” means any Contract for the sale of supplies or services currently in performance or that has not been closed that is between the Company and a Governmental Authority or, to the knowledge of the Company, entered into by the Company as a subcontractor at any tier in connection with a Contract between another person and a Governmental Authority.
“Hazardous Materials” means any materials, chemicals, pollutants, contaminants, wastes, toxic or hazardous substances, including without limitation petroleum and petroleum products or compounds, gasoline, diesel fuel, asbestos and asbestos-containing materials, polychlorinated biphenyls, lead and lead-based paints and materials, radon, radioactive materials, pesticides, urea formaldehyde, and toxic mold, (i) that can cause harm to living organisms, human welfare, or the environment by virtue of their toxic, dangerous or deleterious properties, (ii) that are regulated, or for which liability can be imposed, pursuant to Environmental Laws, or (iii) the presence, handling, or management of which requires registration, authorization, investigation or remediation under Environmental Laws, including by example “hazardous substances” and “hazardous wastes” as defined in the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, and Resource Conservation and Recovery Act, respectively.
“Indebtedness” means, with respect to any person, all obligations of such person (i) for borrowed money (other than an amount of borrowed money not to exceed $2,909,976 incurred in connection with the L10 platform), (ii) evidenced by notes, bonds, debentures, or similar Contracts, (iii) in respect of outstanding surety bonds, letters of credit (but only to the extent called upon or drawn) or bankers’ acceptances or similar facilities, (iv) in respect of all guarantees, keepwell or similar arrangements for any of the foregoing, (v) in respect of the deferred purchase price of property, including any “earn-outs” and “seller notes” payable with respect to the acquisition of any business, assets or securities, (vi) under interest rate or currency swap or collar transactions and/or other hedging agreements or arrangements (including any termination or breakage costs), (vii) any unpaid principal, premium, accrued and unpaid interest, related expenses, prepayment penalties, commitment and other fees, reimbursements and all other amounts payable in connection with the foregoing, (viii) guarantees by the Company or its subsidiaries of the foregoing (but only to the extent called upon or drawn) and (ix) other liabilities or expenses accrued prior to the Effective Time that are not related to the day-to-day operations of the Company and its subsidiaries, other than any Transaction Expenses.
“Intellectual Property” means any or all of the following in any jurisdiction throughout the world: (i) issued patents, patent applications (including provisional and Patent Cooperation Treaty applications), supplementary protection certificates, and inventors’ certificates, including divisions, continuations, continuations-in-part, renewals, substitutions, extensions, reissues, and reexaminations of any of the foregoing (collectively, “Patents”); (ii) trademarks, service marks, certification marks, collective marks, trade dress, trade names, logos, slogans, corporate names, and other indicia of origin or quality, and all registrations and applications for any of the foregoing (including all renewals of same), and together with all goodwill associated with and symbolized by each of the foregoing (collectively, “Trademarks”); (iii) Internet domain names; (iv) published and unpublished original works of authorship, copyrights and moral rights therein and thereto, and registrations and applications therefor, and all renewals, extensions, restorations and reversions thereof (collectively, “Copyrights”); (v) trade secrets and other secret, non-public, confidential, or generally unknown information, including formulae, processes, devices, compilations, ideas, know-how, methods, techniques, research and development, source code, drawings, specifications, layouts, designs, algorithms, compositions, industrial models, architectures, plans, proposals, technical data, financial, business and marketing plans and proposals, customer and supplier lists, and price and cost information (collectively, “Trade Secrets”); (vi) usernames, keywords, tags, and other social media identifiers, for all third-party social media sites, as well as all content uploaded or posted to such sites; and (vii) all other intellectual property or intellectual property rights (in each case whether or not subject to statutory registration or protection).
“Intentional Breach” means the taking of a deliberate act or a deliberate failure to act, in either case which act or failure to act constitutes in and of itself a breach of this Agreement, even if the party taking such act or failing to take such act is not aware that such act or failure to act constitutes a breach of this Agreement.
“Inventory” means all raw materials, work in progress, spare parts, samples, displays, finished goods, shipments in transit, inventory and property held for sale by the Company.

“Judgment” means a judgment, order, decree, ruling, writ, assessment or arbitration award of a Governmental Authority of a competent jurisdiction.

“knowledge of Parent” means the actual knowledge, after reasonable inquiry, of the individuals listed on Section 10.1 of the Parent Disclosure Letter.
“knowledge of the Company” means the actual knowledge, after reasonable inquiry, of the individuals listed on Schedule 10.1 of the Company Disclosure Letter.
“Law” means any federal, state, local, national or supranational or foreign law (including common law), statute, ordinance, rule, regulation, order, code ruling, decree, arbitration award, agency requirement, license, permit, standard, binding guideline or policy, or other enforceable requirements of any Governmental Authority.
“Lien” means, with respect to any property or asset (including any security), any lien, mortgage, pledge, license, encumbrance, security interest or deed of trust.
“Money Laundering Laws” means the U.S. Currency and Foreign Transaction Reporting Act of 1970, as amended, the U.S. Money Laundering Control Act of 1986, as amended, and any applicable money laundering-related law of the United States and other jurisdictions where the Company conducts business or owns assets.

“Net Debt” means the Indebtedness of the Company and its subsidiaries plus Transaction Expenses minus Cash, as of any date of determination.
“Parent Charter” means the Amended and Restated Certificate Incorporation of Parent, as amended on or prior to the date hereof.
“Parent Furnished Documents” means all of the reports, statements, schedules, forms and other documents furnished or required to be furnished by Parent to the SEC (such reports, statements, schedules, forms and other documents furnished by Parent and those furnished by Parent subsequent to the date of this Agreement.
“Parent Material Adverse Effect” means any effect, change, event or occurrence that would prevent or materially delay, interfere with, hinder or impair (i) the consummation by Parent or Sub of any of the Transactions on a timely basis or (ii) the compliance by Parent or Sub with its obligations under this Agreement.
“Parent Permitted Liens” means any (i) statutory Liens for Taxes, business improvement district charges, water and sewer charges, assessments and other lienable services and other governmental charges and impositions not yet due or payable or that are being contested in good faith through appropriate proceedings and for which adequate reserves have been established, in accordance with GAAP, (ii) statutory Liens arising out of operation of Law, including carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other similar Liens incurred in the ordinary course of business, (iii) pledges or deposits in connection with workers’ compensation, unemployment insurance and other social security legislation, (iv) with respect to real property leased by Parent (“Parent Leased Real Property”), (1) all matters, whether or not of record, that arise out of the actions of the Company or its agents, representatives or contractors, (2) all easements, covenants, rights-of-way, restrictions and other encumbrances affecting any Parent Leased Real Property, (3) all Liens and other matters disclosed, or in any title commitment, report, listing or policy, or in any survey or survey update relating to the Parent Leased Real Property, in each case to the extent publicly available or made available by Parent to the Company (including those relating to physical condition or variations in location or dimension), and (4) any and all Laws affecting the Parent Leased Real Property (including any Laws relating to zoning, building and the use, occupancy, subdivision or improvement of the Parent Leased Real Property); provided that such matters described in clauses (1) through (4) do not prohibit or materially impair the current use and operation of the Parent Leased Real Property subject thereto in the business of Parent, (v) statutory landlords’ Liens and Liens granted to landlords under any lease or sublease, (vi) any Liens created pursuant to or in connection with this Agreement or disclosed in the Parent Disclosure Letter, (vii) Liens approved in writing by the Company, (viii) non-exclusive licenses or other non-exclusive grants of rights to use Intellectual Property made in the ordinary course of business consistent with past practices, and (ix) Liens that, individually or in the aggregate, do not materially impair the current use and operation of the assets to which they relate.
“Parent SEC Documents” means all of the reports, statements, schedules, forms and other documents filed or required to be filed by Parent with the SEC (such reports, statements, schedules, forms and other documents filed by Parent and those filed by Parent subsequent to the date of this Agreement, collectively, and in each case including all exhibits and schedules thereto and documents incorporated by reference therein.
“party” means a party to this Agreement.
“person” means any individual, corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization, entity or Governmental Authority.
“PPACA” means the Patient Protection and Affordable Care Act of 2010, as amended by the Health Care and Education Reconciliation Act of 2010.
“Release” means any release, spill, emission, discharge, leaking, pumping, injection, deposit, disposal, dispersal, leaching, or migration into or through the indoor or outdoor environment (including, without limitation, ambient air, surface water, groundwater and surface or subsurface strata) or at or from any property.
“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002, including its rules and regulations.
“SEC” means the United States Securities and Exchange Commission.
“Securities Act” means the Securities Act of 1933, as amended.
“Sponsor” means any Government Authority, university, college, other educational institution, or research center.
“subsidiary” of any specified person means any other person of which such first person owns (either directly or indirectly through one or more other subsidiaries) a majority of the outstanding equity securities or securities carrying a majority of the voting power in the election of the board of directors or other governing body of such person, and with respect to which entity such first person is not otherwise prohibited contractually or by other legally binding authority from exercising control.
“Systems” means the computer systems (including the computer software, firmware and hardware), telecommunications, networks, peripherals, platforms, data, databases, and other similar or related items of automated, computerized, or software systems and infrastructure owned, used, or relied on by the Company or any of its subsidiaries, whether or not outsourced.
“Tax” (including, with correlative meaning, the term “Taxes”) includes all federal, state, local and foreign income, profits, franchise, gross receipts, environmental, customs duty, capital stock, severances, stamp, payroll, sales, employment, unemployment, disability, use, property, withholding, excise, production, value-added, occupancy and other taxes, governmental charges, duties or assessments of any nature whatsoever, together with all interest, penalties and additions imposed with respect to such amounts and any interest in respect of such penalties and additions.

“Tax Return” means all returns and reports (including elections, declarations, disclosures, schedules, estimates and information returns) required to be supplied to a Tax authority relating to Taxes.
“Termination Fee” means an amount equal to $3,000,000.
“third party” means any person, including as defined in Section 13(d) of the Exchange Act, other than Parent or any of its affiliates or the Company and any of its affiliates, and the representatives of such person.
“Transaction Expenses” means, to the extent incurred prior to the Closing and not paid by the Company or its subsidiaries before the Closing, the amount of (a) all fees, costs and expenses (including legal, accounting, investment banking, broker’s, finder’s and other professional or advisory fees and expenses) of the Company and its subsidiaries incurred by or on behalf of, or to be paid by, the Company or any Subsidiary in connection with the Transactions, (b) all bonus, incentive and similar “single-trigger” change in control or retention payments payable to employees, officers or directors as a result of the Transactions and only if triggered without the requirement of any further action by the Company, its subsidiaries or their respective affiliates on or following the Closing (including any termination of employment), and (c) the Company’s or any of its subsidiaries’ share of any payroll, social security, unemployment or similar Taxes incurred in relation to any Transaction Expenses or as a result of the conversion, payment, cancellation or forfeiture of any Company Common Stock or Company Options in accordance with this Agreement.
“Treasury Regulations” means the regulations promulgated under the Code.
10.2          Other Definitional and Interpretative Provisions.  The words “hereof”, “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.  The headings and captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof.  References to Sections and Exhibits are to Sections and Exhibits of this Agreement unless otherwise specified.  Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular.  Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”, whether or not they are in fact followed by those words or words of like import.  References to any statute shall be deemed to refer to such statute as amended from time to time and to any rules or regulations promulgated thereunder.  References to “made available” (or similar words of import) in respect of information made available by the Company or Parent mean any information made available to Parent or the Company, as applicable (including any information made available in the virtual data room maintained by the Company or Parent, as applicable).  References to any agreement or contract are to that agreement or contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof.  References to any person include the successors and permitted assigns of that person.  All references to “dollars” or “$” are to United States dollars.  The word “extent” and the phrase “to the extent” shall mean the degree to which a subject or other thing extends and not simply “if.”  All references to “days” shall be to calendar days unless otherwise indicated as a “Business Day.”  This Agreement is the product of negotiation by the parties having the assistance of counsel and other advisors and, accordingly, it is the intention of the parties that this Agreement not be construed more strictly with regard to one party than with regard to the others.
[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties have executed this Agreement and Plan of Merger under seal as of the date first stated above.

ZEBRA TECHNOLOGIES CORPORATION

By: /s/ Anders Gustafsson
       Name: Anders Gustafsson
       Title: Chief Executive Officer

WOLFDANCER ACQUISITION CORP.

By: /s/ Michael Cho
       Name: Michael Cho
       Title: Senior Vice President

[Signature Page to Agreement and Plan of Merger]

XPLORE TECHNOLOGIES CORP.

By: /s/ Tom Wilkinson
       Name: Tom Wilkinson
       Title: Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]

Exhibit A
Support Agreement

TENDER AND SUPPORT AGREEMENT
This TENDER AND SUPPORT AGREEMENT (this “Agreement”) is made and entered into as of July 5, 2018 by and among Zebra Technologies Corporation, a Delaware corporation (“Parent”), Wolfdancer Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of Parent (“Sub”), and each of the undersigned stockholders (the “Stockholders”) of Xplore Technologies Corp., a Delaware corporation (the “Company”).
RECITALS
WHEREAS, Parent, Sub and the Company have entered into an Agreement and Plan of Merger of even date herewith (the “Merger Agreement”), which provides for, among other things, (i) the commencement by Sub of a tender offer (such offer, as may be extended and amended from time to time as permitted under, or required by, the Merger Agreement, the “Offer”) to purchase all of the outstanding shares of the common stock, par value $.001 per share, of the Company (the “Company Common Stock”), at a price per share of $6.00, payable net to the seller thereof in cash, without interest (the “Offer Price”); and (ii) following the acceptance for payment of shares of Company Common Stock pursuant to the Offer, upon the terms and subject to the conditions set forth in the Merger Agreement, the merger of Sub with and into the Company, with the Company continuing as the surviving corporation (the “Merger”), pursuant to which each issued and outstanding share of Company Common Stock (other than certain shares to be canceled in accordance with the Merger Agreement and Dissenting Shares) will be converted into the right to receive the Offer Price;
WHEREAS, each Stockholder is the beneficial owner (as defined in Rule 13d‑3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), of such number of shares of Company Common Stock as is indicated on the signature page of this Agreement; and
WHEREAS, as a condition to their willingness to enter into the Merger Agreement, Parent and Sub have required the Stockholders, and in order to induce Parent and Sub to enter into the Merger Agreement, each Stockholder (solely in the Stockholder’s capacity as such) has agreed, to enter into this Agreement and tender all of the Subject Shares as described herein.
AGREEMENT
NOW, THEREFORE, in consideration of the mutual covenants and promises contained in this Agreement and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties to this Agreement agree as follows:
1.          Certain Definitions.  All capitalized terms that are used but not defined herein shall have the respective meanings ascribed to them in the Merger Agreement.  For all purposes of and under this Agreement, the following terms shall have the following respective meanings:
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(a)          “Expiration Date” shall mean the earliest to occur of such date and time as (i) the Merger Agreement shall have been terminated for any reason; (ii) the Merger shall become effective in accordance with the terms and provisions of the Merger Agreement; (iii) the acquisition by Parent of all the Subject Shares of the Stockholders, whether pursuant to the Merger or otherwise; (iv) any amendment, change or waiver to the Merger Agreement as in effect on the date hereof, without each Stockholder’s consent, that (A) decreases the amount, or changes the form or timing (except with respect to extensions of time of the Offer in accordance with the terms of the Merger Agreement) of consideration payable to the Stockholders pursuant to the terms of the Merger Agreement as in effect on the date hereof or (B) materially and adversely affects such Stockholder; (v) the Offer shall have been terminated without acceptance for payment of the Subject Shares pursuant to the Offer; or (vi) is agreed to in writing by Parent and each Stockholder.
(b)          “Lien” shall mean any lien, hypothecation, adverse claim, charge, security interest, pledge or option, proxy, right of first refusal, preemptive right, voting trust or any other similar right.
(c)          “Permitted Lien” shall mean (i) any Lien arising (A) hereunder or (B) under securities laws; and (ii) any right, agreement, understanding or arrangement which represents an interest in cash received upon sale of the Subject Shares and not an Lien upon the Subject Shares prior to such sale.
(d)          “Subject Shares” shall mean, other than nontransferable restricted shares of Company Common Stock, with respect to each Stockholder, (i) all shares of Company Common Stock beneficially owned by such Stockholder as of the date hereof; and (ii) all additional shares of Company Common Stock of which such Stockholder acquires beneficial ownership during the period from the date of this Agreement through the Expiration Date (including by way of stock dividend or distribution, split-up, recapitalization, combination, exchange of shares or issued upon the exercise of any options, the settlement of any restricted stock or other conversion of any convertible securities).
(e)          “Transfer.”  A person shall be deemed to have effected a “Transfer” of a Subject Share if such person, directly or indirectly, (i) sells, pledges, creates a Lien with respect to (other than Permitted Liens), assigns, exchanges, grants an option with respect to, transfers, gifts, disposes of or enters into any derivative arrangement with respect to such Subject Share or any interest therein or (ii) enters into an agreement or commitment providing for the sale, pledge, creation of a Lien (other than Permitted Liens), assignment, exchange, transfer, gift, disposition of or any derivative arrangement with respect to, or grant of an option with respect to, such Subject Share or any interest therein.
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2.          Transfer of Subject Shares.
(a)          Transfer Restrictions.  Except as expressly contemplated by this Agreement or the Merger Agreement, prior to the Expiration Date, no Stockholder shall cause or permit any Transfer of any of the Subject Shares to be effected.
(b)          Transfer of Voting Rights.  Prior to the Expiration Date, each Stockholder shall not (i) deposit (or permit the deposit of) any Subject Shares in a voting trust or grant any proxy or power of attorney or enter into any voting agreement or similar agreement with respect to any of the Subject Shares or (ii) subject to Section 3(b), take or permit any other action that would in any way restrict, limit or interfere with the performance of the Stockholder’s obligations hereunder or otherwise make any representation or warranty of the Stockholder herein untrue or incorrect.  Any action taken in violation of the foregoing sentence shall be null and void ab initio and such Stockholder agrees that any such prohibited action may and should be enjoined.
(c)          Exceptions.  Nothing in this Section 2 shall prohibit a Transfer of Subject Shares by each Stockholder:  (i) if the Stockholder is an individual, pursuant to applicable laws of descent and distribution; (ii) if the Stockholder is a partnership, limited liability company or trust, to one or more partners or members of the Stockholder or to an affiliated corporation under common control with the Stockholder or to any trustee or beneficiary of the trust; provided, however, that a Transfer referred to in this Section 2(c) shall be permitted only if the transferee agrees in writing, reasonably satisfactory in form and substance to Parent, to be bound by the terms of this Agreement.
(d)          Involuntary Transfer.  If any involuntary Transfer of any of the Subject Shares shall occur (including, but not limited to, a sale by a Stockholder’s trustee in any bankruptcy, or a sale to a purchaser at any creditor’s or court sale), the transferee (which term, as used herein, shall include any and all transferees and subsequent transferees of the initial transferee) shall take and hold such Subject Shares subject to all of the restrictions, liabilities and rights under this Agreement, which shall continue in full force and effect until valid termination of this Agreement.
3.          Agreement to Tender; Voting Agreement.
(a)          Tender of Shares.  Subject to the terms of this Agreement, each Stockholder shall tender, pursuant to and in accordance with the terms of the Offer, the Subject Shares.  No later than ten (10) business days after commencement of the Offer, each Stockholder shall (a) deliver to the depositary designated in the Offer all documents or instruments required to be delivered by such Stockholder in order to tender the Subject Shares pursuant to the terms of the Offer, and/or (b) instruct his or its broker or such other person who is the holder of record of any Subject Shares to tender such shares for exchange in the Offer pursuant to the terms and conditions of the Offer.  Prior to the Expiration Date, each Stockholder shall not tender the
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Subject Shares into any exchange or tender offer commenced by a third party other than Parent or Sub.  Notwithstanding anything to the contrary herein, each Stockholder may withdraw such Subject Shares from the Offer at any time following the termination of this Agreement or upon the Offer being terminated in accordance with the terms of the Merger Agreement. For the avoidance of doubt, (x) each Stockholder shall not be required, for purposes of this Agreement, to exercise any unexercised Company equity award held by such Stockholder and (y) no Stockholder shall have any obligation under this Section 3 to tender (or caused to be tendered) any Subject Shares into the Offer to the extent such tender could cause such Stockholder to incur liability under Section 16(b) of the Exchange Act.
(b)          Voting Agreement.  Unless this Agreement shall have been terminated in accordance with its terms, subject to the terms of this Agreement, (i) each Stockholder hereby agrees to vote all Subject Shares that such Stockholder is entitled to vote at the time of any vote to approve and adopt the Merger Agreement and the Merger at any meeting of the stockholders of the Company, and at any adjournment thereof, at which such Merger Agreement is submitted for the consideration and vote of the stockholders of the Company and (ii) each Stockholder hereby agrees that he or it will not vote any Subject Shares in favor of, and will vote such Subject Shares against the approval of, any Company Acquisition Proposal.  Each Stockholder hereby revokes any and all previous proxies granted with respect to the Subject Shares.
(c)          Company Adverse Recommendation Change.  Notwithstanding Section 3(a) or Section 3(b) hereof, in the event of a Company Adverse Recommendation Change pursuant to Section 5.3(d) or 5.3(e) of the Merger Agreement and in compliance with the Merger Agreement, (i) the obligation of each Stockholder to tender the Subject Shares in the Offer as set forth in Section 3(a) or to vote the Subject Shares pursuant to Section 3(b) shall be modified (without any further notice or any action by the Company or such Stockholder) such that the Stockholder, in such Stockholder’s sole discretion, shall be entitled to tender or vote, as applicable, all of the Subject Shares in any manner such Stockholder may choose and upon the exercise of such discretion, the obligation of the Stockholder to tender the Subject Shares as set forth in Section 3(a) or to vote the Subject Shares pursuant to Section 3(b) shall be null and void and of no further force or effect and (ii) to the extent such Stockholder has previously tendered any Subject Shares pursuant to Section 3(a) and wishes to withdraw such Subject Shares, the Stockholder may so withdraw such Subject Shares and Parent and Sub shall promptly return, and shall cause any depository or paying agent, acting on behalf of Parent and Sub, to promptly return all tendered Subject Shares to such Stockholder.
(d)          Return of Shares.  If the Offer is terminated or withdrawn by Sub or the Merger Agreement is terminated prior to the purchase of Subject Shares in the Offer, Parent and Sub shall promptly return, and shall cause any depository or paying agent, acting on behalf of Parent and Sub, to promptly return all tendered Subject Shares to the applicable Stockholder.
4.          Directors and Officers.  Notwithstanding any provision of this Agreement to the contrary, nothing in this Agreement shall (or shall require either Stockholder to attempt to) limit or restrict any Stockholder in his capacity as a director or officer of the Company or any
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designee of the Stockholder who is a director or officer of the Company from acting in such capacity or voting in such person’s sole discretion on any matter (it being understood that this Agreement shall apply to each Stockholder solely in such Stockholder’s capacity as a stockholder of the Company).
5.          No Ownership Interest.  Nothing contained in this Agreement shall be deemed to vest in Parent or Sub any direct or indirect ownership or incidence of ownership of or with respect to any Subject Shares. All rights, ownership and economic benefits of and relating to the Subject Shares shall remain vested in and belong to the Stockholders, and neither Parent nor Sub shall have the authority by virtue of this Agreement or the transactions to be consummated pursuant hereto to manage, direct, superintend, restrict, regulate, govern, or administer any of the policies or operations of the Company or exercise any power or authority to direct the Stockholders in the voting of any of the Subject Shares to the extent such Subject Shares are entitled to be voted, except as otherwise provided herein.
6.          Representations and Warranties of the Stockholder. Each Stockholder, severally and not jointly, hereby represents and warrants to Parent and Sub as follows:
(a)          Power; Binding Agreement.  The Stockholder has full power and authority to execute and deliver this Agreement, to perform the Stockholder’s obligations hereunder and to consummate the transactions contemplated hereby.  The execution and delivery by the Stockholder of this Agreement, the performance by the Stockholder of his or its obligations hereunder and the consummation by the Stockholder of the transactions contemplated hereby have been duly and validly authorized by the Stockholder and no other actions or proceedings on the part of the Stockholder are necessary to authorize the execution and delivery by the Stockholder of this Agreement, the performance by the Stockholder of its obligations hereunder or the consummation by the Stockholder of the transactions contemplated hereby.  This Agreement has been duly executed and delivered by the Stockholder, and, assuming this Agreement constitutes a valid and binding obligation of Parent and Sub, constitutes a valid and binding obligation of the Stockholder, enforceable against the Stockholder in accordance with its terms, except that such enforceability: (i) may be limited by fraudulent transfer, reorganization, moratorium or other laws of general application affecting or relating to the enforcement of creditors’ rights generally and (ii) is subject to general principles of equity, whether considered in a proceeding at law or in equity.
(b)          No Conflicts.  Except for filings under the Exchange Act, no filing with, and no permit, authorization, consent, or approval of, any Governmental Authority is necessary for the execution and delivery by the Stockholder of this Agreement, the performance by the Stockholder of its obligations hereunder and the consummation by the Stockholder of the transactions contemplated hereby.  None of the execution and delivery by the Stockholder of this Agreement, the performance by the Stockholder of its obligations hereunder or the consummation by the Stockholder of the transactions contemplated hereby will (i) conflict with or result in any breach of any organizational documents applicable to the Stockholder; (ii) result in a violation or breach of, or constitute (with or without notice or lapse of time or both) a default
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(or give rise to any third party right of termination, cancellation, material modification or acceleration) under any of the terms, conditions or provisions of any note, loan agreement, bond, mortgage, indenture, commitment, arrangement, understanding or other agreement to which the Stockholder is a party or by which the Stockholder or any of the Stockholder’s properties or assets may be bound; or (iii) violate any order, writ, injunction, decree, judgment, order, statute, rule, or regulation applicable to the Stockholder or any of the Stockholder’s properties or assets, except, in the case of clauses (ii) and (iii), for matters that, individually or in the aggregate, would not reasonably be expected to prevent or materially delay the consummation by the Stockholder of the transactions contemplated hereby.
(c)          Ownership of Shares.  As of the date hereof, the Stockholder (i) is the beneficial owner of the shares of Company Common Stock indicated on the signature page of this Agreement, all of which are free and clear of any Liens (other than Permitted Liens).  As of the date hereof, the Stockholder does not own, beneficially or otherwise, any securities of the Company other than as indicated on the signature page of this Agreement.
(d)          Voting and Disposition Power.  The Stockholder has full voting power with respect to the Subject Shares and full power of disposition, full power to issue instructions with respect to the matters set forth herein and full power to agree to all of the matters set forth in this Agreement, in each case with respect to all of the Subject Shares. The party signing this Agreement on behalf of the Stockholder (if the Stockholder is an entity) has been duly authorized by all necessary action under the limited liability company agreement, operating agreement or similar organizational agreement of the Stockholder (“Organizational Agreement”) to execute and deliver this Agreement on behalf of the Stockholder. None of the shares of Company Common Stock indicated on the signature page of this Agreement are subject to any stockholders’ agreement, proxy, voting trust or other agreement or arrangement with respect to the voting of such Subject Shares, except as contained in the Organizational Agreement of the Stockholder.
(e)          Reliance.  The Stockholder has been represented by or had the opportunity to be represented by independent counsel of its own choosing and has had the right and opportunity to consult with its attorney, and to the extent, if any, that such Stockholder desired, such Stockholder availed itself of such right and opportunity. Stockholder is competent to execute this Agreement and has executed this Agreement free from coercion, duress or undue influence.  The Stockholder understands and acknowledges that the Company, Parent and Sub are entering into the Merger Agreement in reliance upon the Stockholder’s execution, delivery and performance of this Agreement.
(f)          Absence of Litigation.  With respect to the Stockholder, as of the date hereof, there is no action, suit, claim, proceeding, charge, arbitration or investigation pending against, or, to the actual knowledge of the Stockholder, threatened in writing against the Stockholder or any of the Stockholder’s properties or assets (including the Subject Shares) before or by any Governmental Authority that would reasonably be expected to prevent or materially delay or impair the consummation by such Stockholder of the transactions
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contemplated by this Agreement or otherwise materially impair the Stockholder’s ability to perform its obligations hereunder.
(g)          Brokers.  No broker, finder, financial advisor, investment banker or other person is entitled to any brokerage, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of the Stockholder.
7.          Representations and Warranties of Parent and Sub. Parent and Sub represent and warrant to the Stockholder as follows:
(a)          Power; Binding Agreement.  Each of Parent and Sub has full power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby.  The execution and delivery by Parent and Sub of this Agreement, the performance by each of Parent and Sub of its obligations hereunder and the consummation by Parent and Sub of the transactions contemplated hereby have been duly and validly authorized by each of Parent and Sub and no other actions or proceedings on the part of Parent or Sub are necessary to authorize the execution and delivery by Parent or Sub, the performance by either Parent or Sub of its obligations hereunder or the consummation by Parent or Sub of the transactions contemplated hereby.  This Agreement has been duly executed and delivered by each of Parent and Sub, and, assuming this Agreement constitutes a valid and binding obligation of the Stockholders, constitutes a valid and binding obligation of each of Parent and Sub, enforceable against each of Parent and Sub in accordance with its terms, subject to: (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors and (ii) rules of law governing specific performance and other equitable remedies.
(b)          No Conflicts.  Except for filings under the Exchange Act, no filing with, and no permit, authorization, consent, or approval of, any Governmental Authority is necessary for the execution and delivery by Parent or Sub of this Agreement, the performance by each of Parent or Sub of its obligations hereunder and the consummation by Parent or Sub of the transactions contemplated hereby.  None of the execution and delivery by Parent or Sub of this Agreement, the performance by each of Parent or Sub of its obligations hereunder or the consummation by Parent or Sub of the transactions contemplated hereby will (i) conflict with or result in any breach of any organizational documents applicable to Parent or Sub; (ii) result in a violation or breach of, or constitute (with or without notice or lapse of time or both) a default (or give rise to any third party right of termination, cancellation, material modification or acceleration) under any of the terms, conditions or provisions of any note, loan agreement, bond, mortgage, indenture, commitment, arrangement, understanding or other agreement to which Parent or Sub is a party or by which Parent or Sub or any of Parent’s or Sub’s properties or assets may be bound; or (iii) violate any order, writ, injunction, decree, judgment, order, statute, rule, or regulation applicable to Parent or Sub or any of Parent’s or Sub’s properties or assets, except as would not, individually or in the aggregate, reasonably be expected to prevent or materially delay the consummation of the transactions contemplated hereby.
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8.          Disclosure.  Each Stockholder shall permit the Parent and Sub to publish and disclose in all documents and schedules filed with the SEC, and any press release or other disclosure document that Parent and Sub reasonably determine to be required in connection with the Offer, the Merger and any transactions related thereto, the Stockholder’s identity and ownership of Subject Shares and the nature of the commitments, arrangements and understandings under this Agreement.  Parent and Sub shall permit each Stockholder to publish and disclose in all disclosure documents required by Law (including any Schedule 13D/A filing), the nature of the commitments, arrangements and understandings under this Agreement.
9.          Further Assurances.  Subject to the terms and conditions of this Agreement, each party shall use commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary to fulfill such party’s obligations under this Agreement.
10.          Termination.  This Agreement and the covenants and agreements set forth in this Agreement shall automatically terminate (without any further action of the parties) and shall have no further force or effect upon the Expiration Date.  Notwithstanding the foregoing, nothing set forth in this Section 10 or elsewhere in this Agreement shall relieve any party hereto from liability, or otherwise limit the liability of any party hereto, for any material breach of this Agreement.
11.          Miscellaneous Provisions.
(a)          Amendment or Supplement.  This Agreement may be amended or supplemented in any and all respects by written agreement signed by all of the parties hereto.
(b)          Extension of Time, Waiver, etc.  Any party may, subject to applicable Law, solely as to itself: (i) waive any inaccuracies in the representations and warranties of any other party hereto; (ii) extend the time for the performance of any of the obligations or acts of any other party hereto; or (iii) waive compliance by any other party with any of the agreements contained in this Agreement or, except as otherwise provided in this Agreement, waive any of such party’s conditions set forth in this Agreement.  Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.  Notwithstanding the foregoing, no failure or delay by either Stockholder, Parent or Sub in exercising any right hereunder shall operate as a waiver of rights, nor shall any single or partial exercise of such rights preclude any other or further exercise of such rights or the exercise of any other right hereunder.
(c)          Entire Agreement; No Third Party Beneficiary; Effectiveness.  This Agreement constitutes the entire agreement, and supersedes all prior agreements and understandings, both written and oral, among the parties hereto with respect to the subject matter of this Agreement.  This Agreement is not intended, and shall not be deemed, to confer any rights or remedies upon any person other than the parties hereto and their respective successors
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and permitted assigns or to otherwise create any third-party beneficiary hereto.  This Agreement shall not be effective unless and until (i) the Company Board has voted to approve the Merger Agreement, (ii) the Merger Agreement is executed by all the parties thereto, and (iii) this Agreement is executed by all the parties hereto.
(d)          Applicable Law; Jurisdiction.  This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws.  All actions and proceedings arising out of or relating to this Agreement or the negotiation, validity or performance of this Agreement, shall be heard and determined in the Court of Chancery of the State of Delaware, and the parties irrevocably submit to the jurisdiction of such court (and, in the case of appeals, the appropriate appellate court therefrom), in any such action or proceeding and irrevocably waive the defense of an inconvenient forum to the maintenance of any such action or proceeding.  The consents to jurisdiction set forth in this paragraph shall not constitute general consents to service of process in the State of Delaware and shall have no effect for any purpose except as provided in this paragraph and shall not be deemed to confer rights on any person other than the parties hereto.  The parties agree that service of any court paper may be made in any manner as may be provided under the applicable Laws or court rules governing service of process in such court.  The parties hereto agree that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law.  EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES ANY AND ALL RIGHTS TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT.
(e)          Specific Enforcement.  The parties hereto agree that irreparable damage would occur for which monetary damages would not be an adequate remedy in the event that any of the provisions of this Agreement are not performed in accordance with the terms hereof or are otherwise breached, and that the party seeking to enforce this Agreement against such nonperforming party under this Agreement shall be entitled to specific performance and the issuance of injunctive and other equitable relief.  The parties hereto further agree to waive any requirement for the securing or posting of any bond in connection with the obtaining of any such injunctive or other equitable relief, this being in addition to any other remedy to which they are entitled at law or in equity.
(f)          Assignment.  Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto, in whole or in part (whether by operation of Law or otherwise), without the prior written consent of the other parties, and any attempt to make any such assignment without such consent shall be null and void, except that Sub may assign, in its sole discretion, any or all of its rights, interests and obligations under this Agreement to any one or more direct or indirect wholly owned subsidiaries of Parent without the consent of the Stockholders, but no such assignment shall relieve Sub of any of its obligations under this Agreement.  Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties hereto and their respective successors and assigns.
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(g)                    Notices.  All notices and other communications hereunder shall be in writing and shall be deemed duly delivered: (i) two (2) Business Days after being sent by registered or certified mail, return receipt requested, postage prepaid; (ii) one (1) Business Day after being sent for next Business Day delivery, fees prepaid, via a reputable nationwide overnight courier service; or (iii) on the date of confirmation of receipt (or the first (1st) Business Day following such receipt if the date of such receipt is not a Business Day) of transmission by electronic mail or facsimile, in each case to the intended recipient as set forth below (or to such other address, electronic mail address or facsimile telephone number as such party shall have specified in a written notice given to the other parties hereto):
if to Parent or Sub:

Zebra Technologies Corporation
3 Overlook Point
Lincolnshire, Illinois 60069
Attention:          General Counsel
Email:          zebralegal@zebra.com
Facsimile No: 847-821-1492

with a copy to (which copy shall not constitute notice):

Kirkland & Ellis LLP
300 North LaSalle Street
Chicago, Illinois 60654
Attention:  R. Scott Falk, P.C. and Maggie Flores
Email:          scott.falk@kirkland.com; maggie.flores@kirkland.com
Facsimile No:  (312) 862-2200

if to the Stockholders:

[•]

with a copy to (which copy shall not constitute notice):

[•]
(h)          Severability.  Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions of this Agreement or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.  If a final judgment of a court of competent jurisdiction declares that any term or provision of this Agreement is invalid or unenforceable, the parties hereto agree that the court making such determination shall have the power to limit such term or provision, to delete specific words or phrases or to replace such term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this
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Agreement shall be valid and enforceable as so modified.  In the event such court does not exercise the power granted to it in the prior sentence, the parties hereto agree to negotiate in good faith to modify this Agreement so as to effect the original intent of the parties hereto as closely as possible in a mutually acceptable manner in order that the Agreement be consummated as originally contemplated to the fullest extent possible.
(i)          Construction.
(i)          For purposes of this Agreement, whenever the context requires: (A) the singular number shall include the plural, and vice versa; (B) the masculine gender shall include the feminine and neuter genders; (C) the feminine gender shall include the masculine and neuter genders; and (D) the neuter gender shall include the masculine and feminine genders.
(ii)          The parties hereto agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.
(iii)          As used in this Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”
(j)          Descriptive Headings.  The descriptive headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.
(k)          Counterparts; Signatures.  This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original but all of which together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties hereto and delivered to the other parties, it being understood that all parties need not sign the same counterpart.  This Agreement may be executed and delivered by facsimile transmission, by electronic mail in “portable document format” (“.pdf”) form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, or by combination of such means, each of which shall be deemed an original.
(l)          No Recourse.  Parent and Sub agree that no Stockholder (in his or its capacity as a stockholder of the Company) will be liable for claims, losses, damages, liabilities or other obligations resulting from the Company’s breach of the Merger Agreement.
(m)          Several Obligations.  The obligations of each Stockholder hereunder shall be several, and not joint, and no Stockholder shall be liable for any breach of the terms of this Agreement by any other Stockholder.

[Remainder of Page Intentionally Left Blank]
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IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed to be effective as of the date first above written.
ZEBRA TECHNOLOGIES CORPORATION

By:
Name:
Title:

WOLFDANCER ACQUISITION CORP.

By:
Name:
Title:

[Signature Page to Tender and Support Agreement]

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed to be effective as of the date first above written.
[SHAREHOLDER]
By:
Name:
Title:

Subject Shares Beneficially Owned
________shares of Company Common Stock
________ shares of Company Common Stock issuable upon exercise of outstanding options
_______shares of Company Common Stock subject to unvested restricted stock awards

[Signature Page to Tender and Support Agreement]

Exhibit B
Certificate of Incorporation
AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

XPLORE TECHNOLOGIES CORP.
ARTICLE FIRST:
The name of the corporation is Xplore Technologies Corp. (hereafter the “Corporation”).
ARTICLE SECOND:
The address of the Corporation’s registered office in the State of Delaware is 1209 Orange Street, Wilmington, Delaware, 19801, County of New Castle. The name of the registered agent at such address is The Corporation Trust Company.
ARTICLE THIRD:
The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.
ARTICLE FOURTH:
The total number of shares of stock which the Corporation has the authority to issue is One Thousand (1,000) shares of Common Stock, with a par value of $0.01 per share.
ARTICLE FIFTH:
The Corporation is to have perpetual existence.
ARTICLE SIXTH:
In furtherance and not in limitation of the powers conferred by statute, the board of directors of the Corporation is expressly authorized to make, alter or repeal the Bylaws of the Corporation.
ARTICLE SEVENTH:
Meetings of stockholders may be held within or without the State of Delaware, as the Bylaws of the Corporation may provide. The books of the Corporation may be kept outside the State of Delaware at such place or places as may be designated from time to time by the board of directors or in the Bylaws of the Corporation. Election of directors need not be by written ballot unless the Bylaws of the Corporation so provide.

ARTICLE EIGHTH:
No director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided, however, that this provision shall not eliminate or limit the liability of a director (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the General Corporation Law of the State of Delaware, or (iv) for any transaction from which the director derived an improper personal benefit.  Any repeal or modification of this Article shall not increase the liability of any director of the Corporation for any act or occurrence taking place prior to such repeal or modification, or otherwise adversely affect any right or protection of a director of this Corporation existing at the time of such repeal or modification.
ARTICLE NINTH:
The Corporation shall indemnify, in accordance with and to the full extent now or hereafter permitted by law, any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (including, without limitation, an action by or in the right of the Corporation), by reason of his acting as a director of the Corporation (and the Corporation, in the discretion of the Board of Directors, may so indemnify a person by reason of the fact that he is or was an officer or employee of the Corporation or is or was serving at the request of the Corporation in any other capacity for or on behalf of the Corporation) against any liability or expense actually and reasonably incurred by such person in respect thereof; provided, however, that, the Corporation shall not be obligated to indemnify any such person (i) with respect to proceedings, claims or actions initiated or brought voluntarily by such person and not by way of defense, or (ii) for any amounts paid in settlement of an action effected without the prior written consent of the Corporation to such settlement. Such indemnification is not exclusive of any other right to indemnification provided by law, agreement or otherwise.
ARTICLE TENTH:
The Corporation expressly elects not to be governed by Section 203 of the General Corporation Law of the State of Delaware.
ARTICLE ELEVENTH:
The Corporation reserves the right to amend, alter, change or repeal any provision contained in this certificate of incorporation in the manner now or hereafter prescribed herein and by the laws of the State of Delaware, and all rights conferred upon stockholders herein are granted subject to this reservation.
*          *          *          *          *

Exhibit C
By-Laws
BYLAWS
OF
XPLORE TECHNOLOGIES CORP.
(a Delaware Corporation)
Adopted as of [●], 2018
ARTICLE I
OFFICES
Section 1.                      Registered Office.  The registered office of the Corporation in the State of Delaware shall be located at 1209 Orange Street, Wilmington Delaware 19801, in the County of New Castle.  The name of the Corporation’s registered agent at such address shall be The Corporation Trust Company.  The registered office and/or registered agent of the Corporation may be changed from time to time by action of the Board of Directors.
Section 2.                      Other Offices.  The Corporation may also have offices at such other places, both within and without the State of Delaware, as the Board of Directors may from time to time determine or the business of the Corporation may require.
ARTICLE II
MEETINGS OF STOCKHOLDERS
Section 1.                      Place and Time of Meetings.  An annual meeting of the stockholders shall be held each year for the purpose of electing directors and conducting such other proper business as may come before the meeting.  The date, time and place of the annual meeting may be determined by resolution of the Board of Directors or as set by the President of the Corporation.
Section 2.                      Special Meetings.  Special meetings of stockholders may be called for any purpose (including, without limitation, the filling of board vacancies and newly created directorships), and may be held at such time and place, within or without the State of Delaware, as shall be stated in a notice of meeting or in a duly executed waiver of notice thereof.  Such meetings may be called at any time by two or more members of the Board of Directors, the President or the holders of shares entitled to cast not less than a majority of the votes at the meeting or the holders of fifty percent (50%) of the outstanding shares of any series or class of the Corporation’s capital stock.
Section 3.                      Place of Meetings.  The Board of Directors may designate any place, either within or without the State of Delaware, as the place of meeting for any annual meeting or for any special meeting called by the Board of Directors.  If no designation is made, or if a special meeting is otherwise called, the place of meeting shall be the principal executive office of the Corporation.
Section 4.                      Notice.  Whenever stockholders are required or permitted to take action at a meeting, written or printed notice stating the place, date, time, and, in the case of special
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meetings, the purpose(s), of such meeting, shall be given to each stockholder entitled to vote at such meeting not less than ten (10) nor more than sixty (60) days before the date of the meeting.  All such notices shall be delivered, either personally or by mail, by or at the direction of the Board of Directors, the President or the Secretary, and if mailed, such notice shall be deemed to be delivered when deposited in the United States mail, postage prepaid, addressed to the stockholder at his, her or its address as the same appears on the records of the Corporation.  Attendance of a person at a meeting shall constitute a waiver of notice of such meeting, except when the person attends for the express purpose of objecting at the beginning of the meeting to the transaction of any business because the meeting is not lawfully called or convened.
Section 5.                      Stockholders List.  The officer having charge of the stock ledger of the Corporation shall make, at least ten (10) days before every meeting of the stockholders, a complete list of the stockholders entitled to vote at such meeting arranged in alphabetical order, showing the address of each stockholder and the number of shares registered in the name of each stockholder.  Such list shall be open to the examination of any stockholder, for any purpose germane to the meeting, during ordinary business hours, for a period of at least ten (10) days prior to the meeting, either at a place within the city where the meeting is to be held, which place shall be specified in the notice of the meeting or, if not so specified, at the place where the meeting is to be held.  The list shall also be produced and kept at the time and place of the meeting during the whole time thereof, and may be inspected by any stockholder who is present.
Section 6.                      Quorum.  Except as otherwise provided by applicable law or by the Corporation’s certificate of incorporation, a majority of the outstanding shares of the Corporation entitled to vote, represented in person or by proxy, shall constitute a quorum at a meeting of stockholders.  If less than a majority of the outstanding shares are represented at a meeting, a majority of the shares so represented may adjourn the meeting from time to time in accordance with Section 7 of this Article, until a quorum shall be present or represented.
Section 7.                      Adjourned Meetings.  When a meeting is adjourned to another time and place, notice need not be given of the adjourned meeting if the time and place thereof are announced at the meeting, at which the adjournment is taken.  At the adjourned meeting the Corporation may transact any business which might have been transacted at the original meeting.  If the adjournment is for more than thirty (30) days, or if after the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting.
Section 8.                      Vote Required.  When a quorum is present, the affirmative vote of the majority of shares present in person or represented by proxy at the meeting and entitled to vote on the subject matter shall be the act of the stockholders, unless the question is one upon which by express provisions of an applicable law or of the Corporation’s certificate of incorporation a different vote is required, in which case such express provision shall govern and control the decision of such question.  Where a separate vote by class is required, the affirmative vote of the majority of shares of such class present in person or represented by proxy at the meeting shall be the act of such class, unless the question is one upon which by express provisions of an applicable law or of the Corporation’s certificate of incorporation a different vote is required, in which case such express provision shall govern and control the decision of such question.
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Section 9.                      Voting Rights.  Except as otherwise provided by the General Corporation Law of the State of Delaware or by the certificate of incorporation of the Corporation or any amendments thereto, every stockholder shall at every meeting of the stockholders be entitled to one vote in person or by proxy for each share of common stock held by such stockholder.
Section 10.                      Proxies.  Each stockholder entitled to vote at a meeting of stockholders or to express consent or dissent to corporate action in writing without a meeting may authorize another person(s) to act for him, her or it by proxy.  Every proxy must be signed by the stockholder granting the proxy or by his, her or its attorney-in-fact.  No proxy shall be voted or acted upon after three years from its date, unless the proxy provides for a longer period.  A duly executed proxy shall be irrevocable if it states that it is irrevocable and if, and only as long as, it is coupled with an interest sufficient in law to support an irrevocable power.  A proxy may be made irrevocable regardless of whether the interest with which it is coupled is an interest in the stock itself or an interest in the Corporation generally.
Section 11.                      Action by Written Consent.  Unless otherwise provided in the Corporation’s certificate of incorporation, any action required to be taken at any annual or special meeting of stockholders of the Corporation, or any action which may be taken at any annual or special meeting of such stockholders, may be taken without a meeting, without prior notice and without a vote, if a consent(s) in writing, setting forth the action so taken and bearing the dates of signature of the stockholders who signed the consent(s), shall be signed by the holders of outstanding shares of stock having not less than a majority of the shares entitled to vote, or, if greater, not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted and shall be delivered to the Corporation by delivery to its registered office in the state of Delaware, or the Corporation’s principal place of business, or an officer or agent of the Corporation having custody of the book(s) in which proceedings of meetings of the stockholders are recorded.  Delivery made to the Corporation’s registered office shall be by hand or by certified or registered mail, return receipt requested, provided, however, that no consent(s) delivered by certified or registered mail shall be deemed delivered until such consent(s) are actually received at the registered office.  All consents properly delivered in accordance with this section shall be deemed to be recorded when so delivered.  No written consent shall be effective to take the corporate action referred to therein unless, within sixty days of the earliest dated consent delivered to the Corporation as required by this section, written consents signed by the holders of a sufficient number of shares to take such corporate action are so recorded.  Prompt notice of the taking of the corporate action without a meeting by less than unanimous written consent shall be given to those stockholders who have not consented in writing.  Any action taken pursuant to such written consent(s) of the stockholders shall have the same force and effect as if taken by the stockholders at a meeting thereof.
ARTICLE III
DIRECTORS
Section 1.                      General Powers.  The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors.
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Section 2.                      Number, Election and Term of Office.  The number of directors constituting the whole Board of Directors shall initially be three (3) and shall thereafter be such a number as the Board of Directors by resolution determines.  The directors shall be elected by a plurality of the votes of the shares present in person or represented by proxy at the meeting and entitled to vote in the election of directors.  The directors shall be elected in this manner at the annual meeting of the stockholders, except as provided in Section 4 of this Article III.  Each director elected shall hold office until a successor is duly elected and qualified or until his or her earlier death, resignation or removal as hereinafter provided.
Section 3.                      Removal and Resignation.  Any director or the entire Board of Directors may be removed at any time, with or without cause, by the holders of a majority of the shares then entitled to vote at an election of directors.  Whenever the holders of any class or series are entitled to elect one or more directors by the provisions of the Corporation’s certificate of incorporation, the provisions of this section shall apply, in respect to the removal without cause or a director or directors so elected, to the vote of the holders of the outstanding shares of that class or series and not to the vote of the outstanding shares as a whole.  Any director may resign at any time upon written notice to the Corporation.
Section 4.                      Vacancies.  Except as otherwise provided by the certificate of incorporation of the Corporation or any amendments thereto, vacancies and newly created directorships resulting from any increase in the authorized number of directors may be filled by a majority of the directors then in office, though less than a quorum, by the sole remaining director, or, to the extent required by the Certificate of Incorporation or if there are no directors, by a majority vote of the holders of the Corporation’s outstanding stock entitled to vote thereon.  Each director so chosen shall hold office until a successor is duly elected and qualified or until his or her earlier death, resignation or removal as herein provided.
Section 5.                      Annual Meetings.  The annual meeting of each newly elected Board of Directors shall be held without other notice than this bylaw immediately after, and at the same place as, the annual meeting of stockholders.
Section 6.                      Other Meetings and Notice.  Regular meetings, other than the annual meeting, of the Board of Directors may be held without notice at such time and at such place as shall from time to time be determined by resolution of the board.  Special meetings of the Board of Directors may be called by or at the request of the President on at least 24 hours’ notice to each director, either personally, by telephone, by mail, or by telegraph; in like manner and on like notice the President must call a special meeting on the written request of at least a majority of the directors.
Section 7.                      Quorum, Required Vote and Adjournment.  A majority of the total number of directors shall constitute a quorum for the transaction of business.  The vote of a majority of directors present at a meeting at which a quorum is present shall be the act of the Board of Directors.  If a quorum shall not be present at any meeting of the Board of Directors, the directors present thereat may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum shall be present.
Section 8.                      Committees.  The Board of Directors may, by resolution passed by a majority of the whole board, designate one or more committees, each committee to consist of
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one or more of the directors of the Corporation, which to the extent provided in such resolution or these bylaws shall have and may exercise the powers of the Board of Directors in the management and affairs of the Corporation except as otherwise limited by law.  The Board of Directors may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee.  Such committee(s) shall have such name(s) as may be determined from time to time by resolution adopted by the Board of Directors.  Each committee shall keep regular minutes of its meetings and report the same to the Board of Directors when required.
Section 9.                      Committee Rules.  Each committee of the Board of Directors may fix its own rules of procedure and shall hold its meetings as provided by such rules, except as may otherwise be provided by a resolution of the Board of Directors designating such committee.  Unless otherwise provided in such a resolution, the presence of at least a majority of the members of the committee shall be necessary to constitute a quorum.  In the event that a member and that member’s alternate, if alternates are designated by the Board of Directors as provided in Section 8 of this Article III, of such committee is or are absent or disqualified, the member(s) thereof present at any meeting and not disqualified from voting, whether or not such member(s) constitute a quorum, may unanimously appoint another member of the Board of Directors to act at the meeting in place of any such absent or disqualified member.
Section 10.                    Communications Equipment.  Members of the Board of Directors or any committee thereof may participate in and act at any meeting of such board or committee through the use of a conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other, and participation in the meeting pursuant to this section shall constitute presence in person at the meeting.
Section 11.                     Waiver of Notice and Presumption of Assent.  Any member of the Board of Directors or any committee thereof who is present at a meeting shall be conclusively presumed to have waived notice of such meeting except when such member attends for the express purpose of objecting at the beginning of the meeting to the transaction of any business because the meeting is not lawfully called or convened.  Such member shall be conclusively presumed to have assented to any action taken unless his or her dissent shall be entered in the minutes of the meeting or unless his or her written dissent to such action shall be filed with the person acting as the Secretary of the meeting before the adjournment thereof or shall be forwarded by registered mail to the Secretary of the Corporation immediately after the adjournment of the meeting.  Such right to dissent shall not apply to any member who voted in favor of such action.
Section 12.                     Action by Written Consent.  Unless otherwise restricted by the Corporation’s certificate of incorporation, any action required or permitted to be taken at any meeting of the Board of Directors, or of any committee thereof, may be taken without a meeting if all members of the board or committee, as the case may be, consent thereto in writing, and the writing(s) are filed with the minutes of proceedings of the board or committee.
ARTICLE IV
OFFICERS
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Section 1.                      Number.  The officers of the Corporation shall be elected by the Board of Directors and shall consist of a chairman, if any is elected, a President, one or more Vice Presidents, a Secretary, one or more Assistant Secretaries, a Treasurer, and such other officers and assistant officers as may be deemed necessary or desirable by the Board of Directors.  Any number of offices may be held by the same person, except that no person may simultaneously hold the office of President and Secretary.  In its discretion, the Board of Directors may choose not to fill any office for any period as it may deem advisable.
Section 2.                      Election and Term of Office.  The officers of the Corporation shall be elected annually by the Board of Directors at its first meeting held after each annual meeting of stockholders or as soon thereafter as conveniently may be.  The President shall appoint other officers to serve for such terms as he or she deems desirable.  Vacancies may be filled or new offices created and filled at any meeting of the Board of Directors.  Each officer shall hold office until a successor is duly elected and qualified or until his or her earlier death, resignation or removal as hereinafter provided.
Section 3.                      Removal.  Any officer or agent elected by the Board of Directors may be removed by the Board of Directors whenever in its judgment the best interests of the Corporation would be served thereby, but such removal shall be without prejudice to the contract rights, if any, of the person so removed.
Section 4.                      Vacancies.  Any vacancy occurring in any office because of death, resignation, removal, disqualification or otherwise, may be filled by the Board of Directors for the unexpired portion of the term by the Board of Directors then in office.
Section 5.                      Compensation.  Compensation of all officers shall be fixed by the Board of Directors, and no officer shall be prevented from receiving such compensation by virtue of his or her also being a director of the Corporation.
Section 6.                      The Chairman of the Board.  The Chairman of the Board, if one shall have been elected, shall be a member of the board, an officer of the Corporation, and, if present, shall preside at each meeting of the Board of Directors or stockholders.  He shall advise the President, and in the President’s absence, other officers of the Corporation, and shall perform such other duties as may from time to time be assigned to him by the Board of Directors.
Section 7.                      The President.  The President shall be the chief executive officer of the corporation.  In the absence of the Chairman of the Board of Directors or if a Chairman of the Board of Directors shall have not been elected, the President (i) shall preside at all meetings of the stockholders and Board of Directors at which he or she is present; (ii) subject to the powers of the Board of Directors, shall have general charge of the business, affairs and property of the corporation, and control over its officers, agents and employees; and (iii) shall see that all orders and resolutions of the Board of Directors are carried into effect.  The President shall, with the consultation of the Chairman of the Board of Directors if one shall have been elected, set the agenda for meetings of the Board of Directors.  The President shall have such other powers and perform such other duties as may be provided in these bylaws.
Section 8.                      Vice-Presidents.  The Vice-President, if any, or if there shall be more than one, the Vice-Presidents in the order determined by the Board of Directors shall, in the
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absence or disability of the President, act with all of the powers and be subject to all the restrictions of the President.  The Vice-Presidents shall also perform such other duties and have such other powers as the Board of Directors, the President or these bylaws may, from time to time, prescribe.
Section 9.                      The Secretary and Assistant Secretaries.  The Secretary shall attend all meetings of the Board of Directors, all meetings of the committees thereof and all meetings of the stockholders and record all the proceedings of the meetings in a book(s) to be kept for that purpose.  Under the President’s supervision, the Secretary (i) shall give, or cause to be given, all notices required to be given by these bylaws or by law; (ii) shall have such powers and perform such duties as the Board of Directors, the President or these bylaws may, from time to time, prescribe; and (iii) shall have custody of the corporate seal of the Corporation.  The Secretary, or an Assistant Secretary, shall have authority to affix the corporate seal to any instrument requiring it and when so affixed, it may be attested by his or her signature or by the signature of such Assistant Secretary.  The Board of Directors may give general authority to any other officer to affix the seal of the Corporation and to attest the affixing by his or her signature.  The Assistant Secretary, or if there be more than one, the Assistant Secretaries in the order determined by the Board of Directors, shall, in the absence or disability of the Secretary, perform the duties and exercise the powers of the Secretary and shall perform such other duties and have such other powers as the Board of Directors, the President, or Secretary may, from time to time, prescribe.
Section 10.                      The Treasurer and Assistant Treasurers.  The Treasurer (i) shall have the custody of the corporate funds and securities; (ii) shall keep full and accurate accounts of receipts and disbursements in books belonging to the Corporation; (iii) shall deposit all monies and other valuable effects in the name and to the credit of the Corporation as may be ordered by the Board of Directors; (iv) shall cause the funds of the Corporation to be disbursed when such disbursements have been duly authorized, taking proper vouchers for such disbursements; (v) shall render to the President and the Board of Directors, at its regular meeting or when the Board of Directors so requires, an account of the Corporation; and (vi) shall have such powers and perform such duties as the Board of Directors, the President or these bylaws may, from time to time, prescribe.  If required by the Board of Directors, the Treasurer shall give the Corporation a bond (which shall be rendered every six years) in such sums and with such surety or sureties as shall be satisfactory to the Board of Directors for the faithful performance of the duties of the office of Treasurer and for the restoration to the Corporation, in case of death, resignation, retirement, or removal from office, of all books, papers, vouchers, money, and other property of whatever kind in the possession or under the control of the Treasurer belonging to the Corporation.  The Assistant Treasurer, or if there shall be more than one, the Assistant Treasurers in the order determined by the Board of Directors, shall in the absence or disability of the Treasurer, perform the duties and exercise the powers of the Treasurer.  The Assistant Treasurers shall perform such other duties and have such other powers as the Board of Directors, the President or Treasurer may, from time to time, prescribe.
Section 11.                      Other Officers, Assistant Officers and Agents.  Officers, assistant officers and agents, if any, other than those whose duties are provided for in these bylaws, shall have such authority and perform such duties as may from time to time be prescribed by resolution of the Board of Directors.
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Section 12.                      Absence or Disability of Officers.  In the case of the absence or disability of any officer of the Corporation and of any person hereby authorized to act in such officer’s place during such officer’s absence or disability, the Board of Directors may by resolution delegate the powers and duties of such officer to any other officer or to any director, or to any other person whom it may select.
ARTICLE V
CERTIFICATES OF STOCK
Section 1.                      Form.  Every holder of stock in the Corporation shall be entitled to have a certificate, signed by, or in the name of the Corporation by (i) the Chairman of the Board, the President or a Vice-President and (ii) the Secretary or an Assistant Secretary of the Corporation, certifying the number of shares owned by such holder in the Corporation.  If such a certificate is countersigned (1) by a transfer agent or an assistant transfer agent other than the Corporation or its employee or (2) by a registrar, other than the Corporation or its employee, the signature of any such chairman of the board, President, Vice-President, Secretary, or Assistant Secretary may be facsimiles.  In case any officer(s) who have signed, or whose facsimile signature(s) have been used on, any such certificate(s) shall cease to be such officer(s) of the Corporation whether because of death, resignation or otherwise before such certificate(s) have been delivered by the Corporation, such certificate(s) may nevertheless be issued and delivered as though the person or persons who signed such certificate(s) or whose facsimile signature(s) have been used thereon had not ceased to be such officer(s) of the Corporation.  All certificates for shares shall be consecutively numbered or otherwise identified.  The name of the person to whom the shares represented thereby are issued, with the number of shares and date of issue, shall be entered on the books of the Corporation.  Shares of stock of the Corporation shall only be transferred on the books of the Corporation by the holder of record thereof or by such holder’s attorney duly authorized in writing, upon surrender to the Corporation of the certificate(s) for such shares endorsed by the appropriate person(s), with such evidence of the authenticity of such endorsement, transfer, authorization, and other matters as the Corporation may reasonably require, and accompanied by all necessary stock transfer stamps.  In that event, it shall be the duty of the Corporation to issue a new certificate to the person entitled thereto, cancel the old certificate(s), and record the transaction on its books.  The Board of Directors may appoint a bank or trust company organized under the laws of the United States or any state thereof to act as its transfer agent or registrar, or both in connection with the transfer of any class or series of securities of the Corporation.
Section 2.                      Lost Certificates.  The Board of Directors may direct a new certificate(s) to be issued in place of any certificate(s) previously issued by the Corporation alleged to have been lost, stolen, or destroyed, upon the making of an affidavit of that fact by the person claiming the certificate of stock to be lost, stolen, or destroyed.  When authorizing such issue of a new certificate(s), the Board of Directors may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen, or destroyed certificate(s), or his or her legal representative, to give the Corporation a bond sufficient to indemnify the Corporation against any claim that may be made against the Corporation on account of the loss, theft or destruction of any such certificate or the issuance of such new certificate.
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Section 3.                      Fixing a Record Date for Stockholder Meetings.  In order that the Corporation may determine the stockholders entitled to notice of or to vote at any meeting of stockholders or any adjournment thereof, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board of Directors, and which record date shall not be more than sixty nor less than ten days before the date of such meeting.  If no record date is fixed by the Board of Directors, the record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders shall be the close of business on the day immediately preceding the day on which notice is given, or if notice is waived, at the close of business on the day immediately preceding the day on which the meeting is held.  A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board of Directors may fix a new record date for the adjourned meeting.
Section 4.                      Fixing a Record Date for Action by Written Consent.  In order that the Corporation may determine the stockholders entitled to consent to corporate action in writing without a meeting, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board of Directors, and which date shall not be more than ten days after the date upon which the resolution fixing the record date is adopted by the Board of Directors.  If no record date has been fixed by the Board of Directors, the record date for determining stockholders entitled to consent to corporate action in writing without a meeting, when no prior action by the Board of Directors is required by statute, shall be the first date on which a signed written consent setting forth the action taken or proposed to be taken is delivered to the Corporation by delivery to its registered office in the State of Delaware, its principal place of business, or an officer or agent of the Corporation having custody of the book in which proceedings of meetings of stockholders are recorded.  Delivery made to the Corporation’s registered office shall be by hand or by certified or registered mail, return receipt requested.  If no record date has been fixed by the Board of Directors and prior action by the Board of Directors is required by statute, the record date for determining stockholders entitled to consent to corporate action in writing without a meeting shall be at the close of business on the day on which the Board of Directors adopts the resolution taking such prior action.
Section 5.                      Fixing a Record Date for Other Purposes.  In order that the Corporation may determine the stockholders entitled to receive payment of any dividend or other distribution or allotment or any rights of the stockholders entitled to exercise any rights in respect of any change, conversion or exchange of stock, or for the purposes of any other lawful action, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted, and which record date shall be not more than sixty days prior to such action.  If no record date is fixed, the record date for determining stockholders for any such purpose shall be at the close of business on the day on which the Board of Directors adopts the resolution relating thereto.
Section 6.                      Registered Stockholders.  Prior to the surrender to the Corporation of the certificate(s) for a share(s) of stock with a request to record the transfer of such share(s), the Corporation may treat the registered owner as the person entitled to receive dividends, to vote, to receive notifications, and otherwise to exercise all the rights and powers of an owner.  The
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Corporation shall not be bound to recognize any equitable or other claim to or interest in such share(s) on the part of any other person, whether or not it shall have express or other notice thereof.
Section 7.                      Subscriptions for Stock.  Unless otherwise provided for in the subscription agreement, subscriptions for shares shall be paid in full at such time, or in such installments and at such times, as shall be determined by the Board of Directors.  Any call made by the Board of Directors for payment on subscriptions shall be uniform as to all shares of the same class or as to all shares of the same series.  In case of default in the payment of any installment or call when such payment is due, the Corporation may proceed to collect the amount due in the same manner as any debt due the Corporation.
ARTICLE VI
INDEMNIFICATION
Section 1.                      Right to Indemnification.  Each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a “proceeding”), by reason of the fact that he or she is or was a director or an officer of the Corporation or is or was serving at the request of the Corporation as a director, officer or trustee of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan (hereinafter an “indemnitee”), whether the basis of such proceeding is alleged action in an official capacity as a director, officer or trustee or in any other capacity while serving as a director, officer or trustee, shall be indemnified and held harmless by the Corporation to the fullest extent permitted by Delaware law, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than such law permitted the Corporation to provide prior to such amendment), against all expense, liability and loss (including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) reasonably incurred or suffered by such indemnitee in connection therewith; provided, however, that, except as provided in Section 3 with respect to proceedings to enforce rights to indemnification, the Corporation shall indemnify any such indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by the Board of Directors of the Corporation.
Section 2.                      Right to Advancement of Expenses.  In addition to the right to indemnification conferred in Section 1, an indemnitee shall also have the right to be paid by the Corporation the expenses (including attorney’s fees) incurred in defending any such proceeding in advance of its final disposition (hereinafter an “advancement of expenses”); provided, however, that, if the Delaware General Corporation Law requires, an advancement of expenses incurred by an indemnitee in his or her capacity as a director or officer (and not in any other capacity in which service was or is rendered by such indemnitee, including, without limitation, service to an employee benefit plan) shall be made only upon delivery to the Corporation of an undertaking (hereinafter an “undertaking”), by or on behalf of such indemnitee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal (hereinafter a “final adjudication”) that such indemnitee is not entitled to be indemnified for such expenses under this Section 2 or otherwise.
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Section 3.                      Right of Indemnitee to Bring Suit.  If a claim under Section 1 or 2 is not paid in full by the Corporation within 60 days after a written claim has been received by the Corporation, except in the case of a claim for an advancement of expenses, in which case the applicable period shall be 20 days, the indemnitee may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim. If successful in whole or in part in any such suit, or in a suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the indemnitee shall be entitled to be paid also the expense of prosecuting or defending such suit. In (i) any suit brought by the indemnitee to enforce a right to indemnification hereunder (but not in a suit brought by the indemnitee to enforce a right to an advancement of expenses) it shall be a defense that, and (ii) in any suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the Corporation shall be entitled to recover such expenses upon a final adjudication that, the indemnitee has not met any applicable standard for indemnification set forth in the Delaware General Corporation Law. Neither the failure of the Corporation (including its directors who are not parties to such action, a committee of such directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such suit that indemnification of the indemnitee is proper in the circumstances because the indemnitee has met the applicable standard of conduct set forth in the Delaware General Corporation Law, nor an actual determination by the Corporation (including its directors who are not parties to such action, a committee of such directors, independent legal counsel, or its stockholders) that the indemnitee has not met such applicable standard of conduct, shall create a presumption that the indemnitee has not met the applicable standard of conduct or, in the case of such a suit brought by the indemnitee, be a defense to such suit
Section 4.                      Non-Exclusivity of Rights.  The rights to indemnification and to the advancement of expenses conferred in this Article shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, the Corporation’s Certificate of Incorporation, these By-Laws, agreement, vote of stockholders or directors or otherwise.
Section 5.                      Insurance.  The Corporation may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the Delaware General Corporation Law.
Section 6.                      Indemnification of Employees and Agents.  The Corporation may, to the extent authorized from time to time by the Board of Directors, grant rights to indemnification and to the advancement of expenses to any employee or agent of the Corporation to the fullest extent of the provisions of this Article with respect to the indemnification and advancement of expenses of directors and officers of the Corporation.
Section 7.                      Nature of Rights.  (a) The rights conferred upon indemnitees in this Article shall be contract rights and such rights shall continue as to an indemnitee who has ceased to be a director, officer or trustee and shall inure to the benefit of the indemnitee’s heirs, executors and administrators. Any amendment, alteration or repeal of this Article that adversely affects any right of an indemnitee or its successors shall be prospective only and shall not limit
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or eliminate any such right with respect to any proceeding involving any occurrence or alleged occurrence of any action or omission to act that took place prior to such amendment or repeal.
(b) Notwithstanding anything in this Article or these By-Laws to the contrary, this Article shall apply only to acts and omissions occurring at or before the Effective Time (as defined in the Agreement and Plan of Merger by and among the Corporation, Zebra Technologies Corporation, a Delaware corporation, and Wolfdancer Acquisition Corp., a Delaware corporation, as it may be amended from time to time).  For the avoidance of doubt, this Article shall apply to proceedings commencing after the Effective Time if they relate to an act or omission occurring before the Effective Time.
ARTICLE VII
GENERAL PROVISIONS
Section 1.                      Dividends.  Dividends upon the capital stock of the Corporation, subject to the provisions of the certificate of incorporation, if any, may be declared by the Board of Directors at any regular or special meeting, pursuant to law.  Dividends may be paid in cash, in property, or in shares of the capital stock, subject to the provisions of the certificate of incorporation.  Before payment of any dividend, there may be set aside out of any funds of the Corporation available for dividends such sum(s) as the directors from time to time, in their absolute discretion, think proper as a reserve(s) to meet contingencies, or for equalizing dividends, or for repairing or maintaining any property of the Corporation, or any other purpose and the directors may modify or abolish any such reserve in the manner in which it was created.
Section 2.                      Checks, Drafts or Orders.  All checks, drafts, or other orders for the payment of money by or to the Corporation and all notes and other evidences of indebtedness issued in the name of the Corporation shall be signed by such officer(s), agent(s) of the Corporation, and in such manner, as shall be determined by resolution of the Board of Directors or a duly authorized committee thereof.
Section 3.                      Contracts.  The Board of Directors may authorize any officer(s), or any agent(s), of the Corporation to enter into any contract or to execute and deliver any instrument in the name of and on behalf of the Corporation, and such authority may be general or confined to specific instances.
Section 4.                      Loans.  The Corporation may lend money to, or guarantee any obligation of, or otherwise assist any officer or other employee of the Corporation or of its subsidiary, including any officer or employee who is a director of the Corporation or its subsidiary, whenever, in the judgment of the directors, such loan, guaranty or assistance may reasonably be expected to benefit the Corporation.  The loan, guaranty or other assistance may be with or without interest, and may be unsecured, or secured in such manner as the Board of Directors shall approve, including, without limitation, a pledge of shares of stock of the Corporation.  Nothing in this section contained shall be deemed to deny, limit or restrict the powers of guaranty or warranty of the Corporation at common law or under any statute.
Section 5.                      Fiscal Year.  The fiscal year of the Corporation shall be fixed by resolution of the Board of Directors.
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Section 6.                      Corporate Seal.  The Board of Directors shall provide a corporate seal which shall be in the form of a circle and shall have inscribed thereon the name of the Corporation and the words “Corporate Seal, Delaware.”  The seal may be used by causing it or a facsimile thereof to be impressed or affixed or reproduced or otherwise.
Section 7.                      Voting Securities Owned By Corporation.  Voting securities in any other corporation held by the Corporation shall be voted by the President, unless the Board of Directors specifically confers authority to vote with respect thereto, which authority may be general or confined to specific instances, upon some other person or officer.  Any person authorized to vote securities shall have the power to appoint proxies, with general power of substitution.
Section 8.                      Inspection of Books and Records.  Any stockholder of record, in person or by attorney or other agent, shall, upon written demand under oath stating the purpose thereof, have the right during the usual hours for business to inspect for any proper purpose the Corporation’s stock ledger, a list of its stockholders, and its other books and records, and to make copies or extracts therefrom.  A proper purpose shall mean any purpose reasonably related to such person’s interest as a stockholder.  In every instance where an attorney or other agent shall be the person who seeks the right to inspection, the demand under oath shall be accompanied by a power of attorney or such other writing which authorizes the attorney or other agent to so act on behalf of the stockholder.  The demand under oath shall be directed to the Corporation at its registered office in the State of Delaware or at its principal place of business.
Section 9.                      Section Headings.  Section headings in these bylaws are for convenience of reference only and shall not be given any substantive effect in limiting or otherwise construing any provision herein.
Section 10.                      Inconsistent Provisions.  In the event that any provision of these bylaws is or becomes inconsistent with any provision of the Corporation’s certificate of incorporation, the General Corporation Law of the State of Delaware or any other applicable law, such provision of these bylaws shall not be given any effect to the extent of such inconsistency but shall otherwise be given full force and effect.
ARTICLE VIII
AMENDMENTS
These bylaws may be amended, altered, or repealed and new bylaws adopted at any meeting of the Board of Directors by a majority vote.  The fact that the power to adopt, amend, alter, or repeal the bylaws has been conferred upon the Board of Directors shall not divest the stockholders of the same powers.

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Annex I
Conditions to the Offer
Notwithstanding any other provision of the Agreement or the Offer and in addition to (and not in limitation of) Sub’s right to extend and amend the Offer pursuant to the provisions of the Agreement, Sub shall not be required to (and Parent shall not be required to cause Sub to) accept for purchase or, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act, pay for any shares of Company Common Stock validly tendered and not properly withdrawn pursuant to the Offer if any of the following conditions exist or have occurred and are continuing at the scheduled Expiration Time of the Offer:
(a)          Minimum Condition.  The number of shares of Company Common Stock validly tendered (and not properly withdrawn) prior to the expiration of the Offer (but excluding shares tendered pursuant to guaranteed delivery procedures that have not yet been received), together with the shares of Company Common Stock then owned by Sub, do not represent at least one share more than 50% of the Fully Diluted Shares (the then outstanding shares of Company Common Stock on a fully diluted basis) (the “Minimum Condition”).  “Fully Diluted Shares” means, as of any date of determination, the sum of (i) the aggregate number of shares of Company Common Stock issued and outstanding on such date, plus (ii) the aggregate number of shares of Company Common Stock issuable upon the exercise, conversion or vesting of all outstanding Company Options, Company RSUs and all other outstanding options, warrants and other rights to purchase or acquire shares of Company Common Stock on such date.
(b)          Restraints.  Any Restraint shall be in effect enjoining or otherwise prohibiting consummation of the Offer or the Merger.
(c)          Governmental Consents.  The approvals under the Antitrust Laws applicable to the consummation of the Offer and the Merger shall not have been received.
(d)          Representations and Warranties.  The representations and warranties of the Company (as qualified by the Company Disclosure Letter) (i) set forth in Sections 3.5 shall not be true and correct in all respects (other than in a de minimis manner) as of the Expiration Time with the same effect as though made as of the Expiration Time, (ii) set forth in Sections 3.1, 3.2, 3.10 and 3.22 shall not be true and correct in all material respects as of the Expiration Time with the same effect as though made as of the Expiration Time (except to the extent expressly made as of an earlier date, in which case as of such earlier date), and (iii) set forth in the Agreement, other than those Sections specifically identified in clauses (i) and (ii) of this paragraph (c), shall not be true and correct (disregarding all qualifications or limitations as to “materiality”, “Material Adverse Effect” and words of similar import set forth therein) as of the Expiration Time with the same effect as though made as of the Expiration Time (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except, in the case of this clause (iii), where the failure to be true and correct would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.  Parent shall not have received a certificate signed on behalf of the Company by an executive officer of the Company to such effect.

(e)          Compliance with Covenants.  The Company shall have failed to comply with or perform in all material respects its obligations required to be complied with or performed by it prior to the Expiration Time under the Agreement and such failure shall not have been cured by the Expiration Time. Parent shall not have received a certificate signed on behalf of the Company by an executive officer of the Company to such effect.
(f)          Company Material Adverse Effect Condition.  Since the date of the Agreement there shall have been any effect, change, event or occurrence that, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect.
(g)          No Termination of Agreement.  This Agreement shall have been terminated in accordance with its terms.
(h)          Closing Aggregate Consideration.  The aggregate of (x) Closing Net Debt plus (y) all amounts payable in the Offer and the Merger in respect of Company Securities, Company Options and Company RSUs shall be less than or equal to $90,000,000.
The foregoing conditions are for the sole benefit of Parent and Sub and, other than the Minimum Condition, may be waived by Parent and Sub in whole or in part at any time and from time to time in their sole discretion, in each case subject to the terms and conditions of this Agreement and to the extent such waiver is permitted by applicable Law. The failure by Parent, Sub or any other affiliate of Parent at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right, the waiver of any such right with respect to particular facts and circumstances shall not be deemed a waiver with respect to any other facts and circumstances and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time.
The capitalized terms used in this Annex I shall have the meanings set forth in the Agreement to which it is annexed.